      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1999

                                                      REGISTRATION NO. 333-78459
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                 AMENDMENT NO. 4

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                              NEXTEL PARTNERS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                        4813                  91-1930918
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization)  Classification Code Number) Identification No.)

                                 ---------------

         4500 CARILLON POINT, KIRKLAND, WASHINGTON 98033, (425) 828-1713 (Address, including ZIP code, and telephone number, including area code, of the Registrant's principal executive offices)

                                 ---------------

                              DONALD MANNING, ESQ.
                               4500 CARILLON POINT
                           KIRKLAND, WASHINGTON 98033
                                 (425) 828-1713
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                 ---------------

                                    COPY TO:
                              BRUCE R. KRAUS, ESQ.
                            WILLKIE FARR & GALLAGHER
                               787 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 728-8000

                                 ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED JULY 26, 1999.


                       [NEXTEL PARTNERS INC. LOGO OMITTED]

                               EXCHANGE OFFER FOR
                       14% SENIOR DISCOUNT NOTES DUE 2009

--------------------------------------------------------------------------------
     This is an offer to exchange the outstanding, unregistered Nextel Partners 14% Senior Discount Notes you now hold for new, substantially identical 14% Senior Discount Notes that will be free of the transfer restrictions that apply to the old notes. This offer will expire at 5:00 p.m., New York City time, on
     , 1999, unless we extend it.

     The new notes will not trade on any established exchange. The new notes have the same financial terms and covenants as the old notes, and are subject to the same business and financial risks.

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DESCRIPTION OF THOSE RISKS.

     Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                                        , 1999

                               TABLE OF CONTENTS


                                                PAGE
Nextel Partners .........................         1
Risk Factors ............................        10
Use of Proceeds .........................        19
Capitalization ..........................        20
Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations ............        21
Where You Can Find More
   Information ..........................        32
Delivery of Prospectus ..................        32
Business ................................        33
Regulation ..............................        54
Management ..............................        58
Certain Relationships and Related
   Transactions .........................        63

                                                PAGE
Ownership of Capital Stock and
   Principal Stockholders ...............        72
The Exchange Offer ......................        76
Description of the Notes ................        86
Book-Entry; Delivery and Form ...........       123
Description of Credit Facility ..........       125
Material United States Federal
   Income Tax Consequences ..............       127
Plan of Distribution ....................       130
Legal Matters ...........................       131
Experts .................................       131
Index to Consolidated Financial
   Statements ...........................       F-1
Index to Pro Forma Unaudited
   Consolidated Financial
   Statements ...........................       P-1

                                NEXTEL PARTNERS

     Nextel Partners provides, or is preparing to provide, digital wireless communications services in mid-sized and smaller markets throughout the United States. We are the only wireless service provider licensed to use the Nextel (Registered Trademark) brand name in these markets, and offer the same package of digital wireless communications services that Nextel Communications uses in its own markets.

     We are building our systems to be operationally seamless with those of Nextel, so that customers of each company are able to roam within and between the two companies' systems with equal ease and at no additional charge. Together, our facilities and those of Nextel will operate as a single, nationwide wireless communications system that we call the Digital Mobile Network.

     We currently offer three services accessible through a single device:

     o    cellular telephone service;

     o the Nextel Direct Connect(SM) feature that allows users to contact co-workers instantly, one-to-one or on a conference call

     o    the ability to receive pages and short text messages.

     We have rights to use the Nextel brand name and radio frequencies in our territory which includes markets where 33 million people live or work and will use the same Motorola iDEN(TM) technology Nextel uses in our network. We also have operating agreements with Nextel that give us access to facilities which monitor the network, including the switches that direct calls to their destinations, customer activation, billing, customer care and other back-office support services, technology improvements and employee training.

     We currently operate in five markets in Hawaii and upstate New York, where
4.5 million people live or work. We expect to launch service in four additional markets by the end of 1999, and expect to serve a total of 39 markets where
22.4 million people live or work by the end of 2001.

     On January 29, 1999, we raised, or had irrevocable commitments for, $989.4 million in debt and equity capital, which we believe will be sufficient to fund our initial network build-out and anticipated operating losses through 2003.

     Our principal executive offices are located at 4500 Carillon Point, Kirkland, Washington 98033. Our telephone number is (425) 828-1713.

BUSINESS STRATEGY

     Our current strategy for success in the competitive market for wireless communications services includes the following key elements:

     o concentrating our sales efforts on mobile workers, including personnel in the transportation, delivery, real property and facilities management, construction and building trades, and landscaping and other service sectors;

     o adopting pricing strategies which we believe will prove both profitable and attractive to customers;

     o developing efficient, uniform operations to support our customer activation, billing and customer care activities; and

     o developing relationships with vendors and distributors similar to those agreed to with Nextel.

                               THE EXCHANGE OFFER


The Exchange Offer..........   We are offering to exchange $1,000 principal
                               amount at maturity of Nextel Partners 14% Senior
                               Discount Notes due 2009 which have been
                               registered under the Securities Act for each $1,000 principal amount at maturity of Nextel
                               Partners outstanding 14% Senior Discount Notes due 2009 which were issued on January 29, 1999 in a private offering. In order to be exchanged, an old note must be properly tendered and accepted.
                               We will exchange all notes validly tendered and not validly withdrawn. There is $800.0 million aggregate principal amount at maturity of old notes outstanding.

Expiration and
 Exchange Dates..............  This offer will expire at 5:00 p.m., New York
                               City time, on        , 1999 unless we extend it,
                               and we will consummate the exchange on the next business day.

Registration Rights.........   You have the right to exchange the old notes
                               that you now hold for new notes with
                               substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

Conditions..................   This offer is subject to various conditions. We
                               reserve the right to terminate or amend the offer at any time before the expiration date if specified events occur.

Withdrawal Rights...........   You may withdraw your tender of old notes at
                               any time before the offer expires.

Material Federal Income Tax
 Consequences of
 the Exchange................. Willkie Farr & Gallagher has acted as our counsel in rendering an opinion as to all material federal income tax consequences of the exchange. It is their opinion that the exchange will not be a taxable event for United States federal income tax purposes and thus, you will not recognize any taxable gain or loss or any interest income as a result of such exchange.

Resale Without Further
 Registration...............   We believe that the new notes may be offered
                               for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities
                               Act so long as the following statements are true:

                               o   you acquire the new notes issued in the
                                   exchange offer in the ordinary course of your business;

                               o   you are not one of our "affiliates," as
                                   defined in Rule 405 of the Securities Act of 1933, as amended; and

                               o you are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer.

                               By tendering your notes as described below, you will be making representations to this effect.


Transfer Restrictions on
 New Notes..................   You may incur liability under the Securities
                               Act if:

                               (1) any of the representations listed above
                                   are not true; and

                               (2) you transfer any new note issued to you in
                                   the exchange offer without:

                                   o    delivering a prospectus meeting the
                                        requirements of the Securities Act, or

                                   o    qualifying for an exemption under the
                                        Securities Act's requirements to
                                        register your new notes.

                               We do not assume or indemnify you against any such liability. Each broker-dealer that is issued new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for an offer to resell, a resale or other transfer of the new notes issued to it in the exchange offer.

Procedures for Tendering
 Old Notes..................   Each holder of old notes who wishes to accept
                               the exchange offer must:

                               o complete, sign and date the accompanying letter of transmittal, or a facsimile thereof, or

                               o arrange for The Depository Trust Company to transmit certain required information to the exchange agent in connection with a book-entry transfer.

                               You must mail or otherwise deliver such
                               documentation and your old notes to The Bank of New York, the exchange agent, at the address set forth under "The Exchange Offer-- Exchange Agent."

Failure to Exchange Will
 Affect You Adversely.......   If you are eligible to participate in the
                               exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to some restrictions on transfer. Accordingly, the liquidity of the old notes could be adversely affected.

Special Procedures for
 Beneficial Owners..........   If you beneficially own old notes registered in
                               the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
 Procedures..................  You may comply with the procedures described in this prospectus under the heading "The Exchange Offer-- Guaranteed Delivery Procedures" if you wish to tender your old notes and:

                               o time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer,

                               o   you cannot complete the procedure for
                                   book-entry transfer on time, or

                               o   your old notes are not immediately available.

                                 THE NEW NOTES

     The new notes have the same financial terms and covenants as the old notes, which are as follows:

Issuer......................   Nextel Partners, Inc.

Maturity....................   February 1, 2009.

Accreted Value
 and Interest................  The aggregate accreted value of the notes will increase from $406.4 million at issuance on January 29, 1999 at a rate of 14% per year, compounded semi-annually, to their aggregate principal amount of $800 million at February 1, 2004.

                               Beginning on and after February 1, 2004, cash interest will accrue at the rate of 14% per year, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2004.

Ranking.....................   The new notes are:

                               (1) senior unsecured indebtedness of Nextel
                                   Partners, ranking equally in right of
                                   payment with all existing and future senior unsecured obligations of Nextel Partners;

                               (2) senior in right of payment to all existing
                                   and future subordinated obligations of
                                   Nextel Partners; and

                               (3) effectively subordinated to all secured
                                   obligations of Nextel Partners to the
                                   extent of the value of the assets securing those obligations.

                               Our operations are conducted through our subsidiaries, effectively subordinating the new notes to all existing and future obligations of our subsidiaries, including the borrowings under the credit facility and trade payables of our subsidiaries. At March 31, 1999, our subsidiaries had $193.8 million in outstanding liabilities, including trade payables, of which $175 million were secured obligations.

Optional Redemption.........   On or after February 1, 2004, we will have the
                               right to redeem any or all of the new notes at their principal amount at maturity plus accrued interest and a premium initially equal to 7.0% and declining annually after that date.

                               In addition, before February 1, 2002, we have the right to use the net cash proceeds of qualifying offerings of stock to redeem up to 35% of the sum of the issue price of the old notes plus any principal or interest that shall have accrued from the issue date of the old notes at a redemption price equal to 114% of their accreted value. For more information, see "Description of the Notes--Optional Redemption."

Material Federal Income Tax
 Consequences of Holding
 the Notes .................   Willkie Farr & Gallagher has acted as our
                               counsel in rendering an opinion as to all material federal income tax consequences of holding the notes. It is their opinion that the accretion of the notes from their original issue price to their principal amount will produce taxable ordinary interest income in the amount of the accretion for holders of the notes during the accretion period. The Internal
                               Revenue Code calls this original issue discount.
                               For more information, see "Material United
                               States Federal Income Tax Consequences."

Change of Control...........   If an event treated as our change of control
                               occurs, we must make an offer to purchase any and all of the new notes then outstanding from you at a cash purchase price equal to 101% of the accreted value of the new notes to the purchase date (if prior to February 1, 2004) or 101% of the aggregate principal amount of the new notes, plus accrued and unpaid interest, if any, to the date of purchase (if on or after February 1, 2004). For a summary of what constitutes a change of control, see "Description of the Notes--Covenants--Change of Control."


Covenants...................   The indenture under which the old notes have
                               been and the new notes are being issued contains covenants for your benefit which, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

                               o   incur indebtedness;

                               o   make certain payments;

                               o enter into certain transactions, including transactions with affiliates;

                               o   engage in any business other than
                                   telecommunications;

                               o   create liens;

                               o   pay dividends or make other distributions;

                               o issue or sell shares of capital stock of certain subsidiaries; and

                               o   consolidate, merge or sell all or
                                   substantially all of our assets or the assets of our subsidiaries.

                               The indenture allows modification and amendment of these and other covenants by a vote of holders of a majority in aggregate principal amount of the notes, subject to exceptions described in the indenture. Also, holders of a majority in aggregate principal amount of the notes may waive our compliance with certain other restrictive covenants in the indenture.

     For additional information regarding the notes, see "Description of the Notes" and "Material United States Federal Income Tax Consequences."

                                  RISK FACTORS

     See "Risk Factors" immediately following this summary for a discussion of risks relating to the new notes, all of which apply to the old notes as well.

                  SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED
                    FINANCIAL INFORMATION AND OPERATING DATA
                             (DOLLARS IN THOUSANDS)


     We have summarized below our historical consolidated financial data as of March 31, 1999 and December 31, 1998 and for the three month periods ended March 31, 1999 and 1998 and for the year ended December 31, 1998 and the unaudited pro forma financial and other data for the three month period ended March 31, 1999 and the year ended December 31, 1998. The pro forma unaudited consolidated statement of operations and cash flows for the three month period ended March 31, 1999 and for the year ended December 31, 1998 gives effect to the issuance of the old notes and the application of $130.9 million of the net proceeds therefrom representing the return of capital dividend payment made to Nextel on January 29, 1999 as if they had occurred on the first day of such period. We raised approximately $633.5 million in gross cash proceeds on January 29, 1999 through cash equity investments of $52.1 million, borrowings under the credit facility of $175.0 million and the issuance of the old notes of approximately $406.4 million. We have made the conservative assumption that the dividend to Nextel was paid using the proceeds of the old notes since it currently carries the highest interest rate. We believe the unaudited historical interim consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments necessary for the fair presentation of our financial position and results of operations. The pro forma operating results shown below are not necessarily indicative of what actual results would have been for the three month period ended March 31, 1999 and for the full year ended December 31, 1998. The historical operating data presented below are derived from our records.


     Please read this table together with Management's Discussion and Analysis of Financial Condition and Results of Operations, our audited consolidated financial statements and the notes thereto and the pro forma unaudited financial statements and accompanying discussion and notes thereto included elsewhere in this prospectus.

                                                          AS OF AND FOR THE THREE                 AS OF AND FOR THE YEAR
                                                       MONTH PERIODS ENDED MARCH 31,              ENDED DECEMBER 31, 1998
                                               --------------------------------------------- ---------------------------------
                                                                    1999
                                                    1999      AS ADJUSTED FOR       1998                   AS ADJUSTED FOR THE
                                                   ACTUAL       THE OFFERING       ACTUAL       ACTUAL          OFFERING
                                               ------------- ----------------- ------------- ------------ --------------------
                                                (UNAUDITED)     (UNAUDITED)     (UNAUDITED)                    (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Operating revenues:
 Service revenues ............................ $  3,493          $   3,493       $    153     $   3,745        $   3,745
 Equipment revenues ..........................      811                811             --         1,564            1,564
                                               --------          ---------       --------     ---------        ---------
Total revenues ...............................    4,304              4,304            153         5,309            5,309
                                               --------          ---------       --------     ---------        ---------
Operating expenses:
 Cost of service revenues ....................    3,106              3,106            301         6,108            6,108
 Cost of equipment revenues ..................    1,718              1,718             --         2,935            2,935
 Selling, general and administrative .........    5,231              5,231            713        13,531           13,531
 Deferred compensation .......................      641                641             --           447              447
 Depreciation and amortization ...............    2,515              2,515            229         4,586            4,586
                                               --------          ---------       --------     ---------        ---------
Total operating expenses .....................   13,211             13,211          1,243        27,607           27,607
                                               --------          ---------       --------     ---------        ---------
Loss from operations .........................   (8,907)            (8,907)        (1,090)      (22,298)         (22,298)
Interest expense .............................   12,529             14,114             --            --           20,020
Interest income ..............................    4,013              4,013             --            --               --
                                               --------          ---------       --------     ---------        ---------
Loss before income tax provision .............  (17,423)           (19,008)        (1,090)      (22,298)         (42,318)
Income tax provision .........................       --                 --             --            --               --
                                               --------          ---------       --------     ---------        ---------
Net loss ..................................... $(17,423)         $ (19,008)      $ (1,090)    $ (22,298)       $ (42,318)
                                               ========          =========       ========     =========        =========

                                                         AS OF AND FOR THE THREE                  AS OF AND FOR THE YEAR
                                                      MONTH PERIODS ENDED MARCH 31,               ENDED DECEMBER 31, 1998
                                              --------------------------------------------- -----------------------------------
                                                                   1999
                                                   1999      AS ADJUSTED FOR       1998                     AS ADJUSTED FOR THE
                                                  ACTUAL       THE OFFERING       ACTUAL        ACTUAL           OFFERING
                                              ------------- ----------------- ------------- -------------- --------------------
                                               (UNAUDITED)     (UNAUDITED)     (UNAUDITED)                      (UNAUDITED)
OTHER DATA:
Ratio of earnings to fixed charges (1) .......  $     --        $     --                      $       --        $       --
Working capital (2) ..........................  $463,446                                      $   (5,755)
EBITDA as adjusted (3) .......................  $ (5,751)       $ (5,751)       $    (861)    $  (17,265)       $  (17,265)
Capital expenditures (4) .....................  $  7,385        $  7,385        $  45,476     $  104,334        $  104,334
Cash flows provided by (used in)
  operating activities .. ....................  $  5,727        $  5,727        $     473     $  (14,791)       $  (14,791)
Cash flows used in investing activities ......  $ (9,585)       $ (9,585)       $ (45,476)    $ (104,334)       $ (104,334)
Cash flows provided by financing activities ..  $304,654        $304,654        $  45,003     $  119,141        $  119,141



                                                                    AS OF               AS OF
                                                               MARCH 31, 1999     DECEMBER 31, 1998
                                                                   ACTUAL              ACTUAL
                                                              ----------------   ------------------
                                                                 (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and restricted cash (5) .........       $475,812            $     16
Current assets ............................................       $482,207            $  3,240
Plant, property and equipment, net ........................       $112,950            $107,948
FCC operating licenses, net ...............................       $133,048            $133,180
Non current assets ........................................       $155,391            $136,478
Total assets ..............................................       $750,548            $247,666
Current liabilities .......................................       $ 18,761            $  8,995
Long term debt ............................................       $591,178            $     --
Total shareholders' equity ................................       $140,609            $238,671

----------
(1) "Earnings" is defined as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, and taxes. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest. For the year ended December 31, 1998, earnings were insufficient to cover fixed charges by $28.6 million. On a pro forma basis for the same period, earnings would have been insufficient to cover fixed charges by $48.6 million. For the three month period ended March 31, 1999, earnings were insufficient to cover fixed charges by $18.2 million. On a pro forma basis for the three month period ended March 31, 1999, earnings would have been insufficient to cover fixed charges by $19.8 million. The difference between all amounts disclosed above and net loss represents interest capitalized by us.

(2) Working capital is defined as the excess (deficiency) of current assets over current liabilities.

(3) EBITDA as adjusted represents net loss before interest expense, interest income, depreciation, amortization and deferred compensation expense. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While EBITDA as adjusted should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, we have presented EBITDA as adjusted to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. EBITDA as adjusted is not a measure determined under generally accepted accounting principles. Also, EBITDA as adjusted as calculated above may not be comparable to similarly titled measures reported by other companies.


(4) Capital expenditures are cash outlays during the period related to depreciable property, plant and equipment. Capital expenditures are required to purchase network equipment, such as switching and radio transmission equipment. Capital expenditures also include purchases of other equipment used for administrative purposes, such as office equipment and computer and telephone systems.

(5) Restricted cash reflects the cash collateral account maintained under the credit facility equal to borrowings outstanding, until the FCC has approved the transfer applications.

                                 RISK FACTORS

     Before tendering the old notes in the exchange offer, you should carefully consider the following risk factors. The new notes, like the old notes, entail the following risks:

WE NEED TO BUILD SUBSTANTIAL NETWORK FACILITIES AND DEVELOP A CUSTOMER BASE BEFORE WE CAN GENERATE EARNINGS TO SERVICE OUR DEBT

     Nextel Partners had no operating history until January 29, 1999, and the networks we acquired on that date only had a few months of operating history. We expect to spend significant amounts for site acquisition, construction, testing and deployment before our commencement of full-scale commercial operations. If we fail to complete the commercial launch of our portion of the Digital Mobile Network on schedule or if we fail to achieve significant and sustained growth in our revenues and earnings from operations, we will not have sufficient cash from operations to repay or refinance the notes and our other debt.

OUR SUBSIDIARIES MAY NOT BE IN A POSITION TO PAY US THE CASH WE NEED TO MAKE PAYMENTS ON THE NOTES

     We are a holding company and conduct our business principally through operating subsidiaries. Accordingly, we depend on payments from our subsidiaries to provide the cash necessary to make the payments on the notes. Our subsidiaries may not generate earnings sufficient to enable us to meet our payment obligations.

     Our principal operating subsidiary is the primary obligor on a $275.0 million credit facility that is structurally senior to the notes, secured by the operating assets and a pledge of the stock of our subsidiaries, and contains covenants that restricts dividends and other payments to us by our subsidiaries. Future debt agreements of our subsidiaries likely will also impose significant restrictions on the ability of our subsidiaries to pay dividends or make other payments to us that would be necessary to make interest payments on the notes or to repay the notes at maturity.

BECAUSE THE NOTES ARE STRUCTURALLY SUBORDINATED TO THE OBLIGATIONS OF OUR SUBSIDIARIES, YOU MAY NOT BE FULLY REPAID IF WE BECOME INSOLVENT

     All of our operating assets are held directly by our subsidiaries. As a result, the notes are structurally subordinated to the debts and other obligations of our subsidiaries. This means that creditors of our subsidiaries, including trade creditors, have and will have direct claims against our subsidiaries and would receive payments from the assets of our subsidiaries or assets pledged as security before you would receive any payments if we become insolvent. The indenture relating to the notes permits our subsidiaries to incur additional debt that would be structurally senior to the notes.

BECAUSE THE NOTES THAT YOU HOLD ARE UNSECURED, YOU MAY NOT BE FULLY REPAID IF WE BECOME INSOLVENT

     The notes are not secured by any of our assets or those of our subsidiaries. Therefore, you may not be fully repaid if we become insolvent. In addition, the indenture relating to the notes permits us to incur additional secured debt. If we incur secured debt, and we become insolvent, the holders of the secured debt would receive payments from the assets used as security before you receive payments.

WE HAVE SUBSTANTIAL EXISTING DEBT AND WILL INCUR SUBSTANTIAL ADDITIONAL DEBT, SO WE MAY BE UNABLE TO MAKE PAYMENTS ON THE NOTES THAT YOU HOLD

     As of March 31, 1999, we had approximately $609.9 million of indebtedness, of which $591.2 million were secured obligations. The indenture relating to the notes permits us to incur additional indebtedness, and if we expand the scope of our business plan, we would expect to borrow substantial additional funds, which may include secured borrowings. A higher level of debt may make it more difficult for us to repay you.

OUR EXISTING DEBT INCLUDE RESTRICTIVE AND FINANCIAL COVENANTS WHICH WE MAY NOT BE ABLE TO MEET IN THE FUTURE AND THEREBY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES YOU HOLD

     The indenture relating to the notes and the credit facility contain certain covenants that, among other things, restrict our or our subsidiaries' ability to:

     o   incur additional debt;

     o pay dividends or distributions on, or redeem or repurchase, capital stock;

     o   create liens on assets;

     o   make investments, loans or advances;

     o   issue or sell capital stock of certain of our subsidiaries;

     o   enter into transactions with affiliates;

     o   enter into sale and leaseback transactions;

     o   enter into a merger, consolidation or sale of assets; or

     o   engage in any other business other than telecommunications.

     In addition, the credit facility imposes financial covenants which require our principal subsidiary to comply with specified financial ratios and tests, including minimum interest coverage ratios, maximum leverage ratios, minimum service revenues, minimum subscriber units and covered populations, minimum EBITDA as adjusted requirements and minimum fixed charge coverage ratios. If the financial covenants are not met, the lenders under the credit facility will be entitled to declare such indebtedness immediately due and payable.

     We cannot assure you that we or our subsidiaries will be able to meet these requirements or satisfy these covenants in the future which may affect our ability to repay you.


WE MIGHT NOT HAVE CASH FROM OPERATIONS FROM WHICH TO MAKE PAYMENTS ON THE NOTES YOU HOLD

     For the period ended March 31, 1999, we had a deficiency in our ratio of earnings to fixed charges of approximately $18.2 million. We expect to incur substantial operating losses and negative cash flows during our first several years of operation and, according to our business plan, we do not contemplate a positive cash flow from operations until 2003. We cannot assure you that we will become profitable or sustain profitability in the future. Accordingly, we may not have sufficient funds to make payments on the notes that you hold when cash interest payments begin in 2004.

WE MAY BE UNABLE TO REFINANCE OUR DEBT WHEN PAYMENTS ON THE NOTES BEGIN

     To prevent a default under the notes, we might need additional financing or refinancing. Our failure to pay cash interest on the notes as required would result in defaults under our other debt agreements, including our principal operating subsidiary's credit facility. We cannot assure you that we will be able to effect such a financing transaction on acceptable terms, if at all.

IF AN EVENT CONSTITUTING A CHANGE IN CONTROL OF NEXTEL PARTNERS OCCURS, WE MAY BE UNABLE TO FULFILL OUR OBLIGATION TO PURCHASE YOUR NOTES

     The credit facility prohibits us from purchasing any of the notes before their stated maturity. In the event we become subject to a change of control at a time when we are prohibited from purchasing the notes, we intend to seek the consent of our lenders to purchase the notes or attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay the borrowings, our failure to purchase the tendered notes would constitute an event of default under the indenture, which would in turn result in a default under the credit facility. Even if we obtain the consent, we cannot assure you that we will have sufficient resources to repurchase the notes following the change of control.

THERE IS NO PUBLIC MARKET FOR THE NEW NOTES, SO YOU MAY BE UNABLE TO SELL THE NEW NOTES

     The new notes are new securities for which there is currently no public market. We do not intend to apply for listing of the new notes on any national securities exchange or for the inclusion of the new notes in any automated quotation system. Accordingly, we cannot assure you that an active market for the new notes will develop. Consequently, the new notes will be relatively illiquid, and you may be unable to sell your new notes, even though they will not be subject to the transfer restrictions that apply to the old notes.

ORIGINAL ISSUE DISCOUNT WILL BE INCLUDED IN YOUR GROSS INCOME FOR U.S. FEDERAL TAX PURPOSES BEFORE YOU RECEIVE ANY CASH PAYMENTS ON THE NOTES

     Cash interest on the notes generally will not be payable prior to August 1, 2004. However, because the old notes were issued at a substantial discount from their stated principal amount at maturity, original issue discount will be includible in the gross income of a holder of the notes for U.S. federal income tax purposes in advance of the receipt of cash payments on the notes.

IF BANKRUPTCY PETITION WERE FILED BY OR AGAINST US, YOU MAY RECEIVE A LESSER AMOUNT FOR YOUR CLAIM THAN YOU WOULD BE ENTITLED TO UNDER THE INDENTURE, AND YOU MAY REALIZE TAXABLE GAIN OR LOSS UPON PAYMENT OF YOUR CLAIM

     If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after issuance of the notes, the claim of a holder of notes with respect to the accreted value of the notes may be limited to an amount equal to the sum of:

     (1) the initial offering price for the notes; and

     (2) that portion of the original issue discount that is not deemed to constitute "unmatured interest" within the meaning of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture, even if sufficient funds are available. In addition, to the extent that the U.S. Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, holder of notes may realize taxable gain or loss upon payment of the holder's claim in bankruptcy.

DIFFICULTIES IN CONSTRUCTING AND OPERATING OUR PORTION OF THE DIGITAL MOBILE NETWORK COULD INCREASE ITS ESTIMATED COSTS AND DELAY ITS SCHEDULED COMPLETION, THEREBY ADVERSELY AFFECTING OUR ABILITY TO GENERATE REVENUE

     The development and operation of our portion of the Digital Mobile Network involves a high degree of risk. Before we are in a position to commence operations in our unbuilt markets, we will need to:

     o select and acquire appropriate sites for our transmission equipment, commonly called cell sites,

     o purchase and install low-power transmitters, receivers and control equipment, which are collectively referred to as the base radio,

     o   build out the physical infrastructure, and

     o   test the network.

     Our ability to successfully perform these necessary steps may be hindered by, among other things, any failure:

     o to lease or obtain rights to sites for the location of our base radio equipment;

     o to obtain necessary zoning and other local approvals with respect to the placement, construction and modification of our facilities;

     o to acquire additional necessary radio frequencies from third parties or to exchange radio frequency licenses with Nextel;

     o to commence and complete the construction of sites for our equipment in a timely and satisfactory manner; and

     o to obtain necessary approvals, licenses and permits from federal, state and local agencies, including land use regulatory approvals and approval from the Federal Aviation Administration with respect to the transmission towers that we will be using.

     In addition, we may experience cost overruns and delays not within our control caused by acts of governmental entities, design changes, material and equipment shortages, delays in delivery and catastrophic occurrences. Any failure to construct our portion of the Digital Mobile Network on a timely basis may affect our ability to provide services in our markets on a schedule consistent with our current business plan, and any significant delays could have a material adverse effect on our business.

WE COULD NEED ADDITIONAL FINANCING IN ORDER TO COMPLETE OUR PORTION OF THE DIGITAL MOBILE NETWORK, WHICH MIGHT BE EXPENSIVE OR IMPOSSIBLE TO OBTAIN

     If we encounter unanticipated construction cost overruns or incur additional costs beyond those currently reflected in our business plan, we would require additional financing that may not be permitted by the financial covenants in our debt agreements. If that financing is unavailable, we could have inadequate cash flow to service our debt.

     Such failure could also result in the delay or abandonment of some or all of our acquisition, development and expansion plans and expenditures and thereby adversely affect our business.

OUR NETWORK MUST HAVE SUFFICIENT CAPACITY TO SUPPORT OUR ANTICIPATED CUSTOMER GROWTH

     Our business plan depends on the proper and timely construction of our portion of the Digital Mobile Network with adequate capacity to accommodate anticipated new customers and the related increase in usage of our network. This plan relies on:

     o the availability of a sufficient quantity of sites for our transmission equipment,

     o the availability and quality of the infrastructure equipment necessary to operate our network,

     o the availability of subscriber units used by our customers to receive our services, and

     o the ability to add capacity to serve additional customers as they are added to the network.

     We cannot assure you that we will not experience delays in the availability of, or unanticipated difficulties in obtaining, these items, which may adversely affect our ability to attract customers.

WE MUST DEVELOP EFFECTIVE BUSINESS PRACTICES AND PROCEDURES TO MAINTAIN CUSTOMER SATISFACTION

     Critical to our business plan is our success in attracting and retaining large numbers of customers to our portion of the Digital Mobile Network to generate revenue.

     In order to do so, we must develop effective procedures for customer activation, customer service, billing and other support services. Even if our system is functional on a technical level, we could lose customers if they are displeased with the quality of our customer service operations.

OUR BUSINESS STRATEGY DEPENDS ON THE SUCCESSFUL AND CONTINUED INTEGRATION OF OUR PORTION OF THE DIGITAL MOBILE NETWORK WITH NEXTEL'S PORTION

     Pursuant to operating agreements, Nextel provides us with important services and assistance, including a license to use the Nextel brand name and the sharing of switches, devices that direct calls to their destinations. These services are critical to the successful integration of our network with Nextel's as well as to the overall success of our business.

     Our business plan depends on our ability to implement an integrated customer service, network management and billing system with Nextel's systems that allows our network to operate with Nextel's network to provide our and Nextel's customers with "seamless" service. Integration requires that numerous and diverse computer hardware and software systems work together. Any failure to integrate these information systems on schedule may have an adverse effect on our ability to achieve the revenues contemplated by the plan.

WE MUST COMPLETE OUR PORTION OF THE DIGITAL MOBILE NETWORK BY SET DEADLINES OR OTHERWISE RISK LOSING NEXTEL'S SUPPORT

     Our agreements with Nextel require us to construct our portion of the Digital Mobile Network to specific standards and by set deadlines. Our failure to do so may constitute a material default under the operating agreements that would give Nextel the right to terminate these agreements. The non-renewal or termination of the operating agreements would adversely affect our financial condition and eliminate our ability to carry out our current business plan and strategy.

WE MAY BE REQUIRED TO IMPLEMENT MATERIAL CHANGES ADOPTED BY NEXTEL WHICH MAY NOT BE BENEFICIAL TO OUR BUSINESS

     If Nextel adopts material changes to its operations, including the adoption of new technologies, the operating agreements give Nextel the right to require similar changes to our operations. Even if the change is beneficial to Nextel, the effect on our business may differ due to differences in markets and customers. We cannot assure you that such changes would not adversely affect our business.

IF NEXTEL EXPERIENCES BUSINESS PROBLEMS IT COULD ADVERSELY AFFECT OUR BUSINESS

     Our business plan depends on Nextel completing its portion of the Digital Mobile Network on schedule. If Nextel encounters financial problems or operating difficulties relating to its portion of the Digital Mobile Network, our affiliation and dependence on Nextel may adversely affect our business, including the quality of our services and the ability of our customers to roam in the entire network.

WE ARE ENTIRELY DEPENDENT ON MOTOROLA FOR TELECOMMUNICATIONS EQUIPMENT NECESSARY FOR THE OPERATION OF OUR BUSINESS

     Motorola, Inc. is our sole-source supplier of transmitters used in our network and handset equipment used by our customers and we rely on Motorola to manufacture a substantial portion of the equipment necessary to construct our portion of the Digital Mobile Network. We expect that for the foreseeable future, Motorola and competing manufacturers who are licensed by Motorola will be the only manufacturers of this equipment. If Motorola becomes unable to deliver such equipment, or refuses to do so on reasonable terms, our business would be adversely affected.

THE TRANSMISSION TECHNOLOGY USED IN THE DIGITAL MOBILE NETWORK IS DIFFERENT FROM THAT USED BY MOST OTHER WIRELESS CARRIERS, AND, AS A RESULT, WE MIGHT NOT BE ABLE TO KEEP PACE WITH INDUSTRY STANDARDS IF MORE WIDELY-USED TECHNOLOGIES ADVANCE.

     The Digital Mobile Network uses scattered, non-contiguous radio spectrum near the frequencies used by cellular carriers. Because of their fragmented character, these frequencies traditionally were only usable for two-way radio calls, such as those used to dispatch taxis and delivery vehicles. Nextel became able to use these frequencies to provide a wireless telephone service competitive with cellular only when Motorola developed a proprietary technology it calls "iDEN (Trade Mark) ". We and Nextel are currently the only major wireless service providers utilizing iDEN technology in the United States, and iDEN phones are not currently designed to roam onto other wireless networks.

     Future technological advancements may enable other wireless technologies to equal or exceed our current levels of service, and render iDEN technology obsolete. If Motorola is unable to upgrade or improve iDEN technology or develop other technology to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we will be less able to compete effectively and could lose customers to our competitors.

OUR ABILITY TO CHANGE TECHNOLOGY IS LIMITED BY THE TECHNOLOGICAL REQUIREMENTS OF OUR FRAGMENTED RADIO SPECTRUM AND OUR AGREEMENTS WITH NEXTEL

     The iDEN technology is currently the only wireless industry technology in general use on the spectrum we control. Our agreements with Nextel require us to use the iDEN technology in the deployment of our system and prevent us from adopting any new communications technology without Nextel's consent. Therefore, even if we wished to change our technology for competitive reasons, our options to do so might be limited by the unavailability of alternative technologies, or by Nextel's decision not to consent.


CERTAIN SIGNIFICANT SHAREHOLDERS REPRESENTED ON OUR BOARD OF DIRECTORS MAY HAVE INTERESTS THAT CONFLICT WITH OURS AND YOURS

     Nextel, DLJ Merchant Banking Partners II and Eagle River Investments have the right to designate members to our board of directors. We cannot be certain that any conflicts that arise between our interests and those of these shareholders will always be resolved in our favor.

     Pursuant to a shareholders' agreement and the joint venture agreement, the approval of the director selected by Nextel is required in order for us to:

     o   dispose of all or substantially all of our assets,

     o   broaden the scope of our business, or

     o   make a material change in our technology.

     The approval of a director selected by DLJ Merchant Banking is currently required for significant matters, including:

     o   the determination of compensation and benefits of senior management,

     o modifications of our long-term business strategy or scope of business, or

     o   material modifications of any material customer relationships.

     These approvals relate to significant transactions and such decisions by the director could involve a conflict between our interests and those of the shareholder appointing the director, which may not be resolved in our favor.

     In addition, Nextel has preemptive rights relating to any public offering of our capital stock by us or DLJ Merchant Banking. Moreover, under certain circumstances, Nextel has the ability, and our shareholders have the ability to cause Nextel, to purchase all of our outstanding capital stock.

     Eagle River, which is owned and controlled by Craig O. McCaw, has interests in a number of other telecommunications companies and ventures, including significant investments in Nextel, NEXTLINK Communications, which provides telephone and other telecommunications services to businesses, and Teledesic Corporation, which is building a satellite constellation to provide data services worldwide. NEXTLINK and Teledesic are not currently our competitors but could in the future. We do not have a noncompetition agreement with Eagle River, and thus these investments and future investments by Eagle River may create a conflict of interest.


WE FACE COMPETITION FROM OTHER WIRELESS SERVICE PROVIDERS AND OTHER COMMUNICATIONS TECHNOLOGIES, PUTTING DOWNWARD PRESSURE ON PRICES

     We compete for market share and customers with current or potential cellular and digital wireless communications service providers, including AT&T Wireless Services, Sprint PCS, Bell Atlantic, BellSouth, Southwestern Bell, PrimeCo Personal Communications and Airtouch. Many of our competitors have financial resources, subscriber bases and name recognition greater than ours. Our competitors may offer prospective customers equipment subsidies or discounts that are substantially greater than those, if any, that we could offer and may offer services to customers at prices that are below prices that we are able or willing to offer. Such competition may cause downward pressures on prices, which may adversely affect our profits.


     In the future, wireless services may also compete more directly with traditional telephone service providers who offer services over wirelines and with cable operators who may expand their services by offering traditional telecommunications services over their cable systems. In addition, we expect to compete with other communications technologies, such as paging and global satellite networks. Moreover, we may face competition from technologies that may be introduced in the future. All such competition is expected to be intense. We cannot assure you that we will be able to attract enough customers either to compete successfully or implement our business plan in this environment.


REGULATORY AUTHORITIES EXERCISE CONSIDERABLE POWER OVER OUR OPERATIONS, WHICH COULD BE EXERCISED AGAINST OUR INTERESTS AND IMPOSE ADDITIONAL UNANTICIPATED COSTS

     The FCC and relevant state telecommunications authorities regulate our business to a substantial degree. The regulation of the wireless telecommunications industry is subject to constant change. New rules and regulations may be adopted pursuant to the Communications Act of 1934, as amended by Telecommunications Act of 1996. The Telecommunications Act provided for significant deregulation of the U.S. telecommunications industry and such legislation remains subject to judicial review and additional FCC rulemaking. As a result, we cannot predict the effect that the legislation and any FCC rulemaking may have on our future operations. We must comply with all applicable regulations to conduct our business. Modifications of our business plans or operations to comply with changing regulations or certain action taken by regulatory authorities might increase our costs of providing service and adversely affect our financial condition.

     The FCC has the right to revoke licenses at any time for cause, including failure to comply with the terms of the licenses, failure to continue to qualify for the licenses, malfeasance or other misconduct. In addition, at the end of a ten-year term, we will have to apply to the FCC for renewal of some of our licenses to provide our core services which combine wireless telephone service with dispatch and paging features. We cannot assure you that these licenses will be renewed.

THE COMPLETION OF OUR PORTION OF THE DIGITAL MOBILE NETWORK DEPENDS ON APPROVAL BY THE FCC OF THE TRANSFER OF LICENSES TO US FROM NEXTEL

     As an equity contribution to Nextel Partners, Nextel has contributed certain licenses for use in the operation of our markets to a wholly owned subsidiary, whose shares will be transferred to us following approval by the FCC. Pending FCC approval, we have the right to use the frequencies covered by these licenses under a management agreement. However, failure to obtain FCC approval by January 29, 2000 constitutes an event of default under the credit facility and any indebtedness outstanding under the credit facility may be accelerated. We cannot assure you that the FCC will grant approval of the transfer of control of these licenses.

WE MAY FACE ADDITIONAL COST AND OTHER ADVERSE EFFECTS DUE TO YEAR 2000 ISSUES

     Many computer systems and software programs may not function properly in the year 2000 and beyond because of a once common programming standard which used two digits instead of four digits to signify a year. These computer systems and software programs read the year "1999" as "99" and not "1999." Because of this, the year 2000 may appear as the year 1900, which could result in system failures or disruptions. This problem is often referred to as the "Year 2000" issue.

     If we are unable to fix a material Year 2000 problem, we could experience an interruption or failure of our business operations. Likewise, if parties upon which we depend for products or service, especially Motorola, Nextel or the operators of public telephone networks in markets where we operate, are unable to fix a material Year 2000 problem, a resulting interruption or failure of their ability to provide products or services could hurt us.

THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS

     Some statements and information contained in this prospectus are not historical facts, but are forward-looking statements. They can be identified by the use of forward-looking words such as "believes", "expects", "plans", "may", "will", "would", "could", "should" or "anticipates" or the negative or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Such forward-looking statements include, but are not limited to:

     o our business plan, its advantages and our strategy for implementing our plan and meeting our scheduled build-out for commercial launch of our portion of the Digital Mobile Network;

     o general economic conditions in the geographic areas and occupational markets that represent our portion of the Digital Mobile Network;

     o our expectation regarding the continued successful performance and market acceptance of the technology we use;

     o   our ability to attract and retain sufficient customers; and

     o our anticipated capital expenditures, funding and levels of debt and our expectations regarding additional debt, including our ability to access to sufficient debt or equity capital to meet our operating and financing needs.

     We warn you that these forward-looking statements are only predictions, subject to risks and uncertainties, including financial, regulatory environment, industry growth and trend predictions. Actual events or results can differ materially from those expressed or implied, including those set forth under "Risk Factors."

                                USE OF PROCEEDS

     Nextel Partners will not receive any cash proceeds from the issuance of the new notes as described in this prospectus. Nextel Partners will receive in exchange for the new notes, old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any change in the indebtedness of Nextel Partners.

     The net proceeds from the offering of the old notes, the cash equity contributions, the capital contributions by Nextel and Motorola and the borrowings under the credit facility which we received on January 29, 1999, the closing date of these capitalization transactions, are being used to complete our portion of the Digital Mobile Network and to fund operating losses and working capital through 2003, when we expect to achieve positive operating cash flow for the full fiscal year.

     The following table shows the sources and anticipated uses of the proceeds from the capitalization transactions through 2003:

                SOURCES AND ANTICIPATED USES OF FUNDS AND ASSETS
                                  (IN MILLIONS)


SOURCES:
Gross proceeds of the offering of
   old notes ............................  $  406.4
Revolving borrowings under credit
   facility (1) .........................     100.0
Term borrowings under credit
   facility (1) .........................     175.0
Cash equity contributed .................      52.1
Committed cash equity (2) ...............     104.3
Motorola contribution ...................      18.4
Nextel contribution .....................     133.2
                                           --------
Total sources ...........................  $  989.4
                                           ========



USES:
Nextel capital expenditure
   reimbursement ........................  $  115.8
Nextel and Eagle River operating
   loss reimbursement ...................      17.6
Capital expenditures ....................     486.5
Operating losses ........................      71.9
Transaction expenses, net cash
   interest and working capital .........      97.8
FCC licenses ............................     133.2
Excess cash .............................      66.6
                                           --------
Total uses ..............................  $  989.4
                                           ========


----------
(1) Nextel Partners' principal operating subsidiary entered into a $275.0 million credit facility of which $100.0 million is a reducing revolving credit facility and $175.0 million is a term loan facility. The term loan was drawn down on January 29, 1999. See "Description of Credit Facility."

(2) Of the $104.3 million of committed cash equity, the subscription and contribution agreement provides that $52.1 million will be funded no later than December 31, 1999 and the remainder will be funded no later than December 31, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Relationships and Related Transactions--The Subscription and Contribution Agreement."

                                CAPITALIZATION
                            (Dollars in thousands)

     The following table sets forth as of March 31, 1999, the capitalization of Nextel Partners. This table should be read in conjunction with the unaudited Summary Historical and Pro Forma Consolidated Financial Information and Operating Data and the audited and pro forma unaudited consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                                                  ACTUAL
                                                                                  AS OF
                                                                              MARCH 31, 1999
                                                                             ---------------
                                                                               (UNAUDITED)
Cash and cash equivalents and restricted cash (1) ........................     $  475,812
                                                                               ==========
Debt:
  Credit facility (2) ....................................................     $  175,000
  14% senior discount notes due 2009 (3) .................................        416,178
                                                                               ----------
  Total long-term debt ...................................................        591,178
                                                                               ----------

Shareholders' equity:
  Series B redeemable or convertible preferred stock due 2010 (4) ........              2
  Convertible preferred stock ............................................             28
  Class A common stock and additional paid-in capital ....................          6,733
  Warrants outstanding ...................................................          3,847
  Other paid-in capital ..................................................        298,259
  Subscription receivable ................................................       (122,655)
  Deferred compensation ..................................................         (5,629)
  Accumulated deficit ....................................................        (39,976)
                                                                               ----------
   Total shareholders' equity ............................................        140,609
                                                                               ----------
   Total capitalization ..................................................     $  731,787
                                                                               ==========

----------
(1) Restricted cash reflects the cash collateral account maintained under the credit facility equal to the $175.0 million borrowings outstanding at March 31, 1999. These funds will not be available until the FCC has approved the transfer of control of the licenses held by Nextel WIP License Corp. from Nextel to Nextel Partners.

(2) Nextel Partners Operating Corp. entered into a $275.0 million credit facility, and on January 29, 1999, it drew down the $175.0 million term loan facility. See "Description of Credit Facility."

(3)   Represents the accreted value of the notes as of March 31, 1999.


(4) Relates to redeemable or convertible preferred stock held by a subsidiary of Nextel. The stock is subject to mandatory redemption by Nextel Partners 375 days after the stated maturity of the notes. Nextel Partners may elect under certain circumstances to pay the redemption price by issuing Series C convertible preferred stock for each share of Series B redeemable or convertible preferred stock so redeemed as long as an IPO has not occurred.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Certain of the statements contained in the following discussion of our financial condition and results of operations are forward-looking statements. For a discussion of important factors, including but not limited to, the build-out of our portion of the Digital Mobile Network, actions of regulatory authorities and competitors, and other factors that could cause results to differ materially from the forward-looking statements, see "Risk Factors."

     Please read this discussion together with the unaudited Summary Historical and Pro Forma Consolidated Financial Information and Operating Data, the audited consolidated financial statements and the notes thereto and the pro forma unaudited financial statements and accompanying discussion and notes thereto included elsewhere in this prospectus.

     Our historical results discussed in this section and throughout this prospectus include the Nextel operations we assumed as part of our initial capitalization which occurred on January 29, 1999. See Note 1 of our audited consolidated financial statements for a discussion of the basis of presentation.

GENERAL

     We currently operate in five markets in Hawaii and upstate New York where
4.5 million people live or work. We expect to launch service in four additional markets by the end of 1999, and expect to serve a total of 39 markets where
22.4 million people live or work by the end of 2001. Our upstate New York and Hawaii markets launched commercial service in July and September of 1998, respectively.

     At March 31, 1998, we had no subscribers. Our revenue for the three month period then ended consisted of fees we received for Nextel's customers roaming on our portion of the Digital Mobile Network. At December 31, 1998, we had 11,000 subscribers, and at March 31, 1999, we had 16,200 subscribers, all in our Hawaii and upstate New York markets.

     We expect to continue to experience negative operating margins while we are developing, building out, enhancing and expanding our Digital Mobile Network and implementing related commercialization activities. As additional markets are added to our Digital Mobile Network we expect to incur increased costs such as site rentals, telecommunications expenses, system and other capital expenses. Sales and marketing and general and administrative expenses are also expected to increase with the commercialization of service in additional markets.

LIQUIDITY AND CAPITAL RESOURCES


     Our primary liquidity needs arise principally from the capital requirements to complete the initial build-out of our portion of the Digital Mobile Network. Currently, we estimate that capital requirements to build our initial systems in our portion of the Digital Mobile Network, including operating losses and working capital for the period from inception through the end of 2003, when we expect to achieve positive EBITDA as adjusted for a full fiscal year, will total approximately $989.4 million, including the in-kind contributions by Nextel and Motorola in exchange for equity interests in Nextel Partners. We expect capital expenditures to include, among other things, switches, base radios, transmission towers, antennae, radio frequency engineering and cell site construction. We estimate capital expenditures will total approximately $602.1 million from inception through 2003, including approximately $115.8 million of reimbursements paid to Nextel, $201.6 million of capital expenditures in 1999 and $151.5 million of capital expenditures in 2000.

     The capital expenditure reimbursement paid to Nextel in January 1999 was for purchases of existing network equipment and capitalized expenses incurred by Nextel on our behalf in certain markets including upstate New York and Hawaii. Actual amounts of capital required to complete our portion of the initial build-out may vary materially from these estimates. For the year ended December 31, 1998, our capital expenditures were approximately $104.3 million spent primarily in the upstate New York and Hawaii markets to build out the Digital Mobile Network and make these markets operational. Capital expenditures were approximately $45.5 million and $7.4 million for the three month periods ended March 31, 1998, and March 31, 1999, respectively. This decrease was due to the construction for the initial launch of the upstate New York and Hawaii markets which took place primarily during 1998.

 Build-out Schedule


     For purposes of our build-out, we have divided our territory into 39 markets. Our agreements with Nextel require us to build out and provide service in all of these markets by June 2001. We currently plan to complete the build-out of each market on a staggered basis over the next three years. The table below identifies our currently planned build-out schedule for the markets.

                                        NEXTEL PARTNERS BUILD-OUT SCHEDULE
------------------------------------------------------------------------------------------------------------------
   YEAR      INCREMENTAL COVERED POPULATION     CUMULATIVE COVERED POPULATION     NUMBER OF MARKETS TO BE LAUNCHED
---------   --------------------------------   -------------------------------   ---------------------------------
   1999               1.4 million                        6.0 million                              4
   2000              12.5 million                       18.5 million                             21
   2001               3.6 million                       22.1 million                              9

 Build-out Criteria

     Our agreements with Nextel require us to build out our markets in compliance with the site acquisition, frequency design, launch criteria and construction standards that are in effect from time to time and generally applicable to Nextel and its operating subsidiaries. These standards evolve with changes in technology and are subject to modification or adjustments to comply with local rules and laws.

     In general, the site acquisition and construction standards include the use of standard lease or license agreements, appropriate environmental testing of sites for our transmission equipment, compliance with local zoning and building permit requirements and compliance with applicable FAA and FCC registration and other requirements applicable to site construction and operation.

     Frequency design requirements relate to required signal strength and performance levels in a given area.

     Similarly, the launch criteria include the ability to provide service in the designated market at specified performance levels to both new customers and existing Nextel customers who roam into our market and the ability to support additional features such as voice mail.

     Delays in the build-out and launch of our markets will result in a delay in our ability to acquire customers and generate revenue. Depending on the length of the delay and the particular market involved, a delay could impede our ability to attract customers and generate revenue in accordance with our business plan. In addition, if we fail to launch two or more markets in any year within 180 days of the scheduled launch date, or if we fail to complete the build-out of two or more markets in any year within 180 days of the scheduled build-out date, we could be in default of our agreements with Nextel. Nextel may then have the right to terminate our agreements and acquire all of our outstanding shares of capital stock.

 Option Territories

     Under our agreements with Nextel, we have the right, but not the obligation, to elect to build out certain additional markets within the United States. These additional markets are referred to as "option territories." There are two types of option territories: special option territories and option territories. With respect to the special option territories, we have the right to elect to build out these territories at any time so long as we make this election before August 29, 2000. With respect to the remainder of the option territories, we have the right to elect to build out these territories as long as we make that election before August 29, 1999 and we have completed the build-out of our non-option markets scheduled for launch in our first year.

     If we elect to build out any option territory, special or otherwise, we must comply with the same launch criteria applicable to our non-option markets. In addition, we have the right to purchase from Nextel all related fixed network equipment and operational contracts existing in such territories. Moreover, subject to Nextel's ability to obtain appropriate waivers from its financing entities, Nextel will transfer to us Nextel's licenses to operate certain frequencies in the option territories.

     In order to exercise our rights to build out any option territory we will have to raise additional capital. We currently anticipate exercising our rights to build out a portion of the option territories where 7.5 million people live or work. These option territories include markets in Arkansas, Georgia, Indiana and south Texas. Our exercise of this option will require us to incur additional indebtedness of approximately $280 million. This financing will require, among other things, that we obtain consents from our current financing entities and may require amendments to our operation agreements with Nextel to allow us to exercise this option earlier than is currently permitted under our agreements with Nextel.

 Equipment and Operating Agreements

     In connection with our build-out, we have entered into agreements with Motorola to purchase necessary infrastructure equipment and other related software and services to implement the Motorola technology we use as well as subscriber handset units and other accessories. In addition, in connection with the capitalization transactions, Motorola contributed to us an $18.4 million credit against future purchases in exchange for shares of our preferred stock. See "Certain Relationships and Related Transactions--The Subscription and Contribution Agreement,--Motorola Purchase Agreements."

     Currently, our agreements with Nextel allow us access to Nextel's switches and switching facilities. Nextel has agreed to cooperate with us to establish a switch facility for our network and to deploy switches in our territory in a manner which best meets the following criteria:

     o integration of our cell sites into Nextel's national switching infrastructure;

     o shared coverage of Nextel Direct Connect service to communities of interest; and


     o   minimized costs to us and to Nextel; and


     o maximized quality of service to our customers and to Nextel's customers.

     These criteria provide for a flexible construction schedule of switches in our territory, depending on the existing switches in Nextel's territory and the amount of customer traffic handled by any one switch so that the call switching on our network is completed through those switches and facilities. We have the option of installing our own switching facilities within our territory. However, our deployment of any switching facility requires coordination with Nextel and may require Nextel's approval. Our agreements with Nextel require us to implement and install appropriate switch elements as the number of our subscribers and cell site levels increases. For example, we will need to install a mobile switching office for every 120,000 subscriber units or a base site controller for every 50 operational cell sites. To the extent contemplated by our original business plan, we have sufficient funds on hand for these installations.


     In addition, as we implement our business strategy, our operating agreements with Nextel provide us with certain services, such as access to billing, customer care, information systems and other back-office support services and with access to Nextel's vendor relationships. We have entered into agreements for back-office support systems, such as customer activation and billing, and day-to-day operational support with some vendors who provide these services to Nextel.

 Sources of Funds

     Our primary sources of funding are the proceeds from the cash equity contributions and commitments, the offering of the old notes and the credit facility which we received on January 29, 1999. See "Business--The Capitalization Transactions." Concurrently, we also received:

     (1) the contribution by Nextel of FCC licenses to Nextel WIP License Corp., and the grant of the right to use these licenses and Nextel's agreement to transfer the stock of Nextel WIP License Corp. to us, all in exchange for $133.2 million of our redeemable preferred stock and convertible preferred stock, and

     (2) the contribution by Motorola of an $18.4 million credit to Nextel Partners against our future purchases of Motorola-manufactured infrastructure equipment.

     The cash equity contributions consist of irrevocable commitments of an aggregate of $156.4 million of cash in exchange for equity in the form of convertible preferred stock. Our cash equity investors contributed $52.1 million on January 29, 1999, with an additional $52.1 million to be funded no later than December 31, 1999 and the remaining $52.1 million to be funded no later than December 31, 2000.

     The following table reflects the issuance of preferred stock to major shareholders after these capitalization transactions.

MAJOR SHAREHOLDER                  NEXTEL PARTNERS' PREFERRED STOCK
-----------------                  --------------------------------
Nextel                             2,185,000 shares of Series B redeemable or convertible preferred stock
                                   8,740,000 shares of Series C convertible preferred stock
                                   2,185,000 shares of Series D convertible preferred stock

DLJ Merchant Banking               3,800,000 shares of Series A convertible preferred stock
 Partners II, L.P. and affiliates

Madison Dearborn Capital           3,624,972 shares of Series A convertible preferred stock
 Partners II, L.P.

Eagle River Investments, LLC       2,622,000 shares of Series A convertible preferred stock

Motorola                           1,836,649 shares of Series A convertible preferred stock

     See also "Ownership of Capital Stock and Principal Stockholders."

     Nextel Partners Operating Corp., our wholly owned subsidiary, has entered into a $275.0 million credit facility which provides for a $100.0 million, eight-year revolving credit facility and a $175.0 million, nine-year term loan facility. On January 29, 1999, it borrowed the $175.0 million term loan under the credit facility. We are exposed to changes in interest rates under the term loan facility. For every 1/8% change in the underlying interest rate associated with the term loan, annual interest expense changes by approximately $220,000. Borrowings under the credit facility are secured by a first priority pledge of all assets of our subsidiaries and a pledge of their capital stock, including the stock of Nextel WIP License Corp. following approval by the FCC. The credit facility contains customary financial and other covenants for the wireless industry. Our subsidiary established a cash collateral account in which it maintains a balance equal to the amount of any borrowings until we receive FCC approval. Failure to obtain such approval by January 29, 2000 constitutes an event of default under the credit facility. In addition, the credit facility contains covenants requiring us to maintain certain defined financial ratios and meet operational targets including service revenues, subscriber units and network coverage. As of March 31, 1999, we were in compliance with all covenants associated with our credit facility. See "Business--The Capitalization Transactions" and "Description of Credit Facility."

     We believe the net proceeds from the offering of the old notes, together with the equity investments and borrowings under the credit facility, provide us with funds sufficient to complete our build-out and for working capital necessary to cover our debt service requirements and operating losses, through 2003, which is when we anticipate achieving positive operating cash flow for the full fiscal year. See "Use of Proceeds." Although we estimate that we will have sufficient funds through 2003, we cannot assure you that additional funding will not be necessary. We could need additional financing in order to complete our portion of the Digital Mobile Network or if we elect to build out optional territories, which might be expensive or impossible to obtain.

OPERATIONS


     Revenues. Our primary source of revenues consist of service, roaming and equipment sales revenues. Our service revenues consist of charges for airtime usage and monthly network access fees from providing integrated wireless services within our territory, particularly mobile telephone and two-way radio dispatch services. The service revenues are the product of the number of customers that subscribe to our service and our monthly average revenue per unit. Average revenue per unit is an industry measure of total service revenue from subscribers divided by the average number of digital subscriber units in service.

     Over the past few years the wireless industry has experienced a decline in prices generally as a result of competition from other wireless providers, including new entrants into the market. In contrast, as reported in its quarterly reports, Nextel's monthly average revenue per unit has increased over the past few years and remains above the industry average. We cannot assure you that our results will duplicate Nextel's since we set our prices independently and our markets are distinct from Nextel's.


     Recently, service plans containing large blocks of included minutes of airtime have been introduced by wireless service providers as a means to gain market share from established cellular carriers with relative coverage advantages. This has dramatically increased subscriber usage in the industry. These service plans have had the effect of dramatically increasing subscriber usage while slowing the rate of decline in average revenue per unit during 1998. We believe that the decline in effective rates per minute and the corresponding increase in subscriber usage relative to historical levels will not materially affect our ability to meet our revenue projections under our business plan.

     We also believe that data services and other future service enhancements will improve wireless communications overall value proposition and help prevent further erosion of average revenue per unit. Nextel recently announced an agreement with Microsoft Corp. to deploy Nextel Online(SM), a wireless internet service offering which enables Nextel subscribers to access a customized set of internet services offered through a version of Microsoft's MSN(TM) portal anytime, anywhere on Nextel's network. We will have the ability to send and retrieve data over a handheld unit as it becomes available. However, we have not yet determined when and how to offer this service to our customers. We intend to observe Nextel's deployment of these services and then decide whether to make it available to our customers.

     Currently, roaming revenues make up a significant portion of our total revenues. As we construct and launch all our markets, we anticipate that roaming revenue will become a less significant portion of our total revenues. By 2002 we expect roaming revenues to be less than 5% of our total revenues. During 1999, we collect 95% of the service revenue generated by a Nextel customer roaming in one of our markets. This percentage decreases to 90% in the year 2000, 85% in the year 2001 and 80% in the year 2002 and afterwards. When our customers roam onto Nextel's portion of the Digital Mobile Network, we pay 80% of the aggregate service revenue per minute generated by such customer to Nextel.

     During any year, the percentage we are allowed to collect and the percentage that we pay can be adjusted up or down depending on the results of customer satisfaction surveys. Customer satisfaction survey results are expressed as percentages. Our customer satisfaction survey results will be compared to the customer satisfaction survey results for Nextel. For every five full percentage points by which our customer satisfaction survey results exceed Nextel's customer satisfaction survey results, our roaming percentage is increased by 1%. On the other hand, for every five full percentage points by which Nextel's customer satisfaction survey exceeds our customer satisfaction survey results, our roaming percentage is decreased by 1%. However, our roaming percentage can never be greater than 100% and can never be less than our cost to provide roaming service to a Nextel customer. The same limits apply to our payments to Nextel.

     In recent years cellular providers have increased the use of discounts on phone equipment as competition between service providers has intensified. As a result we have incurred, and expect to continue to incur, losses on equipment sales, which result in increased marketing and selling costs per gross additional subscriber. We expect to continue these discounts and promotions, because we believe that the use of such promotions will result in increased revenue from increases in the number of our subscribers. Revenues for the year ended December 31, 1998 were $5.3 million of which $3.7 million was related to service and roaming revenues and $1.6 million was related to equipment revenues. These revenues were generated primarily from our upstate New York and Hawaii markets which became operational during 1998. For the year ending December 31, 1998, we had a loss on equipment sales of $(1.4) million which resulted from our subsidies of sales of subscriber handsets and accessories.

     Revenues for the three month period ended March 31, 1999 were $4.3 million, of which $3.5 million related to service and roaming revenues and $0.8 million related to equipment revenues. For the three month period ended March 31, 1999, we had a loss on equipment sales of $(0.9) million in connection with our sales of subscriber handsets and accessories. Revenues for the three month period ended March 31, 1998 were $0.2 million and related only to roaming by Nextel's customers on our portion of the Digital Mobile Network.

     For the three month period ended March 31, 1999, service, roaming, and equipment sales revenues represented 56.5%, 24.6% and 18.9%, respectively, of total revenues. For the year ended December 31, 1998, service, roaming, and equipment sales revenues represented 35.4%, 35.2% and 29.4%, respectively, of total revenues. As we continue to launch additional markets, cell sites brought into service will immediately be available for use by Nextel's subscriber base while we begin to acquire customers within our service area. Therefore, in the short term, roaming revenues on a consolidated basis will comprise a greater percentage of total revenues. However, we anticipate that once all of our markets are launched and our covered penetration increases, roaming revenues as a percentage of total revenues will decline to approximately 5% by 2002. Equipment revenues are expected to be immaterial to total revenues in the future as our markets become fully operational.


     Our agreements with Nextel permit us to establish our own local pricing in our markets. However, we must provide national customers who have a national rate with Nextel the same rates as they receive in Nextel's markets. For example, if a national company has an agreement with Nextel for a certain rate, and that company has a branch office in one of our markets, we must offer the branch office the same national rate plan. In addition, our pricing must conform with guidelines that ensure that our pricing structure is consistent with Nextel's national marketing strategy. For example, according to the guidelines:

     o We offer per second billing. This means that we do not round up partial minutes of use to the next full minute except in the first minute of use.


     o We do not charge an additional amount for roaming. Customers receive their same home market rate anywhere in the United States where there is coverage.

     o   Domestic long distance is charged at a flat rate.

     o All direct connect minutes generated by multiple customers within the same account are pooled for billing purposes.


     We believe these guidelines will positively affect our business as they serve to differentiate our service from our competitors.

     Operating Expenses. Our primary operating expenses include network operations, switching, marketing and sales, management information systems, customer billing and care, and general and administrative expenses. We believe that we are in the process of establishing a more efficient cost structure than we would otherwise have been able to set up due to our relationship with Nextel and our ability to take advantage of services and other benefits, such as:

     o Switch sharing--We have the ability to use Nextel's switching facilities at costs based on Nextel's cost until the time that our growth in subscribers requires us to construct our own switch facility.

     o National advertising--We are able to benefit from Nextel's national advertising campaigns which are developed and paid for by Nextel. We also have the ability to use any creative advertising work that is developed by Nextel at no additional cost to us.

     o Equipment pricing--We are able to purchase subscriber handsets and infrastructure equipment from Motorola and other Nextel vendors at pricing tied to Nextel's pricing volumes.

     Network expenses include site rent, utilities and maintenance, engineering personnel and interconnect charges. Network expenses depend primarily on the number of cell sites, total minutes of use and mix of minutes of use between interconnect and Nextel Direct Connect services.

     Switching costs include the cost of operating switches to direct calls to their destinations and network elements we own as well as rent, utilities and maintenance and payments to Nextel for sharing its switches. We currently utilize Nextel's switches in all of our operational markets, except for Hawaii. In exchange for switch sharing services, we pay switching fees at a rate per minute reflecting Nextel's estimated costs as of January 2001. This rate is paid through January 1, 2001 at which time the rate will be adjusted based on Nextel's cost thereafter. At any time (subject to certain operational comparability and performance requirements), we may develop and utilize our own switch infrastructure. Accordingly, as the number of customers in any particular area grows and based on other economic factors, we intend to buy and operate our own switches. Nextel also provides network signaling and twenty-four hour per day monitoring for switches we own for a per-switch monitoring fee based on Nextel's cost. For the three month period ended March 31, 1999, and for the year ended December 31, 1998, our cost of service revenues from network expenses and switching costs were $3.1 million and $6.1 million, respectively, incurred primarily from our upstate New York and Hawaii markets. For the three month period ended March 31, 1998, our cost of service revenues was $0.3 million and related only to roaming by Nextel's customers on our portion of the Digital Mobile Network.


     Selling, general and administrative expenses consist of sales and marketing expenses, and general and administrative costs. Sales and marketing expenses relate to sales representatives, sales support personnel, indirect distribution channels, marketing and advertising programs and equipment subsidies. We expect our cost per gross additional customer to be relatively high in our first several years of operation and to decline as sales representatives become more efficient, as we expand our indirect distribution channels and as cost of our sales infrastructure is distributed over a greater base of customer additions. We will benefit from the use of the Nextel brand, national advertising and other marketing programs. We will not pay Nextel a marketing service fee until the later of January 2002 or the first month of the quarter beginning after we achieve two consecutive quarters of positive EBITDA as adjusted, at which time the marketing service fee will be 0.5% of gross monthly service revenues for the next three years and 1.0% of gross monthly service revenues after.


     General and administrative costs relate to corporate overhead personnel including tax, legal, planning, human resources, treasury and accounting functions. While we have directly hired key personnel in such areas, during a defined transition period, Nextel has made certain accounting, payroll, customer care, purchasing, human resources and billing functions available to us. In return for these services during the transition period, we pay monthly fees based on Nextel's cost of providing them. We are currently negotiating agreements with vendors for these services. See "Certain Relationships and Related Transactions--Nextel Operating Agreements."

     We have entered into agreements with vendors for back-office systems services to support customer activation, billing and customer care with vendors who have experience providing these services to Nextel.

     For the three month period ended March 31, 1999, and for the year ended December 31, 1998, our selling, general and administrative expenses were $5.2 million and $13.5 million, respectively, incurred primarily from the upstate New York and Hawaii markets which launched commercial service during 1998. Selling, general and administrative expense for the three month period ended March 31, 1998 was $0.7 million, related only to roaming by Nextel's customers on our portion of the Digital Mobile Network.

     We recorded deferred compensation expense associated with our restricted stock purchase plan of $0.6 million and $0.4 million, for the three month period ended March 31,

1999 and the year ended December 31, 1998, respectively. The plan is considered compensatory and we account for its deferred compensation expenses on a basis similar to that used for stock appreciation rights.

     Depreciation and amortization expense for the year ended December 31, 1998 was approximately $4.6 million. Amortization expense related to amortization of our FCC-licensed radio spectrum in Hawaii and upstate New York, which became operational in the second half of 1998. The majority of the depreciation expense for the period related to the portion of our wireless fixed asset network placed into service in Hawaii and upstate New York.


     Depreciation and amortization expense for the three month period ended March 31, 1999 was approximately $2.5 million, an increase of $2.3 million from the same period in 1998. The increase was primarily a result of amortization of our FCC-licensed radio spectrum and depreciation recorded on our wireless fixed asset network placed in service in the Hawaii and upstate New York markets.


     We have not recorded income tax expense for the year ended December 31, 1998 or for the three month periods ended March 31, 1999 and 1998. We have recorded a full valuation allowance against our deferred tax assets as required by Statement of Financial Accounting Standards No. 109 as we believe that it is more likely than not that we will not be able to realize these assets. As of December 31, 1999, we had recorded a deferred tax asset of approximately $1.5 million related to start-up operational costs that were capitalized for tax purposes, which will be amortized over 60 months for income tax purposes. We have established a valuation allowance against our net deferred tax assets of approximately $1.1 million. Beginning with fiscal year 1999, we are expecting to generate significant operating losses, which may be carried forward for 20 years for income tax purposes to offset taxable income in future periods. We expect to record a full valuation allowance against our net deferred tax assets, including net operating losses, for the foreseeable future.

     For the year ended December 31, 1998, we reported a net loss of approximately $22.3 million. The loss generated was primarily associated with the roll-out of operations in Hawaii and upstate New York, including depreciation and amortization expense, as well as other start-up operational, sales and marketing, general and administrative expenses and deferred compensation expense associated with our restricted stock purchase plan.

     We reported a net loss of approximately $17.4 million for the three month period ended March 31, 1999, an increase of approximately $16.3 million from the approximately $1.1 million reported in the same period one year ago. Increased expenses in all categories of expense occurred as we began ramping up our operations in anticipation of additional markets becoming operational, as well as the increase in costs associated with the Hawaii and upstate New York markets which became operational in the second half of 1998. We anticipate reporting net losses for the foreseeable future.


YEAR 2000 DATE CONVERSION

     As is the case with most other businesses using computers in their operations, we are in the process of evaluating and addressing Year 2000 compliance of our computer systems. Such Year 2000 compliance efforts are designed to identify, address and resolve issues that may be created by computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     To the extent we implement our own computer systems and software, we will endeavor to ensure that such systems and software are Year 2000 compliant by the end of the third quarter of 1999. This process will involve assessing overall Year 2000 risk and modifying or replacing certain hardware and software maintained by us, as well as communicating with external service providers to ensure that they are taking the appropriate action to remedy certain Year 2000 compliance issues of their own. However, our ability to reach our Year 2000 compliance goal is, and will continue to be, dependent on the parallel efforts of certain third party vendors, suppliers and business partners. In particular, we rely on services and products offered by Motorola, for our system infrastructure equipment and subscriber handset units, and Nextel and third party providers of services and products to Nextel, for sales, distribution and back-office support services, and information systems, including customer activation, billing and customer care. We have begun the process of requesting from these third parties detailed action plans and timetables for achieving Year 2000 compliance.

     Since we are in the process of gathering information to determine the Year 2000 compliance of Motorola, Nextel and relevant third parties, we have not fully assessed the impact on our information systems of such third parties' non-compliance. Any failure by Motorola or Nextel to become Year 2000 compliant may have a material adverse effect on our ability to become Year 2000 compliant if such failure were to adversely impact the ability of either party to provide products or services that it is obligated to provide to us or products or services that are critical to our operations. To the extent we are not in a position to validate or certify that technology provided by third parties, including Motorola, is Year 2000 compliant, we will seek assurances from such third parties that their systems are or will be Year 2000 compliant no later than the third quarter of 1999. We cannot assure you that the costs of modifying, upgrading or replacing our information systems and equipment will not have a material adverse effect on our ability to complete our portion of the Digital Mobile Network on schedule, to conduct our operations or to implement our business plans as currently contemplated.

     Moreover we cannot independently assess the impact of Year 2000 risks, issues and compliance activities and programs involving operators of public telephone networks or other service providers, such as electric utilities. We therefore must rely on these operators' estimates of their own Year 2000 risks, issues and the status of their related compliance activities and programs in our own risk assessment process. Because our systems are interconnected with public telephone networks and are dependent upon the systems of other service providers, the failure of these third parties to address their own Year 2000 risks and the disruption of operations in their computer programs may result in material adverse effect on our operations, including:

     o   the inability of subscribers to make or receive phone calls;

     o the inability of sites, switches and other interfaces to accurately record call details of subscriber phone calls; and

     o the inability of billing systems to accurately report and bill subscribers for phone usage.

     We believe that the costs of modifying, upgrading or replacing our systems and equipment will not have a material effect on our liquidity, financial condition or results of operations. We currently estimate that our expenditures in connection with our Year 2000 compliance efforts will not exceed $2 million. To date, we have not deferred any specific projects, goals or objectives relating to our operations as a result of our efforts.

SUPPLEMENTAL FINANCIAL DATA

     The following unaudited quarterly financial data for the year ended December 31, 1998 represents our operations during our initial build-out phase. The results for any quarter are not necessarily indicative of results for any future quarterly or annual results.


                     QUARTERLY FINANCIAL DATA (UNAUDITED)
                            (Dollars in thousands)


1998                                  FIRST         SECOND          THIRD          FOURTH          TOTAL
----                                  -----         ------          -----          ------          -----
Revenues ......................     $    153       $    284       $  1,697       $   3,175       $   5,309
Operating expenses ............        1,243          2,709          9,860          13,795          27,607
                                    --------       --------       --------       ---------       ---------
Operating loss ................       (1,090)        (2,425)        (8,163)        (10,620)        (22,298)
Income tax provision ..........           --             --             --              --              --
                                    --------       --------       --------       ---------       ---------
Net loss ......................     $ (1,090)      $ (2,425)      $ (8,163)      $ (10,620)      $ (22,298)
                                    ========       ========       ========       =========       =========

MARKET RISKS

     We are subject to market risks arising from changes in interest rates. Our primary interest rates exposure results from changes in LIBOR or the prime rate which are used to determine the interest rate applicable to borrowings by our subsidiary under its credit facility. As of March 31, 1999, our subsidiary had $175 million outstanding under its credit facility. In April 1999, we entered into an interest rate swap agreement for approximately one-third of these borrowings to partially hedge our interest rate exposure. Interest rate swaps have the effect of converting the applicable variable rate obligations to fixed or other variable rate obligations. Our potential loss over one year that would result from a hypothetical, instantaneous and unfavorable change of 100 basis points in the interest rate of all our variable rate obligations would be approximately $2 million.

     In January 1999, we issued the old notes. While fluctuations in interest rates may affect the fair value of this debt, interest expense will not be affected due to the fixed interest rate of the notes.

     We do not use financial instruments for trading or other speculative purposes.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-4 to register this exchange offer. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about Nextel Partners and the new notes offered in this prospectus, you should refer to the registration statement and its exhibits.

     Upon consummation of this exchange offer and so long as the notes remain outstanding, we will file annual, quarterly and current reports with the SEC. In addition, so long as the notes remain outstanding, we will make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale of the notes, the information required by Rule 144A(d)(4) under the Securities Act.

     You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We will file our SEC materials electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     Our principal executive offices are located at 4500 Carillon Point, Kirkland, Washington, 98033. Our telephone number is (425) 828-1713.

                            DELIVERY OF PROSPECTUS

     We remind professional securities dealers of their obligation under the securities laws to deliver a copy of this prospectus to anyone who buys new
notes from them until      , 1999, which is the 90th day after the date of this
prospectus. Securities dealers who were initial purchasers of the old notes and are acting as underwriters of unsold allotments have additional prospectus delivery requirements.

                                   BUSINESS

OVERVIEW

     We are the only service provider licensed to use the Nextel (Registered Trademark) brand name and market Nextel digital wireless communications service based on technology developed by Motorola in 39 mid-sized and smaller markets throughout the United States. Our markets contain places where approximately 33 million people live or work and include Albany, Binghamton, Buffalo, Corpus Christi, Des Moines, Green Bay, Harrisburg, Louisville, Mobile, Omaha, Peoria, Rochester, Shreveport and Syracuse, as well as the State of Hawaii, the Florida Panhandle and selected corridors along interstate highways.

     We consider these markets to be attractive because:

     o based on our understanding of Nextel's plans, these markets are integral to Nextel's strategy of providing digital wireless services nationwide;

     o we believe that Nextel has experienced rapid subscriber growth and competitive success in markets with similar economic and demographic characteristics;

     o our markets generally contain fewer wireless competitors than do large urban markets; and

     o a number of our markets are adjacent to operational Nextel markets and include numerous offices and branches of Nextel's national accounts that are expected to become our customers as soon as we launch service in their vicinity.

     We have operational systems in five markets covering places where approximately 4.5 million people live or work in Hawaii and upstate New York and our other markets are in various stages of design or construction. We expect to have operational systems in 34 additional markets by the end of 2001.

     We offer or plan to offer a differentiated, integrated package of digital wireless communications services under the Nextel (Registered Trademark) brand name, initially targeting business users. This package of wireless services currently is identical to the package of services that Nextel has used to achieve success in its own markets. Our services include:

     o   cellular telephone service,

     o Nextel Direct Connect(SM) service that allows users to contact co-workers instantly, one-to-one or on a conference call,

     o   paging and short text messaging service, and

     o in the future, the ability to send and receive data through the user's handheld unit.


     We plan to make our service offerings operationally seamless with those of Nextel, so that our services and the services of Nextel will be substantially identical from the customer's point of view, and customers of each company will be able to roam both within and between the two companies' systems with equal ease and at no additional charge. To achieve seamless integration, we will build our portion of the Digital Mobile Network using the same technology used by Nextel. This technology, developed by Motorola, is referred to as "integrated Digital Enhanced Network" or "iDEN(TM)".

     We will operate our portion of the Digital Mobile Network in accordance with Nextel's standards to enable both companies to achieve a consistent level of service throughout the United States. Based on Nextel's current coverage, as reported in its quarterly report as of March 31, 1999, and our expected coverage of our markets, the overall Digital Mobile Network is expected to cover places where approximately 195 million people live or work.

Nextel's all-digital network provides customers with digital quality and advanced features wherever they roam on the Digital Mobile Network, in contrast to the hybrid analog/digital networks of cellular competitors which do not support these features in the large analog-only portions of their networks.

     Nextel reported in its quarterly report that as of March 31, 1999, it provides digital service to more than 3.1 million subscriber units in the United States, and that its network constitutes one of the largest wireless networks in the United States providing fully integrated, all-digital wireless service using a single transmission technology. Based on information reported by cellular and digital service providers, in four of the five quarters through March 31, 1999, Nextel has been one of the top two U.S. wireless industry growth leaders as measured by net customer additions.


     We believe that the Nextel Direct Connect feature is an integral part of doing business in its targeted industry groups, contributing to both its high rate of growth and subscriber loyalty. Based on information reported by cellular and digital service providers, Nextel has had an average monthly churn rate in each of the four quarters through March 31, 1999 lower than the industry average. "Churn" is an industry term referring to the percentage of a service provider's customer base that cancels service or whose service is terminated during a given month.

     As reported in its quarterly reports, Nextel's monthly average revenue per subscriber unit for Nextel's services was $70 for each of the third and fourth quarters of 1998, as compared with a wireless industry average of $39 for the same periods as reported by the Cellular Telecommunications Industry Association. We believe Nextel's focus on business customers, particularly those customers who employ a mobile workforce with high demand for wireless communications services, accounts, in part, for this superior performance. We cannot assure you, however, that Nextel's past or present performance is any indication of our expected performance.


     We intend to achieve the initial system build-out in our portion of the Digital Mobile Network to cover places where approximately 22.4 million people live or work within our territory by the end of the third quarter of 2001. We have completed the initial design for the initial build-out, subject to on-going review. At the time we were capitalized, Nextel had already launched commercial operations covering places where approximately 4.5 million people who live or work in Hawaii and upstate New York. We acquired the assets relating to these operational networks on January 29, 1999, along with other plans, surveys and capital assets in our territory in various stages of completion. We expect to launch service in four additional markets by the end of 1999 and to complete the initial system build-out in our portion of the Digital Mobile Network by the end of 2001.

     On January 29, 1999, we acquired leasehold interests in 563 cell site locations for our transmission equipment throughout our territory, which is more than one-third of the 1,450 sites that we estimate will be required to complete the initial system build-out of our portion of the Digital Mobile Network. Of these acquired sites, 220 were already equipped and operational at the time of acquisition. Under the terms of our agreements with Nextel, Nextel is responsible for the development of towers used for these sites and provides us with space on these towers for our equipment. We have agreed, at Nextel's request, to enter into leasing arrangements with purchasers of Nextel's towers on agreed terms. Nextel has entered into a transaction with SpectraSite Communications in which Nextel sold towers to SpectraSite and entered into agreements pursuant to which SpectraSite would build or purchase additional towers, including towers in our territory. For these future towers and towers transferred to SpectraSite, we will lease space on the towers either as a sub-lessee under our agreement with Nextel or enter into a direct lease with SpectraSite on economic terms similar to our arrangements with Nextel.

     Through our relationship with Nextel, we expect to have access to many of Nextel's vendors and distributors and have agreed on terms with Motorola for the purchase of base radios to be installed on sites, hand-held subscriber units and other related iDEN technology-based items.

     To reduce the risk of zoning and other local regulatory delays, construction delays and site acquisition costs, we intend to locate our cell sites on existing transmission towers owned by third parties wherever possible or if necessary on towers constructed or purchased by SpectraSite or other contracted third parties at our request. In addition, we plan to take advantage of the capacity of iDEN technology to efficiently employ base radio equipment for less densely-populated areas and for coverage along interstate highways.

     We have attracted an experienced senior management team including former managers of AT&T Wireless Services (formerly McCaw Cellular Communications) and believe that our dedicated management focus will enable us to complete the initial system build-out in our portion of the Digital Mobile Network and operate effectively.

THE CAPITALIZATION TRANSACTIONS

     On January 29, 1999, we raised $989.4 million in debt and equity capital through cash and in-kind equity contributions and commitments, issuance of the old notes and borrowings by our principal operating subsidiary under a secured credit facility. As a result of these transactions, we have assets and financial resources that we believe will be sufficient to accomplish the initial build-out of the Digital Mobile Network, and fund our anticipated operating losses and working capital requirements through 2003, when we expect to achieve positive operating cash flow for the full fiscal year.

(1) Equity Investments. In consideration for the issuance of our capital stock and warrants and pursuant to a subscription agreement:

     o The cash equity investors, including DLJ Merchant Banking, Eagle River, and Madison Dearborn Partners, contributed $52.1 million and agreed to contribute an additional $104.3 million, for a total of $156.4 million in cash equity contributions;

     o Nextel contributed 800 MHz licenses in our territory, with a book value of $133.2 million, to Nextel WIP License Corp., and we entered into management agreements that allow us to use these licenses pending FCC approval of the transfer of the capital stock of Nextel WIP License Corp. to us; and

     o Motorola granted us an $18.4 million credit against our future purchases of Motorola infrastructure equipment.

(2) Operating Agreements. Through our principal operating subsidiary, we entered into agreements with a subsidiary of Nextel, which:

     o   provide for mutual roaming ability and marketing;

     o provide for the sharing of switches so that Nextel's switches and any switches we purchase in the future can be integrated and used for both our and Nextel's networks;

     o   set standards for network quality and support;

     o provide us with our access to billing, customer care, information systems and other back-office support used by Nextel; and

     o   contemplate our access to Nextel's vendor relationships.

(3) Credit Facility. Our principal operating subsidiary entered into the $275.0 million credit facility with various financial institutions. We drew down $175.0 million, an amount representing the entire term loan portion of the credit facility on January 29, 1999, and we established a cash collateral account in which we must maintain a balance equal to the amount of such borrowings until we obtain FCC approval of the transfer of control of the licenses from Nextel to us.

(4) Offering of the Old Notes. We sold the old notes and received gross proceeds from this sale of approximately $406.4 million.

BUSINESS STRATEGY

     Our principal business objective is to become a leading provider of wireless communications services in each market in our territory by offering high-capacity, high-quality, advanced communications services on our portion of the Digital Mobile Network and implementing key elements of Nextel's business strategy in our markets. We believe the following elements of our business strategy will distinguish our wireless service offerings from those of our competitors and will enable us to compete successfully in the wireless communications marketplace.

CAPITALIZE ON RELATIONSHIP WITH NEXTEL. We intend to capitalize on our relationship with Nextel, employing the same iDEN technology as Nextel, and, in concert with Nextel, accelerating iDEN service coverage under the Nextel brand. We believe our relationship with Nextel provides strategic and cost saving advantages, including the following:

     o Nextel (Registered Trademark) brand awareness and marketing programs. We benefit from the broad scope and geographic coverage of Nextel's marketing efforts and related advertising campaigns, which are designed to increase awareness of the Nextel brand name and stimulate interest in and demand for Nextel service by stressing its versatility, value, simplicity and quality.

     o Nationwide roaming. Our customers and customers of Nextel are able to use interconnect service to roam on both networks at no additional charge to the customer. Nextel provides our customers the same basic mobile telephone functionality and related features available to them in our markets when they roam into Nextel's markets. Conversely, Nextel's customers generate revenue for us when they roam into our markets.

     o   Nextel support services. The operating agreements enable us to:

         (1)  use Nextel's switching facilities and network monitoring center,

         (2) use Nextel's back-office systems to support customer activation, billing and customer care,

         (3) access technology improvements from Nextel's research and development program, and

         (4)  use Nextel's employee training sessions.

       Prices for these services are based on Nextel's costs.

    o Nextel's existing relationships with vendors and distributors. Through our relationship with Nextel, we have access to many of Nextel's vendors that provide the goods and services that we need in our business. Additionally Motorola sells base radios and other related iDEN-based technology items to us at the same prices it offers to Nextel. We intend to develop our own relationships with vendors and seek from Nextel's distributors terms similar to those agreed to with Nextel.

    o Nextel's national accounts. We anticipate that numerous offices and branches of Nextel's national accounts will become our customers when we launch service in their vicinity. Nextel national accounts that had subscribers in our operational markets became our subscribers on January 29, 1999.

FOCUS ON MID-SIZED AND SMALLER MARKETS. We believe that our focus on mid-sized and smaller markets represents an opportunity to capture market share as a result of the competitive advantages of our service offering. We believe that price competition for our services in our markets may not be as intense as in major metropolitan areas where a larger number of wireless service providers compete.

PROVIDE DIFFERENTIATED, INTEGRATED PACKAGE OF WIRELESS SERVICES INCLUDING DIRECT CONNECT. We offer a bundled product consisting of the following services accessible through a single device:

    o    cellular telephone service;

    o    Nextel Direct Connect service; and

    o    paging and short text messaging service.

     We believe that Nextel's experience demonstrates that a significant degree of overlap exists in the customer population for these separate wireless communications services and that business customers are attracted to the convenience of combining multiple wireless communications options in a single handset and consolidating all wireless service charges into a single package price and billing statement.

     Nextel's experience and market research show that a sizable portion of business users' communications involve contacting others within the same organization. Nextel Direct Connect service is especially well-suited to address these intracompany wireless communications needs. Nextel Direct Connect service enables a user to instantly set up a conference on either a one-to-one or group basis within the same geographic area. This is a feature that is not included in any integrated service package currently available from competing cellular and digital operators. We believe that the Nextel Direct Connect feature generated a majority of Nextel's network traffic as of March 31, 1999.

     To further expand the flexibility and convenience offered by Nextel Direct Connect service to users outside a single organization but within a single industry or interest group in a particular dispatch service area, Nextel has introduced the Nextel Business Networks(SM) service. Nextel Business Networks extends Nextel Direct Connect service beyond a company's employees to suppliers, customers and other parties involved in the same transaction, industry or work site. Nextel reported in its 1998 annual report its estimate that as of December 31, 1998 over 700,000 digital subscriber units were utilizing Nextel Business Networks offerings.

     In 1998, Nextel introduced Motorola's fourth-generation iDEN phone: the i1000 (Trade Mark) . The i1000 delivers the full functionality of the Nextel range of services in a compact, lighter, folding-form handset designed to appeal to business professionals. In addition, this palm-sized unit offers longer battery life, functions as a wireless speakerphone and has a second line capability. We offer a full range of iDEN subscriber equipment, including the i1000 phone, to our customers.

     Nextel recently announced an agreement with Microsoft Corp. to deploy Nextel OnlineSM, a wireless internet service offering which enables Nextel subscribers to access a customized set of internet services offered through a version of Microsoft's MSNTM portal anytime, anywhere on Nextel's network.

FOCUS ON BUSINESS CUSTOMERS. Our marketing strategy targets business users who we believe are particularly attracted to the Digital Mobile Network's potential for increasing efficiencies and reducing costs. Following Nextel's marketing approach, we have initially concentrated our sales efforts on a number of distinct groups of mobile workers, including personnel in the transportation, delivery, real property and facilities management, construction and building trades, landscaping and other service sectors. We will gradually expand our target customer group to include additional industry groups.

     We believe, based on Nextel's experience, that this focus on business customers and its unique bundle of services will result in higher monthly average revenue per unit and lower average monthly churn rate than other wireless services providers experience.

OFFER COMPETITIVE AND SIMPLIFIED PRICING FEATURES. We have adopted several of Nextel's pricing strategies that we believe to be both profitable and attractive to customers, although we set our price levels in each of our markets independently of Nextel. These pricing features include home-rate roaming, one-second rounding after the first minute and flat-rate pricing, which we believe differentiates our services from competitors, and enables us to benefit from Nextel's national advertising of these features:

    o Home-rate roaming. Our customers pay the same rates they pay at home when traveling anywhere on either Nextel's or our portion of the Digital Mobile Network, without the complex dialing procedures, access fees or higher roaming airtime rates frequently encountered by roaming customers of cellular providers. As a result of our planned build-out and Nextel's existing and planned build-out in its own markets, the Digital Mobile Network is expected to cover approximately 195 million people in the United States.

    o One-second rounding. We bill our mobile telephone service customers based on the actual number of seconds of airtime used after the first minute, in contrast to the common cellular industry practice of rounding call lengths up to the next minute.

    o Flat-rate pricing. Our rate plans do not distinguish between "peak" and "off-peak" minutes, charging one airtime rate and a single nationwide long distance rate, regardless of the time of day a call is made.

EFFICIENT, STANDARDIZED OPERATIONS. We intend to develop efficient, standardized operations to support customer activation, billing and customer care. We intend to use our flexibility under the operating agreements to minimize overhead costs and provide high-quality customer service by utilizing Nextel's back-office support systems and practices for these services, or implementing our own when appropriate. For example, we believe that our ability to establish consistent pricing and billing across our territory will enable us to offer cost-effective, high-quality customer care. Customers are able to contact us through the national 800 number advertised by Nextel and Nextel's call center automatically routes all calls from our customers to us.

EXPERIENCED MANAGEMENT. We have assembled the following senior management team with significant experience in the telecommunications industry:

    o John Chapple, Chief Executive Officer. Mr. Chapple has nearly twenty years of experience in the wireless communications and cable television industries. His experience includes serving from 1988 to 1995 as Executive Vice President of Operations for McCaw Cellular Communications and subsequently AT&T Wireless

         Services following the merger of those companies. He is the past Chairman of Cellular One Group and the Personal Communications Industry Association, as well as Vice-Chairman of the Cellular
         Telecommunications Industry Association.


    o John Thompson, Chief Financial Officer. Mr. Thompson has twenty years of finance experience including twelve years in the wireless communications industry. Mr. Thompson served as Vice President of Tax for McCaw Cellular Communications and, more recently, as Senior Vice President of McCaw Cellular Communications and as Chief Financial Officer of AT&T Wireless Services. Mr. Thompson played a significant role in a number of key initiatives for the company including McCaw Cellular Communications' acquisition of LIN Broadcasting, the merger of McCaw Cellular Communications and AT&T and AT&T's PCS license acquisitions.

    o David Thaler, Vice President--Field Operations. Mr. Thaler has nearly seventeen years of experience in the wireless and cable television industries. Mr. Thaler served as Vice President of Operations for AT&T Wireless Services' Central Region business unit and, more recently, as Senior Vice President and Managing Director of International Development and Operations for AT&T Wireless Services.

    o David Aas, Vice President--Engineering and Technical Operations. Mr. Aas has over twenty years of experience in the wireless industry. Mr. Aas led the design, development, construction and operation of AT&T Wireless Services' national messaging network. He has also served in a number of senior technical management positions with Airsignal, MCI and MobileComm.

    o Perry Satterlee, Vice President--Business Operations. Mr. Saterlee has approximately ten years of wireless industry experience. Mr. Satterlee has spent the last two years at Nextel as President-Pacific Northwest Area, and prior thereto, served as Vice President and General Manager of AT&T Wireless Service's Central California District.

For more information on the senior management team, see "Management."

FCC MATTERS

     As an equity contribution, Nextel assigned specific 800 MHz specialized mobile radio licenses that cover areas in our territory and that are or will be used by us in our network to Nextel WIP License Corp., whose capital stock will be transferred to us following FCC approval. The transfer applications were filed with the FCC on or around January 29, 1999. The FCC received no comments from third parties during the public comment period on these applications, and we anticipate receiving FCC approval by the fall of 1999. Pending FCC approval, we have the right to use the frequencies we need under a frequency management agreement. After FCC approval, we will pledge all of the outstanding shares of Nextel WIP License Corp. to secure borrowings under the credit facility.

NETWORK BUILD-OUT AND CAPITAL EXPENDITURE PLAN

     On January 29, 1999, Nextel sold us operational systems that had been offering service in upstate New York since July 1998 and in Hawaii since September 1998. In addition, Nextel, in return for a cash reimbursement, provided its preliminary design work, construction work in progress and design and construction contracts for the systems within other parts of our territory.

     We currently plan to launch additional commercial operations in our selected markets so that we cover places where a total of approximately 22.4 million people live or work in our territory by the end of 2001. The table below indicates the number of markets expected to be commercially launched in our markets and the total number of people who live or work in such markets.

                 NUMBER OF
 LAUNCH YEAR      MARKETS     COVERED POPULATION
 -----------      -------     ------------------
  1998               5           4.5 million
  1999               4           1.5 million
  2000              21          12.6 million
  2001               9           3.8 million

We believe that our total projected capital requirements from inception through year-end 2003 are approximately $922.8 million. These requirements include capital expenditures related to building out the initial systems in our portion of the Digital Mobile Network, customer acquisition costs, operating losses incurred through the initial build-out phase, debt service and closing costs.

     Our markets contain places where approximately 33 million people live or work. Under the terms of the operating agreements, specific build areas, including metropolitan areas, smaller communities and corridors, are "required build" areas. Our agreements with Nextel require us to launch commercial service in the required build areas of our territory within one, two or three years from January 29, 1999, and have ongoing requirements to complete additional build-outs in subsequent years. In addition, we have the right to elect to build out certain additional markets covering places where approximately 20.4 million people live or work in the aggregate. With respect to a portion of these optional markets, we have the right to elect to build out these territories at any time prior to August 29, 2000. For the remaining optional territories, we have the right to elect to build out before August 29, 1999 so long as we have completed the build-out of our required build areas scheduled for launch in our first year. Nextel may build out the option markets prior to our election if we choose not to build out these markets after notice of Nextel's intent. If our required build markets are not timely built out or if we choose not to build out optional markets, Nextel will have the right to build out these markets. If Nextel completes the build-out of these areas, we will have no right to acquire or operate our network in those areas.

MARKETS

     Nextel License Corp. holds licenses in our markets where 33 million people live or work, of which four markets have populations greater than 1 million and 13 markets have populations between 500,000 and 1 million. The table below lists the markets in which we intend to provide digital wireless service.

REGION        MARKETS
--------------------------------------------------------------------------------
NORTHEAST     Albany
              Binghamton/Elmira
              Buffalo
              Erie
              Glens Falls
              Harrisburg/York/Lancaster
              Ithaca/Norwich
              Jamestown
              Rochester
              Syracuse
              Wilkes-Barre/Scranton/Berwick
--------------------------------------------------------------------------------

SOUTH                   Alexandria
                        Beaumont/Lafayette/Lake Charles
                        Bristol/Johnson City/Kingsport
                        Bryan-College Station
                        Corpus Christi
                        Florida Panhandle
                        Gieger/Dothan/Auburn-Opelika
                        Jackson/Hattiesburg
                        Lynchburg/Louisville/Lexington
                        Mobile/Montgomery
                        Pascagoula
                        Pensacola/Panama City/Fort Walton Beach
                        Roanoke/Blacksburg
                        Shreveport/Texarkana
                        Tallahassee
                        Temple-Killeen/Waco
--------------------------------------------------------------------------------
MIDWEST & WEST          Boise/Sun Valley
                        Davenport/Dubuque
                        Des Moines/Ames
                        Duluth
                        Eau Claire
                        Green Bay/Fond du Lac
                        Independence
                        Omaha/Lincoln
                        Peoria/Springfield
                        Rochester
                        Twin Falls
--------------------------------------------------------------------------------
NONCONTINENTAL U.S.     Hawaii
--------------------------------------------------------------------------------

     In addition to medium-sized and smaller markets, our markets include selected corridors along interstate highways and state highways. While these corridors do not have large business or residential population, we believe that significant revenues will be earned from travelers on such highways. Accordingly, the population of a given area may not fully indicate the amount of the revenues that may be generated in such area.

THE U.S. WIRELESS COMMUNICATIONS INDUSTRY

 OVERVIEW

     Wireless communications systems use a variety of radio frequencies to transmit voice and data, and include cellular telephone services, ESMR, PCS and paging. ESMR stands for enhanced specialized mobile radio, and is the regulatory term applied to the services, including those provided by the Digital Mobile Network, that combine wireless telephone service with a dispatch feature and paging. PCS stands for personal communications service, and refers to digital wireless telephone service.

     Since the first commercial cellular systems became operational in 1983, wireless telecommunications services have grown dramatically as these services have become widely available and increasingly affordable. This growth has been driven by technological advances, changes in consumer preferences and increased availability of spectrum to new operators.


     Wireless telephone service has been one of the fastest growing market segments in the telecommunications industry. According to the Cellular Telecommunications Industry Association, between 1994 and 1998, the number of wireless customers and associated industry revenues grew at compounded annual growth rates of 30.8% and 23.3%, respectively, and in 1998, cellular, ESMR and PCS service providers together added approximately 13.9 million new customers, an increase of 23.3% from 1997 totals. The following chart illustrates the annual growth in wireless customers and total industry revenues during the period indicated.

    [THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE
           DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE
                           PURPOSE OF EDGAR FILING.]

U.S. WIRELESS SUBSCRIBERS AND TOTAL INDUSTRY REVENUES*
(SUBSCRIBERS IN THOUSANDS, $ IN BILLIONS)

1985         340
1986         682
1987       1,231
1988       2,069
1989       3,509
1990       5,283
1991       7,557
1992      11,033
1993      16,009
1994      24,134
1995      33,786
1996      44,043
1997      55,312
1998      69,209

SOURCE: CELLULAR TELECOMMUNICATIONS INDUSTRY ASSOCIATION


     According to the Cellular Telecommunications Industry Association, as of December 31, 1998, there were over 69 million mobile telephone users in the United States. Industry sources estimate that U.S. mobile wireless penetration rates will continue to grow significantly and reach 64% by 2008.


 WIRELESS COMMUNICATIONS SYSTEMS

     In the U.S. wireless communications industry, there are three wireless telephone services: cellular, ESMR and PCS. Currently, cellular is the predominant service available and has several competitive advantages. Cellular and ESMR services utilize radio spectrum in the 800 MHz band while PCS operates at higher frequencies of 1850 to 1990 MHz. Use of the 800 MHz band gives cellular and ESMR superior ability to penetrate objects and structures and spread or "propagate" through air, reducing infrastructure costs since fewer base radios are needed to cover a given area and increasing the ability to penetrate buildings and other physical obstacles.

     All cellular services transmissions were originally analog-based, although some cellular providers have now overlaid digital systems alongside their analog systems in many markets. Analog cellular technology has the advantage of using a consistent standard nationwide, permitting nationwide roaming using a single mode (i.e., analog), single band (i.e., cellular) handset. On the other hand, analog technology has several disadvantages, including less efficient use of spectrum, which reduces effective call capacity, inconsistent service quality, reduced privacy, security and reliability as compared to digital technologies and the inability to offer services such as voice mail, call waiting or caller identification.

     Beginning in 1995, the FCC allocated the 1850 to 1990 MHz portion of the radio spectrum for PCS service. All PCS services, like ESMR, are all-digital systems which convert voice or data signals into a stream of binary digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital signaling, allows digital-based wireless technologies to offer new and enhanced services, improved voice quality and system flexibility, as compared with analog technologies. Call forwarding, call waiting and greater call privacy are among the enhanced services digital systems provide. In addition, due to the reduced power consumption of digital handsets, users benefit from an extended battery life.

     The FCC assigned non-contiguous portions of the 800 MHz band to specialized mobile radio service or "SMR", which was initially dedicated to analog two-way radio dispatch services. This service only became a competitor in the wireless telephone market with the introduction in 1993 of ESMR, which applies digital technology to make use of the 800 MHz spectrum band and its superior propagation characteristics to deliver the advantages of a digital wireless mobile telephone system while retaining and significantly enhancing the value of SMR's traditional dispatch feature.

     Unlike analog cellular, which has been implemented in a uniform manner across the United States, several mutually incompatible digital technologies are currently in use in the United States. Roaming into different areas often requires multi-mode (analog/digital) and/or multi-band (PCS/cellular) handsets that function at both cellular and PCS frequencies and/or are equipped for more than one type of modulation technology. Time-division technologies, which include Global System for Mobile Communications or "GSM", Time Division Multiple Access or "TDMA" and iDEN break up each transmission channel into time slots that increase effective capacity. Code Division Multiple Access or "CDMA" technology is a spread-spectrum technology which transmits portions of many messages over a broad portion of the available spectrum rather than a single channel. iDEN phones presently operate only in the iDEN mode within SMR frequencies, and therefore cannot roam onto other digital or analog wireless networks.

 NEXTEL


     Subscriber and Revenue Growth. Nextel deployed a second generation of Motorola's iDEN technology beginning in the third quarter of 1996. In its quarterly reports, Nextel has reported a high rate of customer growth since that time, making it one of the industry's growth leaders as compared to information reported by cellular and digital service providers. Based on Nextel's quarterly reports, over the past two years, the number of Nextel's ESMR customers has grown at a 34.5% compounded growth rate, quarter over quarter and as of March 31, 1999, the number of Nextel's ESMR customers is estimated to have grown to more than 3.1 million. The following chart illustrates the quarterly growth of Nextel's ESMR customers over the past four years. Because our physical network will take several years to build out fully, and because of the smaller size of our territory as compared to Nextel's, our rate of customer growth may not equal or exceed Nextel's results. Moreover, we cannot assure you that Nextel itself, whose growth we believe has been driven primarily by its success in penetrating its core market of industries dependent upon mobile work groups, will sustain its recent growth rates in the future.

    [THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE
           DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE
                           PURPOSE OF EDGAR FILING.]

NEXTEL - QUARTERLY DIGITAL SUBSCRIBERS*
(IN THOUSANDS)

Q4 94       13.5
Q1 95       22.6
Q2 95       37.0
Q3 95       61.0
Q4 95       85.0
Q1 96      129.1
Q2 96      175.0
Q3 96      228.0
Q4 96      300.3
Q1 97      422.9
Q2 97      624.4
Q3 97      946.8
Q4 97    1,270.7
Q1 98    1,641.5
Q2 98    2,042.1
Q3 98    2,417.4
Q4 98    2,956.0
Q1 99    3,152.9

AS REPORTED IN NEXTEL'S QUARTERLY REPORTS.

     Nextel's reported monthly average revenue per unit has generally increased since 1993, a fact that stands in notable contrast to the overall trend in the wireless industry, where, according to data reported by the Cellular Telecommunications Industry Association, monthly average revenue per unit has been declining since 1993 as a result of increasing competition. Nextel's monthly average revenue per unit may be adversely affected in the future as it attempts to broaden its customer base and faces increasing competition. There can be no assurance that our monthly average revenue per unit will duplicate that of Nextel, because we set our prices independently, and our markets are geographically and demographically distinct from Nextel's. The following chart illustrates the quarterly growth of Nextel's monthly average revenue per unit rates over the past three years.


2,042.1                                       44

    [THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE
           DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE
                           PURPOSE OF EDGAR FILING.]

NEXTEL - MONTHLY AVERAGE REVENUE PER DIGITAL SUBSCRIBER UNIT*

Q2 96     $52
Q3 96     $56
Q4 96     $56
Q1 97     $59
Q2 97     $63
Q3 97     $70
Q4 97     $68
Q1 98     $66
Q2 98     $69
Q3 98     $70
Q4 98     $70
Q1 99     $71

AS REPORTED IN NEXTEL'S QUARTERLY REPORTS.

     Differentiated Product Offering We believe that Nextel has maintained and increased its monthly ARPU as a result of the unique features of its differentiated product and its focus on mobile work groups. In its 1998 annual report, Nextel reported that it believes that these groups have made Nextel's service an integral part of their business operations, which we believe contributes to high usage and lower rates of churn. Nextel's iDEN service offers the same mobile telephone features as digital cellular and PCS service, including call forwarding, call waiting and greater call privacy. Moreover, iDEN technology's unique differentiation from other digital standards is its dispatch service, which is marketed by Nextel and us, as Nextel Direct Connect service.

     The Nextel Direct Connect dispatch capability allows any member of a mobile team to immediately communicate with any or all of a prearranged Nextel phone-equipped team of up to 100 members with the push of a button. This "push-to-talk" feature works like a two-way radio, but, in contrast to analog dispatch SMR radios, digital iDEN technology allows only the person or persons being called to hear the conversation.


     Nextel Direct Connect service, together with other enhancements, including call alert, speakerphone capability, short text paging and "hot-sync" programming (on certain subscriber unit models), differentiate Nextel's digital service from cellular and PCS providers, and we believe it has been responsible for Nextel's strong appeal to business users in mobile occupations, including transportation, delivery, real property and facilities management, construction and building, landscaping, and other service sectors. "Hot-sync" programming allows users to quickly and easily program their subscriber units with the data necessary to form a Direct Connect work group by inserting each unit into a cradle connected to a personal computer. In addition to its advantages to users, Nextel Direct Connect service uses only half the bandwidth that an interconnected call over an iDEN network would use, and this efficient use of spectrum gives the iDEN service provider the opportunity to offer attractive pricing for Nextel Direct Connect service.


THE OPERATING AGREEMENTS

     The operating agreements define the relationship between Nextel and us. The operating agreements demand that we adhere to certain key operating requirements, including the following:

     o we generally are required to offer the full complement of products and services offered by Nextel in comparable service areas;

     o we must abide by Nextel's standard pricing structure (principally home-rate pricing, per-second billing, and flat-rate pricing), but we need not charge the same prices as Nextel;

     o    we must meet minimum network performance and customer care thresholds;
          and

     o we must adhere to standards in other operating areas, such as frequency design, site acquisition, construction, cell site maintenance, and marketing and advertising.

     The initial terms of the operating agreements, except for the master site lease, are for ten years which may be extended for up to two and a half years, with four, ten-year renewals at our option. The master site lease has an initial term of five years with nine, five-year renewals at our option.

     As an equity contribution, Nextel assigned SMR licenses in our territory to Nextel WIP License Corp. The capital stock of Nextel WIP License Corp. will be transferred to us following FCC approval and will then be pledged to secure borrowings under the credit facility. Pending FCC approval, our use of SMR frequencies covered by these licenses is governed by the frequency management agreement. Nextel agreed, as part of its contribution, to pay for future SMR licenses acquired from third parties in exchange for our assignment of previously transferred licenses of equivalent value back to Nextel. The aggregate value of all such exchanges of the transferred licenses may not exceed $25.0 million. We are responsible for the cost of migrating customers off of the frequencies if necessary.

     In addition, Nextel shares with us its experience and know-how in operating iDEN networks, by granting us access to meetings and employee training sessions, and will provide specified services upon our request. The most significant services we can ask Nextel to provide are:

     o use of certain of Nextel's switching facilities in exchange for a per-minute fee based on Nextel's national average cost for such service, including financing and depreciation costs;

     o monitoring of switches owned by us on a 24-hour per day basis by Nextel's network monitoring center in exchange for a fee based on pro-rata costs;

     o use of Nextel's back-office systems for a transitional period in order to support customer activation, billing and customer care in exchange for fees based on Nextel's national average cost for such services and, if necessary after the transitional period, for fees to be mutually determined;

     o use of the Nextel brand name and certain trademarks and service marks, and the marketing and advertising materials developed by Nextel in exchange for a marketing services fee described below;


     o lease space on transmission towers developed by Nextel or purchased by third parties from Nextel located in our markets;


     o access to technology enhancements and improvements in exchange for pro-rata sharing of any research and development costs; and

     o access to Nextel vendor contracts and terms wherever possible, including Motorola infrastructure and subscriber unit pricing.

     To further support us in our efforts, Nextel has also agreed that:

     o the per-minute switching fees through the year 2001 will be based on the estimated national average cost for such services in the year 2001;

     o the switch monitoring services will be supplied for a fee based on Nextel's average costs of providing such service;


     o no marketing services fee is due until the later of January 2002 or the first month of the quarter beginning after we achieve two consecutive quarters of positive EBITDA as adjusted, at which time the fee will be 0.5% of gross monthly service revenues for the next three years of operation and 1.0% of gross monthly service revenues thereafter; and


     o the roaming rate payable to us when Nextel subscribers use our system will be 95% of the average revenue per minute through 1999, 90% in 2000, 85% in 2001 and 80% thereafter, subject to upward or downward adjustment based on the relative customer satisfaction levels of Nextel and us.

     In exchange for its equity contribution, Nextel received equity interests in Nextel Partners. Subject to certain conditions, Nextel has the option to acquire 100% of the outstanding equity interests of Nextel Partners which it does not already own upon the occurrence of any of the following:

     o on certain dates beginning on the seventh anniversary of the commencement of the operating agreements;

     o in the event Nextel materially changes its technology and does not elect to replace our equipment; or

     o in the event of a material breach by us of our joint venture agreement with Nextel.

     On the other hand, subject to certain conditions, our shareholders have the right to put their entire interest to Nextel if:

     o there is a change of control of Nextel, such right exercisable at any time during the 18-month period following such change of control;

     o Nextel implements operational changes, technology improvements, or pricing structure changes that adversely impact our business, and Nextel does not elect to compensate us for net losses attributable to such changes; or

     o Nextel exercises its right to preempt certain demand registrations of our stock by DLJ Merchant Banking.

     The determination of the purchase price to be paid to interest holders other than Nextel varies for each of the above scenarios, but is generally based on formula prices or some variation of "fair market value" or a percentage thereof as determined by independent appraisers.

     We are managed by a board of directors. The board of directors currently consists of one member designated by each of Nextel and Eagle River, two members designated by DLJ Merchant Banking (one of whom can be an officer or director of Madison Dearborn Partners) and our chief executive officer. While the board of directors will set forth the general policies, decisions regarding certain matters require the consent of DLJ Merchant Banking, and Nextel's approval must be obtained before any change in technology, any change in our business scope and any sale of all or substantially all of our assets. See "Management" and "Certain Relationships and Related Transactions--Shareholders' Agreement."

MARKETING

     At the time of launch in each of our markets, we expect to market our services to leads and prospects previously generated by the Nextel marketing organization within our territory, either as a result of offices or branches of Nextel national accounts located within our territory or as a result of inquiries directed to Nextel prior to the launch of services. We expect to benefit from Nextel's national advertising campaign and utilize a direct sales force as well as indirect sales channels, such as a "store-within-a-store" at building supply superstores, direct mail and telemarketing.

CUSTOMER CARE

     Our customers can reach customer service for our markets through the national 800 number advertised by Nextel. Nextel's call center automatically routes all calls from our customers to us. We will initially provide customer care through a dedicated team based at Nextel's customer care center, and intend to establish one or more separate customer care centers when our business base is large enough to justify the expenditures involved.

THE DIGITAL MOBILE NETWORK

     Digital Mobile Network Services. We are designing and constructing our portion of the Digital Mobile Network to generally support the same variety of service offerings as Nextel, including:

     o mobile telephone service, including access to features competitive with those offered by current wireless communications services, such as the transfer or "hand-off" of calls as a customer travels from one site range to another and signal penetration of objects and structures for improved mobile performance in selected high usage areas;

     o    Nextel Direct Connect service; and

     o signaling or paging capability, which also has been built into each subscriber unit, to enable a customer to receive alphanumeric short-text messages.

In addition, the Digital Mobile Network has been designed to offer customers additional features, such as voicemail, call hold, call waiting, no-answer or busy-signal transfer, call forwarding and three-way calling.

     Roaming Agreements. We expect to enter into international roaming agreements with carriers operating outside of the United States. To the extent that we, independently, are unable to obtain any such agreements due to a technological issue, our operating agreements with Nextel requires us to cooperate with Nextel WIP Corp. to provide us with the benefit of Nextel's international roaming arrangement.

     Nextel International, Inc., which is a substantially wholly-owned subsidiary of Nextel, owns significant equity interests in a number of entities that provide wireless communications services (primarily using the iDEN technology) outside the United States. Nextel International's operating subsidiaries and affiliated entities plan to construct and operate digital networks employing iDEN technology in major metropolitan market areas located in Brazil, Mexico, Argentina, Peru and the Philippines.

     Nextel has entered into a roaming agreement with Clearnet Communications, Inc., which has constructed and operates a digital wireless communications network in Canada using iDEN technology. Nextel also may enter into a roaming agreement with Nextel International's wholly owned subsidiary which has constructed and operates a digital wireless communications network in Mexico using iDEN technology. Such roaming agreements are expected to provide, among other things, the coordination of customer identification and validation necessary to facilitate cross-border roaming service in North America.

     Digital Mobile Network Technology. The Digital Mobile Network, as currently deployed by Nextel, combines the iDEN digital technology developed and designed by Motorola, with a low-power, multi-site deployment of base radios similar to that used by cellular service, that permits us to reuse the same frequency in different cells, increasing our system's effective capacity. The iDEN technology that we are deploying shares many common components with the GSM technology that has been established as the digital cellular communications standard in Europe and is a variant of the GSM technology that is being deployed by certain PCS operators in the United States.

     The design of the Digital Mobile Network is premised on dividing a service area into multiple sites. Each site will contain the base radio connected by a microwave, fiber optic or telephone line to a computer controlled switching center. In the case of mobile telephone calls, the switching center controls the automatic hand-off of calls from site to site as a customer travels, coordinates calls to and from a customer unit and connects calls to the public switched telecommunications network. In the case of two-way dispatch calls, the switching center connects the customer initiating the call directly to the other customer (in the case of a private call) and directly to a number of other customers (in the case of a group call) to whom the call is directed in the geographic service areas.

     Northern Telecom, Inc. has supplied the mobile telephone switches for Nextel's Digital Mobile Network. Nextel reported in its 1998 annual report that as of the end of that year, it had 31 operational switches and approximately 6,200 cell sites constructed and in operation in its portion of the Digital Mobile Network. As of March 31, 1999, we had one operational switch and approximately 203 cell sites constructed and in operation in our portion of the Digital Mobile Network.

     Under our agreements, Nextel is required to cooperate with us to optimize the location of the switching centers to support both Nextel's existing and planned Digital Mobile Network Service and our launch of service until such time, if ever, that we attract a customer base in a region sufficient to justify our own purchase of a switch in that region. In areas where we do not have our own switch, we obtain switching services from Nextel. See "Certain Relationships and Related Transactions--Switch Sharing Agreement."

     Nextel now uses iDEN technology throughout its portion of the Digital Mobile Network, and we intend to use it exclusively. iDEN technology is a proprietary format for delivering signals over scattered, non-contiguous SMR frequencies. Although iDEN is based on the TDMA technology format, it differs in a number of significant respects from the TDMA technology versions being assessed or deployed by many cellular operators and PCS providers in the United States, and their differences may have important consequences. The iDEN technology, when utilized for the two-way radio dispatch function, can be significantly more efficient than TDMA technology formats utilized by certain cellular providers.

     The implementation of the Digital Mobile Network design and technology increases the capacity of a SMR channel significantly (as compared to analog technology) in two ways:

     (1) The content of every call made by a digital subscriber is converted into a stream of data bits that are encoded and compressed before being transmitted over the airwaves. By converting the call into digital bits, both the content and the processing information used to route the call can be transmitted over the same channel without causing interference with other calls. Upon receipt of the coded data bits, the subscriber's handset will decode the signal into an audible voice.

          By using the iDEN digital technology instead of analog technology on our systems, we achieve an approximate six times improvement in efficiency in the use of our spectrum for two-way radio dispatch service and an approximate three times improvement in efficiency for mobile telephone service.


     (2) Each cell site provides service in our licensed frequencies to a particular geographic area by permitting the customer's handset to communicate with our network. By designing our system with multiple cell sites, we are able to reuse the frequency channels many times throughout the same license area by placing our transmitters at low elevation sites and restricting the power of each transmitter to a directed geographic area, which may be less than a mile and up to thirty miles. This process avoids interference, while permitting significantly more customers to use the frequencies allotted to us.

The use of the spectrum in the manner described above, combining digital compression technology with the reuse of spectrum throughout our license area, allows us to support more customer calls than would otherwise be the case.

SYSTEM CONSTRUCTION AND SUPPLIERS

     The first step required to build our network in a new market is the completion of the radio design plan, which typically takes about four months. This stage involves the selection of specific areas in the market for the placement of base radio sites and the identification of specific frequencies that will be employed at each site in the initial configuration. Sites are selected on the basis of their proximity to targeted customers, the ability to acquire and build the site and frequency transmission characteristics. Site procurement efforts include obtaining leases and permits, and in many cases, zoning approvals. This site acquisition process for the initial system to be constructed in a market, depending on the number of sites, typically takes from two to eighteen months.


     Preparation of each site for equipment installation, including construction of equipment shelters, transmission towers and power systems, grounding, ventilation and air conditioning, typically takes six weeks, while equipment installation, testing and pre-operational systems optimization generally takes an additional six weeks prior to commencement of system operations. Following commencement of system operations in a selected market, we expect to add new sites to the system continually in order to improve coverage and capacity.


     Our ability to successfully perform these necessary steps may be hindered by, among other things, any failure to acquire additional necessary radio frequencies from third parties or to exchange radio frequency licenses with Nextel, to commence and complete the construction of sites for our equipment in a timely and satisfactory manner and to obtain necessary approvals, licenses and permits from federal, state and local agencies, including zoning or other land use regulatory approvals and approval from the FAA with respect to the transmission towers that we will be using. We may also experience cost overruns and delays not within our control caused by acts of governmental entities, design changes, material and equipment shortages, delays in delivery and catastrophic occurrences.

     To avoid risks of zoning and construction delays and to minimize site acquisition costs, we locate our sites on existing transmissions towers wherever possible. In the event we need a transmission tower, and an existing site is not available, SpectraSite, through its arrangements with Nextel, or other third parties with whom we have agreements, will purchase or build towers for us.

     Moreover, Motorola is our sole supplier of transmitters and handset equipment and we rely on Motorola to manufacture a substantial portion of the equipment necessary to construct the initial build out of our market. Thus, we are highly dependent on Motorola's ability to deliver this equipment and on reasonable terms. See "Certain Relationships and Related Transactions--Motorola Purchase Agreements."

COMPETITION


     In each of the markets where our portion of the Digital Mobile Network will operate, we will compete with the two established cellular licensees and as many as six PCS licensees, including AT&T Wireless Services, Sprint PCS, Bell Atlantic, BellSouth, Southwestern Bell, PrimeCo and Airtouch. Our ability to compete effectively with other wireless communications service providers depends on a number of factors, including:


     o    the continued satisfactory performance of iDEN technology;

     o the establishment and maintenance of roaming service among our market areas and those of Nextel; and

     o the development of cost-effective direct and indirect channels of distribution for our Digital Mobile Network products and services.

     A substantial number of the entities that have been awarded PCS licenses are current cellular communications service providers and joint ventures of current and potential wireless communications service providers, many of which have financial resources, customer bases and name recognition greater than ours. PCS operators will likely compete with us in providing some or all of the services available through our network. Additionally, we expect that existing cellular service providers, some of which have been operational for a number of years and have significantly greater financial and technical resources, customer bases and name recognition than ours, will continue to upgrade their systems to provide digital wireless communications services competitive with those available on our network. Moreover, cellular and wireline companies have been granted authority to participate in dispatch and SMR services, respectively. We also expect our business to face competition from other technologies and services developed and introduced in the future.

     While we believe that the mobile telephone service currently being provided on the Digital Mobile Network utilizing the iDEN technology is similar in function to and achieves performance levels competitive with those being offered by other current wireless communications service providers in our market areas, there are and will in certain cases continue to be differences between the services provided by us and by cellular and/or PCS system operators and the performance of their respective systems. The all-digital networks that we and Nextel operate provide customers with digital quality and advanced features wherever they roam on the Digital Mobile Network, in contrast to hybrid analog/digital networks of cellular competitors, which do not support these features in the large analog-only portion of their networks. Nevertheless, our ability to provide roaming services will be more limited than that of carriers whose subscribers use handsets that can operate on both analog and digital cellular networks and who have roaming agreements covering larger parts of the country. As we, with the assistance of Nextel, make progress toward building out the Digital Mobile Network nationwide, this disadvantage will be reduced, but we can give no assurance that the Digital Mobile Network will ever be as ubiquitous as other mobile telephone services. In addition, if either PCS or cellular operators provide two-way radio dispatch services in the future, our competitive advantage in being uniquely able to combine that service with our mobile telephone service would be impaired.

     Subscriber units on the Digital Mobile Network are not compatible with those employed on cellular or PCS systems, and vice versa. This lack of interoperability may impede our ability to attract cellular or PCS customers or those new mobile telephone customers that desire the ability to access different service providers in the same market.

     We plan to market the multi-function subscriber units manufactured by Motorola, which are and are likely to remain significantly more expensive than analog handsets and are and are likely to remain somewhat more expensive than digital cellular or PCS handsets that do not incorporate a comparable multi-function capability. We therefore expect to charge higher prices for the subscriber handsets to be used by our Digital Mobile Network customers than those charged by operators for analog cellular handsets and possibly more than those charged by operators for digital cellular handsets. However, we believe that our multi-function subscriber units currently are competitively priced compared to multi-function (mobile telephone service and short text messaging) digital, cellular and PCS handsets.

     During the transition to digital technology, certain participants in the United States cellular industry are offering subscriber units with dual mode (analog and digital) compatibility. Additionally, certain analog cellular system operators that directly or through their affiliates also are constructing and operating digital PCS systems have made available to their customers dual mode/dual band (800 MHz cellular/1900 MHz PCS) subscriber units, to combine the enhanced feature set available on digital PCS systems within their digital service coverage areas with the broader wireless coverage area available on the analog cellular network. We do not have comparable hybrid subscriber units available to our customers.

     We can give no assurances that potential customers will be willing to accept system coverage limitations as a trade-off for the enhanced multi-function wireless communications package we plan to provide on our portion of the Digital Mobile Network.


     Over the past several years as the number of wireless communications providers in our market areas has increased, the prices of such providers' wireless service offerings to customers in those markets have generally been decreasing. We may encounter market pressures to reduce our Digital Mobile Network service offering prices or to restructure our Digital Mobile Network service offering packages to respond to particular short-term, market-specific situations, such as special introductory pricing or packages that may be offered by new providers launching their service in a market, or to remain competitive in the event that wireless service providers generally continue to reduce the prices charged to their customers, particularly if PCS operators enter the smaller markets that we intend to serve.


     Because many of the cellular operators and certain of the PCS operators in our markets have substantially greater financial resources than us, such operators may be able to offer prospective customers equipment subsidies or discounts that are substantially greater than those, if any, that could be offered by us and may be able to offer services to customers at prices that are below prices that we are able to offer for comparable services. Thus, our ability to compete based on the price of its Digital Mobile Network subscriber units and service offerings will be limited. We cannot predict the competitive effect that any of these factors, or any combination thereof, will have on us.

     Cellular operators and certain PCS operators and entities that have been awarded PCS licenses each control more spectrum than is allocated for SMR service in each of the relevant market areas. Each cellular operator is licensed to operate 25 MHz of spectrum and certain PCS licensees have been licensed for 30 MHz of spectrum in the markets in which they are licensed, while no more than 21.5 MHz is available in the 800 MHz band to all SMR systems, including our systems, in those markets. The control of more spectrum gives cellular operators and such PCS licensees the potential for more system capacity and, therefore, more subscribers than SMR operators, including Nextel and us. We believe that we generally have adequate spectrum to provide the capacity needed on our portion of the Digital Mobile Network currently and for the reasonably foreseeable future.

     Nextel has told us that it expects to increase over time the proportion of its Digital Mobile Network customers that it obtains through its indirect distributor network, and we anticipate that our own marketing efforts will follow the same pattern of Nextel's, with an initial reliance on direct sales, followed by increasing reliance on indirect distribution channels. In its 1998 annual report, Nextel reported that, as it expands its retail subscriber base through increased reliance on indirect distribution channels, and as price competition in the wireless industry intensifies, its monthly average revenue per unit is expected to decrease and its average monthly churn rate is expected to increase, and we may be affected by similar factors in the future.

     In 1997, the FCC reallocated and auctioned 30 MHz of 2.3 GHz spectrum to wireless services. However, the strict operational and technical limitations the FCC placed on use of the spectrum will likely prohibit the provision of mobile services using current technology. Additionally, the FCC has reallocated 220 MHz of radio spectrum for use by "emerging telecommunications technologies," such as PCS, low-earth orbit satellites and mobile satellite systems. The FCC has authorized a consortium of communications companies to provide nationwide mobile satellite services. Additionally, the FCC recently reallocated 36 MHz of the former analog television channels to commercial services, including broadcasts, fixed and mobile services. We cannot predict how these technologies will develop or what impact, if any, they will have on our ability to compete for wireless communications services customers.

EMPLOYEES


     As of March 31, 1999, we had approximately 200 employees, which includes our upstate New York territory and Hawaii operations. None of our employees are or are expected to be represented by a labor union or subject to a collective bargaining agreement, nor have we experienced any work stoppage due to labor disputes. We believe that our relations with our employees are good.


PROPERTIES


     We lease our headquarters located at 4500 Carillon Point in Kirkland, Washington. This facility is approximately 14,000 square feet and we have a lease commitment on the facility through December 31, 2002. We also lease administrative offices of approximately 12,700 square feet in Minnetonka, Minnesota under a lease expiring March 31, 2002. We lease cell sites for the transmission of radio service including sites leased from Nextel under the master site lease agreement. See "Certain Relationships and Related Transactions--Master Site Lease Agreement". These sites are located on transmission towers generally at heights ranging from 150 to 300 feet above the ground. The terms of these leases generally range from month-to-month to 20 years at monthly rents ranging from $300 to $2,200. As of March 31, 1999, we had approximately 245 constructed sites at leased locations.

                                   REGULATION

     Federal Regulation

     SMR Regulation. We are an SMR operator regulated as such by the FCC. The FCC also regulates the licensing, construction, operation and acquisition of all other wireless telecommunications systems in the United States, including cellular and PCS operators. We are generally subject to the same FCC rules and regulations as cellular and PCS operators, but our status as an SMR operator creates some important regulatory differences.

     Within the limitations of available spectrum and technology, SMR operators are authorized to provide mobile communications services to business and individual users, including mobile telephone, two-way radio dispatch, paging and mobile data services. SMR regulations have undergone significant changes during the last five years and continue to evolve as new FCC rules and regulations are adopted.

     The first SMR systems became operational in 1974, but these early systems were not permitted or designed to provide mobile telephone service competitive with that provided by cellular operators. SMR operators originally emphasized two-way dispatch service, which involves shorter duration communications than mobile telephone service and places less demand on system capacity. SMR system capacity and quality was originally limited by:

     o    the smaller portion of the radio spectrum allocated to SMR,

     o    the assignment of SMR frequencies on a non-contiguous basis,

     o regulations and procedures that initially served to spread ownership of SMR licenses among a large number of operators in each market, thereby further limiting the amount of SMR spectrum available to any particular operator, and

     o older SMR technology, which employed analog transmission and a single site, high-power transmitter configuration, thus precluding the use of any given SMR frequency by more than one caller at a time within a given licensed service area.

     The original analog SMR market, therefore, was oriented largely to customers such as contractors, service companies and delivery services that have significant field operations and need to provide their personnel with the ability to communicate directly with one another, either on a one-to-one or one-to-many basis, within a limited geographic area. SMR licenses granted prior to 1997 have several unfavorable characteristics, as compared with cellular or PCS licenses. Because these SMR licenses were on a site-by-site basis, numerous SMR licenses were required to cover the metropolitan area typically covered by a single cellular or PCS license.

     SMR licenses granted in 1997 and later were granted to cover a large area (known as an economic area, or EA) rather than a particular antenna at a particular site. EA licenses, therefore, are more like cellular or PCS licenses in this regard, and eliminate one of the former regulatory disadvantages of SMR licenses. Nextel was the largest successful bidder in the FCC's auction of EA licenses, and, as a result, Nextel WIP License Corp. holds EA licenses for all of the territory that we intend to serve.


     EA licences grant the licensee exclusive use of the frequencies in the EA territory. To the extent that another SMR site-by-site licensee may be operating in the same frequencies in the EA pursuant to another license, the EA licensee has priority, but must compensate the incumbent for the cost of changing to another frequency. Most of our EA licenses are free of incumbent carriers other than Nextel. Nextel has transferred to us those site-by-site licenses located in our EA territories operating at the same frequencies. EA licenses to operate on these frequencies were granted pursuant to a one time auction and are issued for ten years, after which we will need to apply for renewal from the FCC. EA licensees generally expect to obtain renewal of their licenses.

     All of our SMR licenses are subject to FCC build-out requirements. The FCC recently suspended the build-out deadlines for our pre-1997 site-by-site SMR licenses. Our EA licenses must provide coverage to at least one-third of the population of the license area within three years of the initial grant and two-thirds of the population within five years. Failure to comply with the build-out requirements for both site-by-site licenses and EA licenses may result in a revocation of these licenses by the FCC. We will be acquiring and utilizing both site-by-site licenses and EA licenses.


     Federal Regulation of Wireless Operators. SMR regulations have undergone significant changes during the last five years and continue to evolve as new FCC rules and regulations are adopted pursuant to the Omnibus Budget Reconciliation Act of 1993 and the Telecommunications Act. Since 1996 SMR operators like us and Nextel have been subject to common carrier obligations similar to those of cellular and PCS operators. This regulatory change recognized the emergence of Nextel's type of SMR service as competitive with the wireless service provided by cellular and PCS providers.

     As a result, SMR providers like us now have many of the same rights (such as the right to interconnect with other carriers) and are subject to many of the same obligations applicable to cellular and PCS operators.


     The FCC prohibits any SMR, cellular, or PCS provider, collectively regulated as "CMRS" providers, from restricting another carrier's ability to resell our services until November 24, 2002. The FCC also has adopted requirements for CMRS providers, including covered SMR providers, to implement various enhanced 911 capabilities by October 2001. The FCC also requires CMRS providers to deploy technology that would allow customers to keep their telephone numbers when switching to another carrier. Covered SMR providers, including Nextel and us, along with other CMRS services providers, must offer this number portability service in the 100 largest metropolitan areas, including the ability to support nationwide roaming, by November 2002. This requirement also includes enabling calls from our network to be delivered to telephone numbers which have been switched from one wireline carrier to another. The FCC is presently considering whether to accelerate this deployment schedule so that CMRS providers could use this technology to foster more efficient utilization of telephone numbers. An acceleration of this schedule could result in significant costs on us and other carriers.

     The FCC's spectrum cap regulations limit any entity from holding attributable interests in more than 45 MHz of licensed broadband PCS, cellular or covered SMR spectrum with significant overlap in any geographic area. The FCC is presently reviewing these spectrum cap regulations. An interest of 20% or more of the equity or voting rights in a PCS, SMR or cellular licensee may subject an investor to restrictions on ownership of overlapping wireless providers. These rules may affect our ability to obtain additional spectrum.

     Wireless providers, including us, also must satisfy FCC requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent wireless users, permittees and licensees in order to avoid electrical interference between adjacent networks. In addition, the height and power of base radio transmitting facilities of certain wireless providers and the type of signals they emit must fall within specified parameters.


     The FCC is responsible for the other rules and policies which govern the operations over the SMR spectrum which we intend to use. This includes the terms under which CMRS providers interconnect their networks and the networks of wireline and other wireless providers of interstate communications services. The FCC also has the authority to adjudicate complaints filed under the Communications Act with respect to service providers subject to its jurisdiction among other matters. Under its broad oversight authority with respect to market entry and the promotion of a competitive marketplace for wireless providers, the FCC regularly conducts rulemaking and other types of proceedings to determine rules and policies that could affect SMR operations. These rules and policies are applicable to our operations and we intend to comply with the FCC's promulgations.

     In August 1996, the FCC adopted rules implementing certain Communications Act provisions which impose a number of obligations for local exchange carriers to interconnect their network to other carriers' networks which affect wireless service providers. Established local exchange carriers must provide for collocation of equipment necessary for interconnection, as well as any technically feasible method of interconnection requested by a CMRS provider. In addition, all local exchange carriers are obligated to enter into reciprocal, cost-based compensation arrangements with CMRS providers for the transmission of local calls. If we cannot successfully negotiate an interconnection agreement with an established local exchange carrier, it may require the relevant state public utilities commission to serve as arbitrators.


     In addition, the Communications Assistance for Law Enforcement Act of 1994 requires all telecommunications carriers, including wireless carriers, as of June 30, 2000, to ensure that their equipment is capable of permitting the government, pursuant to a court order or other lawful authorization, to intercept any wire and electronic communications carried by the carrier to or from its subscribers and to access certain call-identifying information that is reasonably available to the carriers. Although final standards have yet to be promulgated, compliance with the requirements of this act could impose significant additional direct and/or indirect costs on us and other wireless carriers.


     Wireless networks are also subject to certain FCC and FAA regulations respecting the relocation, lighting and construction of transmitter towers and antennas and are subject to regulation under the National Environmental Policy Act and the environmental regulations of the FCC. The FCC's rules require antenna structure owners to notify the FAA of structures that may require marking or lighting. In addition to our SMR licenses, we may also utilize other carriers' facilities to connect base radio sites and to link them to their respective main switching offices. These facilities may be separately licensed by the FCC and may be subject to regulation as to technical parameters, service, and transfer or assignment.

     Pursuant to the Telecommunications Act, all telecommunications carriers that provide interstate telecommunications services, including SMR providers such as ourselves, are required to make an "equitable and non-discriminatory contribution" to support the cost of federal universal service programs. These programs are designed to achieve a variety of public interest goals, including affordable telephone service nationwide, as well as subsidizing telecommunications services for schools and libraries. Contributions are calculated on the basis of each carrier's interstate and, for certain programs, intrastate end-user telecommunications revenue. The Telecommunications Act also permits states to adopt universal service regulations not inconsistent with the Telecommunications Act or the FCC's regulations. The FCC has concluded that states can require CMRS providers to contribute to their universal services funds. This decision is presently pending before the United States Court of Appeals for the Fifth Circuit. Additional costs may be incurred by us and ultimately by our subscribers as a result of our compliance with these required contributions.


     The Telecommunications Act also requires all telecommunications carriers, including SMR licensees, to ensure that their services are accessible to and useable by persons with disabilities, if readily achievable. Compliance with the Telecommunications Act requirements, and the regulations promulgated thereunder, could impose additional direct and/or indirect costs on us and other licensees.

     In addition, other regulations may be promulgated pursuant to the Communications Act or the Telecommunications Act which would significantly raise our cost of providing service. In response, we may be required to modify our business plans or operations in order to comply with any such regulations. Moreover, the FCC or other federal government agencies or any state regulatory agency having jurisdiction over our business may adopt or change regulations or take other action that could adversely affect our financial condition or results of operations.


State Regulation and Local Approvals

     The states in which we operate generally have state agencies or commissions charged under state law with regulating telecommunications companies, and local governments generally seek to regulate placement of transmitters and rights of way. While the powers of state and local governments to regulate wireless carriers are limited to some extent by federal law, we will have to devote resources to comply with state and local requirements. For example, state and local governments generally may not regulate our rates or our entry into a market, but are permitted to manage public rights of way, for which they can require fair and reasonable compensation.


     Under the Communications Act, states and local authorities maintain authority over the zoning of sites where our antennas are located. These authorities, however, may not discriminate against or prohibit our services through their use of zoning authority. Therefore, while we may need approvals for particular sites or may not be able to choose the exact location for our site we do not foresee significant problems in placing our antennas at sites in our territory.


Pending Regulatory Initiatives

     The FCC and a number of state regulatory authorities have initiated proceedings or indicated their intention to examine the implementation of number portability to permit customers to retain their telephone numbers when they change service providers, the implementation of various number conservation mechanisms, and alterations in the structure of universal service funding, among other matters. These initiatives could impose significant financial obligations on us and other wireless service providers, the magnitude of which we cannot predict.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

     The Communications Act requires us to obtain FCC approval before we can assume full control of the licenses Nextel is transferring to us. We began the approval process by filing transfer applications with the FCC. The period for third parties to file petitions to deny these applications has closed with no petitions filed. The FCC, however, may accept late filed petitions under exceptional circumstances. At the conclusion of the process, the FCC may approve the transfer of the licenses as in the public interest, or may conclude that there are substantial and material issues of fact that prevent approval of the transfer. The latter determination requires the FCC to convene a hearing on the transfer. However, the FCC is not required to complete its assessment within any time limit, and any determination it reaches is subject to judicial review. While neither we nor Nextel are aware of any basis for the FCC to deny the transfer, we cannot be absolutely certain that the transfer will be granted.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and directors of Nextel Partners:


NAME                            AGE     POSITION
----                            ---     --------
John Chapple ................   45      President, Chief Executive Officer and Director
John D. Thompson ............   45      Chief Financial Officer and Treasurer
David Thaler ................   43      Vice President--Field Operations
David Aas ...................   45      Vice President--Engineering and Technical Operations
Perry Satterlee .............   39      Vice President--Business Operations
Mark Fanning ................   39      Vice President--People Development
Donald Manning ..............   39      Vice President, General Counsel and Secretary
Timothy M. Donahue ..........   49      Director
Andrew H. Rush ..............   40      Director
Andrew E. Sinwell ...........   34      Director
Dennis M. Weibling ..........   47      Director


     The board of directors is comprised of five directors. The members of the board of directors were elected in accordance with the provisions of a shareholders' agreement where the shareholders agreed to elect:

     o two directors selected by DLJ Merchant Banking, one of whom is a director of Madison Dearborn Partners: Andrew Rush and Andrew Sinwell, respectively,

     o    one director selected by Nextel: Timothy Donahue,

     o    one director selected by Eagle River: Dennis Weibling, and

     o    the chief executive officer of Nextel Partners: John Chapple.

See "Certain Relationships and Related Transaction--The Shareholders'
Agreement."


     Each director shall hold office until the next annual meeting of shareholders or until his successor has been elected or qualified. All executive officers of Nextel Partners are elected by, and serve at the discretion of, the board of directors.

     The board of directors does not have a compensation committee. The board of directors as a whole makes compensation decisions.

     John Chapple has worked to organize Nextel Partners throughout 1998 and has been the President, Chief Executive Officer and a director of Nextel Partners since August 1998. Mr. Chapple, a graduate of Syracuse University and Harvard University's Advanced Management Program, has nearly twenty years experience in the cable television and wireless communications industries. From 1978 to 1983, he served on the senior management team of Rogers Cablesystems before moving to American Cablesystems as Senior Vice President of Operations from 1983 to 1988. From 1988 to 1995, he served as Executive Vice President of Operations for McCaw Cellular Communications and subsequently AT&T Wireless Services following the merger of those companies. From 1995 to 1997, Mr. Chapple was the President and Chief Operating Officer for Orca Bay Sports and Entertainment in Vancouver, B.C. Orca Bay owns and operates Vancouver's National Basketball Association and National Hockey League sports franchises in addition to the General Motors Place sports arena and retail interests. Mr. Chapple is the past Chairman of Cellular One Group and the Personal Communications Industry Association, as well as Vice-Chairman of the Cellular Telecommunications Industry Association.

     John D. Thompson has been the Chief Financial Officer and Treasurer of Nextel Partners since August 1998 and has approximately twenty years of finance experience including twelve years in the wireless communications industry. Mr. Thompson holds both a B.A. in Accounting and a Juris Doctor from the University of Puget Sound. From 1978 to 1986, he served as Tax Manager for Laventhol & Horwath. In 1986, he joined McCaw Cellular Communications as Vice President of Tax. In 1990, he became Senior Vice President of McCaw Cellular Communications and assumed a significant role in a number of key initiatives for the company, including its acquisition of LIN Broadcasting in 1990, the merger of it and AT&T in 1993 and AT&T's PCS license acquisitions in 1996. In 1997, he became Chief Financial Officer for AT&T Wireless Services. Mr. Thompson has served on the boards of a number of AT&T Wireless Services joint ventures, including Bay Area Cellular Telephone Company.

     David Thaler has been the Vice President-Field Operations of Nextel Partners since August 1998 and has nearly seventeen years of management experience in the wireless and cable television industries. From February 1997 to 1998, he served as Senior Vice President and Managing Director of International Development and Operations for AT&T Wireless Services. In this role, Mr. Thaler had overall responsibility for all operating facets related to AT&T Wireless joint ventures in Brazil, Hong Kong, India, Colombia and Taiwan. From 1995 to 1997, Mr. Thaler was Vice President of Operations for AT&T Wireless Services' Central Region business unit. From 1988 to 1995, Mr. Thaler served as Vice President and General Manager of McCaw Cellular Communications' Minnesota District providing overall leadership for an operation consisting of fourteen metropolitan areas. From 1983 to 1988, he served as General Manager and Regional Vice President for American Cablesystems.

     David Aas has been the Vice President-Engineering and Technical Operations of Nextel Partners since August 1998. Prior to joining Nextel Partners, Mr. Aas served as Vice President of Engineering and Operations of AT&T Wireless Services' Messaging Division. Mr. Aas has twenty-one years experience in the wireless industry and has held a number of senior technical management positions, including positions with Airsignal from 1977 to 1981, MCI from 1981 to 1986 and MobileComm from 1986 to 1989. Since 1989, he has been with AT&T Wireless Services, where he has led the design, development, construction and operation of AT&T Wireless Services' national messaging network. Mr. Aas served on the Technical Development Committee of the Personal Communications Industry Association and led the development and deployment of the PACT two-way messaging system.

     Perry Satterlee has been the Vice President-Business Operation of Nextel Partners since August 1998 and has approximately ten years of wireless industry experience. He has spent the last two years with Nextel, where he held the position of President-Pacific Northwest Area since its inception in 1996. Prior to joining Nextel, Mr. Satterlee served from 1992 to 1996 as Vice President and General Manager of AT&T Wireless Services' Central California District. From 1990 to 1992, he was General Manager of McCaw Cellular Communications' Ventura/Santa Barbara market. From 1988 to 1990, Mr. Satterlee was Director of Planning for McCaw Cellular Communications, where he led the company's planning and budgeting processes.

     Mark Fanning has been the Vice President-People Development of Nextel Partners since August 1998 and has over seventeen years of human resources experience, including nine years in the wireless industry with McCaw Cellular Communications and AT&T Wireless Services. From 1995 to 1998, Mr. Fanning served as Vice President for People Development Operations for AT&T Wireless Services. From 1991 to 1995, he served as Director and later as Vice President of Compensation & Benefits for AT&T Wireless Services. From 1989 to 1991, he was the Director of People Development for McCaw's California/Nevada region.

     Donald Manning has been the Vice President, General Counsel and Secretary of Nextel Partners since July 1998. Prior thereto, he served as Regional Attorney for AT&T Wireless Services' Western Region, an eleven state business unit generating over $400 million in revenues annually. Prior to joining AT&T Wireless Services, Mr. Manning was a Senior Associate with Heller, Ehrman, White and McAuliffe specializing in corporate and commercial litigation. From 1985 through 1989, he was an Associate with the Atlanta-based firm of Long, Aldridge & Norman.

     Timothy M. Donahue has been a director of Nextel Partners since January 1999. Mr. Donahue has been a director of Nextel since May 1996 and has been the President of Nextel since February 1996. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services.

     Andrew H. Rush has been a director of Nextel Partners since January 1999. Mr. Rush has been a Managing Director of DLJ Merchant Banking since January 1997. From 1992 to 1997, Mr. Rush was an officer of DLJ Merchant Banking and its predecessors. Mr. Rush currently serves as a member of the advisory board of Triax Midwest Associates, L.P. and as a member of the board of directors of Societe d'Ethanol de Synthese.

     Andrew E. Sinwell has been a director of Nextel Partners since January 1999. Mr. Sinwell has been a Director of Madison Dearborn Partners since August 1996. From 1994 to 1996, Mr. Sinwell was a Senior Policy Advisor at the FCC.

     Dennis M. Weibling has been a director of Nextel Partners since January 1999. Mr. Weibling has been a director of NEXTLINK since January 1997. Mr. Weibling also has been President of Eagle River, Inc. since October 1993. Mr. Weibling is a director of Nextel and a member of the operations, audit, finance and compensation committees. Mr. Weibling serves on the board and executive committee of Teledesic Corporation, a satellite telecommunications company backed by Craig McCaw and Bill Gates.

DIRECTOR COMPENSATION

     Directors of Nextel Partners do not receive compensation for services provided as a director. All directors are reimbursed for their out-of-pocket expenses in serving on the board of directors.

EXECUTIVE COMPENSATION

     Summary Compensation Table. Prior to January 29, 1999, Nextel Partners did not pay any compensation to its executive officers, and on January 29, 1999, certain executive officers received a lump sum in recognition of such officer's service prior to such date. See "--Executive Employment Contracts." The following table sets forth the estimated compensation to be paid by Nextel Partners to the chief executive officer and the other four most highly compensated executive officers of Nextel Partners for fiscal year 1999.

                          SUMMARY COMPENSATION TABLE
                  ESTIMATED COMPENSATION FOR FISCAL YEAR 1999


                                           ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                    ---------------------------------- -------------------------------------
                                                             OTHER         RESTRICTED         SECURITIES
                                               BASE         ANNUAL            STOCK           UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR   SALARY ($)   COMPENSATION    AWARDS ($) (2)    OPTIONS/SARS ($)   COMPENSATION (4)
----------------------------------- ------ ------------ -------------- ------------------ ------------------ -----------------
John Chapple
 Chief Executive Officer .......... 1999     $150,000        --           $  491,111(2a)            --            $87,500
John D. Thompson
 Chief Financial Officer and
 Treasurer ........................ 1999     $150,000        --           $  339,444(2b)        35,000(3)         $87,500
David Thaler
 Vice President--Field
 Operation ........................ 1999     $150,000        --           $  195,000(2c)            --            $87,500
David Aas
 Vice President--Engineering
 and Technical Operations ......... 1999     $140,000        --           $  162,500(2d)            --            $10,000
Perry Satterlee
 Vice President--Business
 Operations ....................... 1999     $150,000        --           $  137,222(2e)            --            $44,000


----------
(1) Does not include bonuses that may be paid to these officers. See "--Executive Employment Contracts."


(2) Represents estimated value of $1.01 per share as of the date of grant (less price paid per share by such officer) for shares of Class A common stock, $.001 par value, sold to such officer at $0.01 per share pursuant to restricted stock purchase agreements. These shares will vest over a four-year period based on the continued employment during the relevant vesting period, the achievement of certain performance goals related to revenue, EBITDA as adjusted and the scheduled build-out of the Digital Mobile Network. See "--Restricted Stock Purchase Agreements." These shares are entitled to distributions to the extent paid by Nextel Partners.

(2a) Represents 491,111 shares of Class A common stock awarded, of which 122,778 shares have vested to date.

(2b) Represents 339,444 shares of Class A common stock awarded, of which 84,861 shares have vested to date.

(2c) Represents 195,000 shares of Class A common stock awarded, of which 48,750 shares have vested to date.

(2d) Represents 162,500 shares of Class A common stock awarded, of which 40,625 shares have vested to date.

(2e) Represents 137,222 shares of Class A common stock awarded, of which 34,306 shares have vested to date.

(3) Represents number of shares of Class A common stock granted to such officer on January 29, 1999. See "--Executive Employment Contracts."

(4) Represents lump sum payments made to officers. See "--Executive Employment Contracts."


EXECUTIVE EMPLOYMENT CONTRACTS


     Nextel Partners has entered into employment agreements with Messrs. Chapple, Thompson, Thaler, Aas, Satterlee and Fanning in connection with their employment. Each receives an annual base salary ranging from $125,000 to $150,000 with an additional cash payment of up to 40% of his then current base salary if certain performance targets are met. On or about January 29, 1999, each received a lump sum ranging from $70,000 to $90,000 in recognition of his service prior to such date. Each agreement has an initial 4 year term. Upon completion of the build-out of initial sections and applicable optional sections of the Digital Mobile Network on or before March 1, 2002, each may receive a raise in his base salary and performance based bonus. In addition, each has agreed that while employed by Nextel Partners, and for one year thereafter, he will not compete against, or solicit employees or business of, Nextel Partners or Nextel, or their affiliates.

     In addition, on January 29, 1999, Nextel Partners entered into a stock option agreement whereby Nextel Partners granted Mr. Thompson the option to purchase up to 35,000 shares of Class A common stock at an exercise price of $10.00 per share. After the fourth anniversary of the agreement, Mr. Thompson may surrender, without payment of the exercise price, all or a portion of the option for payment in cash by Nextel Partners of


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

$14.286 per share. Moreover, Mr. Thompson obtained a secured loan of $2.2 million from Nextel Partners, evidenced by the non-negotiable promissory note delivered by Mr. Thompson on January 29, 1999 to Nextel Partners. The option is vested and exercisable by Mr. Thompson, and will expire on January 29, 2009.

RESTRICTED STOCK PURCHASE AGREEMENTS

     On November 20, 1998, Nextel Partners entered into restricted stock purchase agreements with Messrs. Chapple, Thompson, Thaler, Aas, Satterlee and Fanning in consideration of their employment, which were amended on January 29, 1999. Nextel Partners issued an aggregate of 1,462,499 shares of Class A common stock to these purchasers at a price of $0.01 per share.


     As of January 29, 1999, the majority of shares representing 25% of the total restricted shares issued to the executive officers were vested. A percentage of the remaining issued shares vest annually over a four-year period through December 31, 2002 based on the continued employment of the officer during the relevant vesting period and the achievement of performance goals related to revenue, EBITDA as adjusted and the build-out of the Digital Mobile Network.


     The vesting of the shares may be accelerated upon a change of control of Nextel Partners or Nextel or, subject to certain conditions, upon the sale or disposition by DLJ Merchant Banking of Series A convertible preferred stock, par value $0.001 per share or the Class A common stock issuable upon conversion thereof.

     Subject to certain conditions, these shares may be repurchased due to termination of the employment of such officer or on account of death or disability.

EMPLOYEE STOCK OPTION PLAN

     Nextel Partners has established a stock option plan which offers employees the opportunity to purchase shares of Class A common stock at a price equal to the fair market value of a share of such stock as of the date of grant of such options. The total number of shares that could be acquired under the plan would be approximately 2,022,222 shares.


     The grant of options to senior managers is conditioned on Nextel Partners' achievement of performance criteria based on buildout, revenue and EBITDA as adjusted targets. The grants to employees, other than senior managers, may be subject to similar performance criteria or other criteria established by Nextel Partners' board of directors. Nextel Partners expects 25% of the options subject to the plan to be granted in connection with the recruitment of new employees and that senior managers will receive in the aggregate 20% of the total number of options granted in each year.


     No more than 30% of the number of authorized options will be granted in any year. The first options will be awarded as of December 31, 1999. No options may be granted after January 1, 2003.

     The options granted will be exercisable and vested in whole or in part depending on the number of years such option holder has worked at Nextel Partners.

     The plan contemplates the acceleration of vesting of some or all options upon a change of control of Nextel Partners.

     The options granted would be exercisable for 10 years. The options would be generally non-transferable and the right to exercise can terminate concurrently with termination of employment.

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                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Prior to January 29, 1999, we had limited financial resources and Nextel and Eagle River funded our operations. On January 29, 1999, we reimbursed Nextel and Eagle River $1.5 million and $1.2 million for operating advances previously made to us and we made a return of capital payment to Nextel of $130.9 million representing the reimbursement of net operating expenses of $15.1 million and capital expenditures of $115.8 million incurred by our operations prior to January 29, 1999. As of March 31, 1999, we owed Nextel and Eagle River $12.9 million.

     As a result of the initial capitalization transactions which were consummated on January 29, 1999, we raised $989.4 million in debt and equity capital through cash and in-kind equity contribution and commitments, issuance of the notes and borrowings by our principal operating subsidiary. See "Business--The Capitalization Transactions" and "Use of Proceeds." In connection with these transactions, we or our subsidiary entered into several agreements with our shareholders, including operating agreements with Nextel WIP Corp., a subsidiary of Nextel, and equipment purchase agreements with Motorola.


THE SUBSCRIPTION AND CONTRIBUTION AGREEMENT


     As discussed under "Business--The Capitalization Transactions," through a subscription agreement, Nextel agreed to assign certain licenses to its wholly owned subsidiary, Nextel WIP License Corp. Upon approval by the FCC, we will receive the capital stock of Nextel WIP License Corp. The book value of these licenses was approximately $133.2 million as of January 29, 1999. In exchange, Nextel WIP Corp. received 2,185,000 shares of Series B redeemable or convertible preferred stock 8,740,000 shares of Series C convertible preferred stock and 2,185,000 shares of Series D convertible preferred stock.


     The cash equity investors, including DLJ Merchant Banking and its affiliates, Eagle River and Madison Dearborn Partners, made irrevocable commitments to contribute to Nextel Partners an aggregate of $156.4 million in cash in exchange for a total of 15,643,322 shares of Series A convertible preferred stock. See "Ownership of Capital Stock and Principal Stockholders." As of January 29, 1999, these investors contributed an aggregate of $52.1 million of their $156.4 million commitment and are required to contribute the unfunded portion of their respective commitments in installments of $52.1 million on each of December 31, 1999 and December 31, 2000.

     In addition, we issued to DLJ Merchant Banking and its affiliates, including Madison Dearborn Partners, warrants to purchase in the aggregate 405,710 shares of our Class A common stock. These warrants are exercisable at a price of $0.01 per share, subject to adjustment, starting March 30, 1999 and expire on January 29, 2004, subject to early termination as a result of the exercise of certain rights by other shareholders.

     Motorola contributed to us an $18.4 million credit against future purchases of certain Motorola system infrastructure equipment in exchange for 1,836,649 shares of Series A convertible preferred stock.

THE SHAREHOLDERS' AGREEMENT

     General. As set forth in a shareholders' agreement, the shareholders, including executive officers who own restricted shares of Class A common stock, and we agreed to certain matters in connection with our management and operations and the sale, transfer or other disposition of our capital stock by these shareholders.

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     Management. We are governed by the board of directors consisting of five persons, and, unless otherwise required, actions of the board of directors require the affirmative vote of a majority of the board of directors at a duly convened meeting. The shareholders agreed to vote for the five persons as follows: (i) two directors selected by DLJ Merchant Banking (one of whom can be an officer of Madison Dearborn Partners); (ii) one director selected by Nextel;
(iii) one director selected by Eagle River; and (iv) our chief executive officer. See "Management." DLJ Merchant Banking also has the right to have two non-voting observers present at board meetings. On January 29, 1999, the shareholders elected John Chapple, our chief executive officer, Timothy Donahue, Nextel's designee, Andrew Rush and Andrew Sinwell, DLJ Merchant Banking's designees and Dennis Weibling, Eagle River's designee. The right of a shareholder to designate a director terminates when the shareholder and its affiliates own, in the aggregate, less than 50% of their original ownership of our capital stock. DLJ Merchant Banking loses its right to designate a second board member when its ownership of us, combined with its affiliates, is less than 12% of their original ownership.

     Until our initial public offering of equity or when DLJ Merchant Banking owns less than 80% of its initial capital ownership of us, the approval of at least one of the directors designated by DLJ Merchant Banking is required for certain significant matters, including:

     o    the determination of compensation and benefits of senior management,

     o    modifications of long-term business strategy or scope of business, or

     o    material modifications of any material customer relationships.

     Other matters, including a material change in the technology we use, a disposition of all or substantially all of our assets, or a decision to broaden the scope of business, require the approval of the director selected by Nextel, although these approval rights terminate if and when Nextel transfers all of its shares to a third party after the twelfth anniversary of the shareholders' agreement.


     Restrictions on Transfer. The shareholders' agreement imposes numerous restrictions with respect to the sale, transfer or other disposition of our capital stock. Generally, prior to the completion of our portion of the Digital Mobile Network and the achievement of positive EBITDA as adjusted for two consecutive fiscal quarters (excluding the effects of optional markets on earnings), Eagle River, Nextel and the management shareholders may transfer shares only to family members (in the case of individuals), affiliates and certain other permitted transferees. Other shareholders may transfer shares to third parties, subject to rights of first offer, rights of first refusal available to DLJ Merchant Banking, Eagle River, Motorola, Nextel, the management shareholders and their permitted transferees.


     Registration Rights. DLJ Merchant Banking has certain demand registration rights after June 29, 2003 and prior to an initial public offering so long as DLJ Merchant Banking does not cease to own 80% of its initial ownership of our capital stock. After the initial public offering, DLJ Merchant Banking has demand registration rights so long as its holdings of our stock are above certain thresholds. The parties to the shareholders' agreement are entitled to register their securities at any time if and when we propose to register our own securities.

     Preemptive and Antidilutive Rights. Prior to the completion of the initial build-out of scheduled sections of our territory and the fourth anniversary of the shareholders' agreement, Nextel has the right to preempt any public offering of our stock by us or DLJ Merchant Banking and to purchase all of the stock being offered. If, on or prior to the initial public offering, we propose to issue any equity security (other than pursuant to any warrant, stock option or stock appreciation rights plan) for cash, each shareholder has an antidilutive right to purchase its pro rata portion of such securities.

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

     Certain Rights and Obligations of Nextel. Subject to certain limitations, Nextel has the right to purchase all of our outstanding stock:

     (1)  on January 29, 2006, and specified dates thereafter,

     (2) if Nextel changes technology and we do not implement the new technology, or

     (3) upon the termination of the joint venture agreement resulting from our breach.

     The parties to the shareholders' agreement, other than Nextel, have the right, with some exceptions, to require Nextel to purchase all of our outstanding stock:

     (1)  upon a change of control of Nextel,


     (2) if Nextel exercises its rights under the shareholders' agreement as described above,


     (3)  upon a change of technology used by Nextel,

     (4)  upon a sale by Nextel of its interest in us, or

     (5) upon the termination of the joint venture agreement resulting from a breach by Nextel.

In addition, the parties to the shareholders' agreement, other than Nextel have the right to participate in any sale by Nextel of all of its shares to a third party.

     Reimbursement of Certain Expenses. We have reimbursed Nextel and Eagle River $16.6 million and $1.2 million, respectively, for operating expenses made and incurred by them prior to January 29, 1999 in order to facilitate the construction of our portion of the Digital Mobile Network. We also reimbursed the actual out-of-pocket transaction costs, including reasonable fees and expenses of counsel, for Nextel, Eagle River and DLJ Merchant Banking in connection with the consummation of the capitalization transactions on January 29, 1999.


     Repurchase Rights. Under the joint venture agreement, we have the right to extend our build-out of the Digital Mobile Network to include option markets within a specified time period. If we do not elect to construct option markets covering a specified number of people prior to the expiration of such period, or upon our earlier merger or consolidation with another entity or sale of all or substantially all of our assets, we are obligated to purchase from Eagle River and each of the management shareholders, and Eagle River and each of the management shareholders is obligated to sell, at $.01 per share up to 200,200 shares of Class A common stock, representing 12.6% of the shares that Eagle River and such management shareholders purchased from us on November 20, 1998, a value far below the fair value of such shares under any foreseeable circumstance.


     Termination. The shareholders' agreement will terminate on January 29, 2014.

NEXTEL OPERATING AGREEMENTS


     As described under "Business--The Capitalization Transactions, --The Operating Agreements," we, through our principal subsidiary, entered into agreements with Nextel WIP Corp., which govern the build-out and operation of our portion of the Digital Mobile Network. Except as specifically set forth below, these operating agreements executed on January 29, 1999 have an initial term of ten years, which may be extended for up to an additional two and a half years and renewed for up to four ten-year renewal terms at our option. Summarized below are some important terms of these agreements. Copies of these agreements have been filed with the SEC as part of our registration statement of which this prospectus is a part.


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THE JOINT VENTURE AGREEMENT

     Build-Out and Operations. Our agreements with Nextel require us to build our portion of the Digital Mobile Network on time and make it compatible with Nextel's systems. We are also required to offer a set of core service features and to upgrade our system to comply with future Nextel standards. We have also agreed to meet or exceed Nextel's quality standards. If we determine that implementation of a required upgrade would be materially adverse to us, then we will not be required to implement the upgrade unless Nextel agrees to pay a subsidy to us in an amount not to exceed the lesser of:

     (1) Nextel Partners' anticipated aggregate net losses resulting from the upgrade,

     (2) Nextel Partners' actual net losses associated with the upgrade through the date of the subsidy payment,

     (3) the anticipated cumulative losses for all the upgrades net of all cumulative anticipated profits for all the upgrades, and

     (4) the actual cumulative losses for all the upgrades net of all actual cumulative profits for all the upgrades.

     Alternatively, Nextel can agree under certain circumstances to waive the requirement that we make the upgrade or can exercise an option to buy all of our capital stock. In the event that we do not make the upgrade, our operations may become less compatible with the operations of Nextel, and this could affect us adversely incompatibility may have a material adverse effect on Nextel Partners.

     Acquisition of Licenses. We are awaiting FCC approval of Nextel's initial contribution of licenses. To the extent that we require additional frequencies to operate our business, the joint venture agreement sets forth the terms under which we may acquire such frequencies from Nextel, from third parties or from FCC auctions of spectrum. All of the frequencies we use are subject to transfer restrictions and rights of first refusal in favor of Nextel. See "--Frequency Management Agreement."

     Equipment, Vendors and Discounts. If we request, Nextel will to try to obtain for us the same discounts as are available to Nextel from any Nextel vendor or service provider with whom we are negotiating for the purchase of equipment, advertising, media buying, telemarketing and related services.

     Nextel Approval Rights. We have agreed that we will obtain Nextel's approval prior to taking certain action, including:

     o    making a material change in the technology,

     o    disposing all or substantially all of our assets, or

     o broadening the scope of our business beyond set limits prior to the occurrence of specified events.


     Exclusivity. Nextel has agreed that during the term of the joint venture agreement, Nextel will not provide digital mobile wireless communications services within our markets, except that Nextel:


     (1) may continue to provide analog 800 MHz service in our markets without using the marks licensed to us under the trademark license agreement, and


     (2) may provide digital wireless communications services in our markets on non-800 MHz frequencies so long as these services (other than cellular-like telephone carriers like us):


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


          (a) do not use any of the marks licensed to us under the trademark license agreement, and

          (b) do not use Motorola iDEN or other digital service on 800 MHz frequencies.


     Marketing, Advertising, Pricing etc. We are generally required to adhere to Nextel standards for pricing structure, advertising, promotions, customer care, telemarketing and related activities. We do, however, set our own prices in our markets, except that we are required to honor pricing plans established by Nextel for Nextel's national accounts even with respect to subscribers of those national accounts located in our markets.

     Back Office/MIS Services. Nextel provides us access to certain back-office support and information systems on an ongoing basis. We pay Nextel fees, based on Nextel's cost, for access to and use of these systems. For the three month period ended March 31, 1999, we were charged approximately $45,000 for these services.

     Material Breach; Termination. In the case of certain material breaches of the operating agreements, including without limitation a delay in the completion of the build-out of the Digital Mobile Network, failing to offer services required by Nextel and failing to meet performance requirements, Nextel may have the right to terminate the joint venture agreement and the other operating agreements following an arbitration proceeding.

     If Nextel were to be awarded termination of the operating agreements at a time when Nextel owned an equity interest in us, Nextel is required to acquire all outstanding shares of our capital stock as set forth in our restated certificate of incorporation. Alternatively, if we are awarded termination of the operating agreements at a time when Nextel owned an equity interest in us, we would have the right to require Nextel to acquire all the outstanding shares of our capital. In any case, termination of the operating agreements may be materially adverse to us, and such purchases by Nextel would not constitute a change of control as defined in the indenture.

TRADEMARK LICENSE AGREEMENT

     Under the trademark license agreement, Nextel granted us a license to use certain Nextel trademarks and service marks.


     We can sublicense the licensed marks to our subsidiaries and authorized dealers in connection with the marketing, promotion and sale of our services and equipment. We will pay royalties to Nextel for the use of the licensed marks, beginning on a date that is the later of January 1, 2002 or the first day of the month after we have achieved two consecutive fiscal quarters of positive EBITDA as adjusted. For the first three years after such date, the royalty is equal to 0.5% of gross monthly service revenues, and will be equal to 1% of gross monthly service revenues thereafter.


     This agreement terminates automatically upon termination of the joint venture agreement. Nextel is entitled to seek termination of the trademark license agreement upon the occurrence of certain material defaults under the joint venture agreement, even if the joint venture agreement and other operating agreements remain in effect. Termination of the trademark license agreement would require, among other things, that we change our corporate name and all of our promotional material.

ROAMING AGREEMENT

     Through the roaming agreement, we and Nextel provide ESMR service to subscribers and certain other designated users of the other, in either case, the "Home Service Provider," while the subscribers or designated users are out of the Home Service Provider's territory and roaming in the territory of the other.

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     Subject to quarterly adjustment, we receive revenues from the payment of roaming fees by Nextel equal to 95% of the aggregate service revenue generated by Nextel's customers roaming on our portion of the Digital Mobile Network through 1999, 90% in 2000, 85% in 2001 and 80% thereafter. When our customers roam onto Nextel's portion of the Digital Mobile Network, 80% of the aggregate service revenue generated by such customers will be paid to Nextel. In either case, such percentage payments are subject to adjustment based on a comparison between customer satisfaction levels attained in Nextel's and our portions of the Digital Mobile Network. For the three month period ended March 31, 1999, we earned approximately $7,500 from Nextel customers roaming on our system and were charged approximately $3,300 for our customers roaming on Nextel's systems.


FREQUENCY MANAGEMENT AGREEMENT

     Pending FCC approval, our right to utilize the frequencies covered by these licenses is governed by the frequency management agreement. This agreement obligates us to, among other things, comply with all applicable FCC rules and regulations governing the licenses and with various standards and criteria established by Nextel relating to the construction, implementation and operation of the Digital Mobile Network. Pending FCC approval of the transfer applications, Nextel will represent us before the FCC with respect to any matters relating to the managed frequencies. The frequency management agreement will terminate upon FCC approval.

ANALOG MANAGEMENT AGREEMENT

     Through the analog management agreement, we permit Nextel to use SMR frequencies that are covered by the licenses being transferred to us and that are not being used by us to operate our portion of the Digital Mobile Network, to operate analog systems and to offer analog service. If we need to use these frequencies for our portion of the Digital Mobile Network, we may terminate Nextel's right to use any of these frequencies upon at least six months notice. The analog management agreement requires Nextel to, among other things, comply with all applicable FCC rules and regulations governing the licenses covering the managed frequencies.

ASSET TRANSFER AND REIMBURSEMENT AGREEMENT

     We purchased from Nextel assets located in our markets at a cost of approximately $115.8 million through the asset transfer reimbursement agreement. We also reimbursed Nextel for operating losses incurred by Nextel prior to January 29, 1999 in the amount of $15.1 million.

     Nextel agreed to indemnify us for undisclosed assumed liabilities incurred outside the ordinary course of business arising from the ownership or operation of the assets transferred if those liabilities exceed $1.5 million and if we give notice in reasonable detail within 180 days after January 29, 1999.

MASTER SITE LEASE AGREEMENT


     Under the master site lease agreement, we lease space on telecommunications towers from Nextel. The joint venture agreement provides that, as the build-out of the Digital Mobile Network progresses, Nextel will have the right to construct additional telecommunications towers for us and to acquire towers constructed by us in our markets. These towers would then be leased back to us under the master site lease agreement. We pay Nextel monthly rental payments based on the number of sites subject to the master site lease, and for the three month period ended March 31, 1999, we were charged approximately $94,000 by Nextel under these arrangements.


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     Nextel and SpectraSite have entered into an agreement whereby SpectraSite purchased certain existing telecommunications towers from Nextel and will build or purchase, and lease back, additional towers, including in each case towers located in our territory. Concurrent with these transactions, Nextel and its subsidiaries entered into a master site lease agreement with SpectraSite in order to lease space on the transferred towers. Currently we lease space on these towers from Nextel and its affiliates which in turn leases the towers from SpectraSite. We plan to execute a master site lease agreement with SpectraSite to replace, and which will contain substantially similar economic terms as, the current master lease with Nextel. In addition, Nextel has agreed that certain economic terms, such as the rental amounts due for the first three years, will be the same under the SpectraSite master lease and, if such terms are less favorable to us, Nextel will compensate us for the difference.


TRANSITION SERVICES AGREEMENT


     Under the transition services agreement, certain accounting, payroll, customer care, purchasing, human resources and billing functions are made available during a defined transition period to us by Nextel.

     The services provided under the transition services agreement have different variable terms agreed to by the parties. Subject to notice requirements, we have the right to terminate any services covered by the transition services agreement before the end of any term of service. The parties contemplate that in the event we desire to purchase any services from Nextel following the expiration of the transition services agreement, Nextel may, at its election, agree to provide certain services to us on an arm's length basis, at prices to be agreed upon.

     We pay monthly fees based on Nextel's cost of providing such services. For the three month period ended March 31, 1999, we were charged approximately $327,000 for these services.


SWITCH SHARING AGREEMENT


     Nextel provides certain telecommunications switching services to us which permits us to link cell sites to and electronically access certain switching equipment used and maintained by affiliates of Nextel and thereby allows us to provide ESMR service to our customers in areas in which we do not own a switch. Until January 1, 2001, we pay Nextel monthly switching fees based on Nextel's cost of providing such services at a rate reflecting Nextel's estimated cost as of January 1, 2001 subject to adjustment, while we develop our own infrastructure. For the three month period ended March 31, 1999, we were charged approximately $224,000 for these services.


     As Nextel's and our operations expand and customer bases grow, the monthly switching fees are expected to increase in the aggregate, but decrease on a per customer basis (assuming a reduction in the minute of use charge). We are entitled to a credit against our monthly switching fee charges based on the operation of certain owned switching network elements as described in the switch sharing agreement. If and when we install or acquire additional switching equipment to serve additional areas within our markets, our dependency on Nextel and its affiliates for switching services should decrease.


     Nextel is obligated, on the terms set forth in the switch sharing agreement, to implement upgrades so that sufficient switching capacity is available to meet our predicted customer growth and increased service use during the term of the joint venture agreement. We are also obligated to install our own equipment when our customer usage reaches certain levels.


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

At any time upon or following termination or expiration of the joint venture agreement, either party will be allowed to terminate the switch sharing agreement upon notice to the other.

AGREEMENT SPECIFYING OBLIGATIONS OF AND LIMITING LIABILITY AND RECOURSE TO
NEXTEL

     Pursuant to the terms of this agreement, the maximum cumulative, aggregate cash liability of Nextel and its controlled affiliates, other than Nextel WIP Corp., for any and all actual or alleged claims or causes of action arising in connection with any aspect of the agreements governing or otherwise relating to the operating agreements is capped at $200.0 million.

     The cap amount will be reduced, dollar for dollar, by the aggregate amount that Nextel and its affiliates have advanced, expended or otherwise provided to or for the benefit of Nextel WIP Corp. to enable Nextel WIP Corp. to perform its obligations relating to the operating agreements other than contributions for which Nextel has received equity securities or has received consideration equal to Nextel's cost to provide the contribution.

     Some significant Nextel obligations, including Nextel's commitments to subsidize required upgrades and to buy our stock from our other shareholders under certain circumstances, will not be subject to the cap. This agreement will survive the expiration or termination of any and all of the agreements governing or otherwise relating to the operating agreements.

MOTOROLA PURCHASE AGREEMENTS

     Under the iDEN infrastructure equipment purchase agreement and the subscriber purchase and distribution agreement between us and Motorola, dated as of January 29, 1999, we agreed to purchase, and Motorola agreed to sell, certain infrastructure equipment and related software and services required for the build-out of our portion of the Digital Mobile Network, as well as subscriber handsets and other accessories.


     We obtained pricing for the Motorola equipment and subscriber units on financial and other terms that we believe are substantially similar to those obtained by Nextel. Under these purchase agreements, we expect to purchase over a three year period $98.5 million worth of subscriber units and accessories and over the same period approximately $145.0 million worth of Motorola equipment. For the three month period ended March 31, 1999 and the year ended December 31, 1998, we purchased approximately $1.7 million and $46.5 million, respectively, of infrastructure and other equipment, handsets, warranties and services from Motorola.

     We received, in connection with our purchases of Motorola equipment, an $18.4 million credit from Motorola in return for the issuance of 1,836,649 shares of Series A convertible preferred stock to Motorola as part of the capitalization transactions consummated on January 29, 1999. See "Business--The Capitalization Transactions,--Business Strategy."


DLJMB AFFILIATION WITH INITIAL PURCHASER/BANK SYNDICATE

     DLJ Capital Funding, Inc. has received customary fees and reimbursement of expenses in connection with the arrangement and syndication of the credit facility and will receive other fees and reimbursements as a lender thereunder. Donaldson, Lufkin & Jenrette Securities Corporation acted as our financial advisor, as arranger under the credit facility and as an initial purchaser in the offering of the old notes. The aggregate amount of all fees paid to the DLJ entities in connection with the capitalization transactions was approximately

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$14.7 million. We may from time to time enter into other investment banking relationships with Donaldson, Lufkin & Jenrette Securities Corporation or one of its affiliates for which Donaldson, Lufkin & Jenrette Securities Corporation or its affiliate will receive customary fees and will be entitled to reimbursement of reasonable disbursements and out-of-pocket expenses incurred in connection with such services. We expect that any such arrangement will include provisions for the indemnification of Donaldson, Lufkin & Jenrette Securities Corporation against certain liabilities, including liabilities under the federal securities laws. See "Plan of Distribution."


     DLJ Capital Funding and Donaldson, Lufkin & Jenrette Securities Corporation are affiliates of DLJ Merchant Banking, which, along with its affiliates, is a significant shareholder of, and is represented on our board of directors. See "--The Subscription and Contribution Agreement" and "--The Shareholders' Agreement."

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             OWNERSHIP OF CAPITAL STOCK AND PRINCIPAL STOCKHOLDERS


CAPITAL STOCK

     General. Nextel Partners is authorized to issue 170 million shares of capital stock consisting of:

     (1)  100 million shares of common stock, of which:

          (a) 75 million shares are designated as Class A common stock, par value $.001 per share, and

          (b) 25 million are designated as Class B convertible common stock, par value $.001 per share.

     (2)  70 million shares of preferred stock, of which:

          (a) 25 million shares are designated as Series A convertible preferred stock, par value $.001 per share,

          (b) 25 million shares are designated as Series B redeemable or convertible preferred stock, par value $.001 per share,

          (c) 15 million shares are designated as Series C convertible preferred stock, par value $.001 per share, and

          (d) 5 million shares are designated as Series D convertible preferred stock, par value $.001 per share.

     Currently, the following shares of each class and series are outstanding:

     (1)  1,558,888 shares of Class A common stock,

     (2)  17,479,971 shares of Series A convertible preferred stock,

     (3) 2,185,000 shares of Series B redeemable or convertible preferred stock,

     (4)  8,740,000 shares of Series C convertible preferred stock, and

     (5)  2,185,000 shares of Series D convertible preferred stock.

     The following is a summary of certain of the rights and privileges pertaining to the common stock and the preferred stock. A copy of our restated certificate of incorporation is filed as an exhibit to the registration statement of which this prospectus is a part.


COMMON STOCK

     The common stock is classified into two classes: Class A common stock and Class B convertible common stock. As of March 31, 1999, all outstanding shares of common stock are Class A common stock. The holders of common stock are entitled to one vote per share on all matters submitted for action by the shareholders. There is no provision for cumulative voting with respect to the election of directors. Holders of common stock are entitled to share equally, share for share, and on a parity with the Series A, Series C and Series D preferred stock, if and when dividends are declared on common stock, whether payable in cash, property or securities.

     Class A Common Stock. Under certain circumstances, shares of Class A common stock and securities convertible into Class A common stock, other than Class B convertible common stock, are callable at the option of Nextel or may be put to Nextel at the option of the holders.

     Class B Convertible Common Stock. Shares of Class B convertible common stock are convertible at any time at the option of the holder into an equal number of shares of Class A common stock.


PREFERRED STOCK


Ranking

     With respect to rights on liquidation, dissolution or winding up the order of preference is as follows:


     (1)  the Series B redeemable or convertible preferred stock;

     (2)  the Series A convertible preferred stock;

     (3)  the Series C and Series D convertible preferred stock; and


     (4)  the Class A common stock and Class B convertible common stock.


Liquidation Preference

     Upon our liquidation, holders of the Series A, Series C and Series D convertible preferred stock will be entitled to receive $10.00 per share, plus accumulated but unpaid dividends. Holders of the Series B redeemable or convertible preferred stock will be entitled to receive an accreted liquidation preference equal to $21,850,000, plus interest accrued on such amount up to the liquidation date equal to 12% per year.


Voting

     The holders of the Series A and Series C convertible preferred stock are entitled to vote on an as converted basis on all matters submitted for action by the shareholders. The approval of a majority of the shareholders of each series of preferred stock then outstanding is required in order for the board of directors to take certain actions, including among others:

     o amending the restated certificate of incorporation (including authorizing additional shares of existing series of preferred stock);

     o    authorizing securities senior to any series of preferred stock;

     o allowing mergers or consolidations adverse to the rights of holders of such securities, subject to exceptions; or

     o redeeming any outstanding shares of common or preferred stock, subject to exceptions.

     Series D convertible preferred stock and Series B redeemable or convertible preferred stock do not have any other voting rights.


Dividends

     The holders of Series A, Series C and Series D convertible preferred stock are entitled to share equally, share for share, on an as converted basis, if and when dividends are declared on common stock, whether payable in cash, property or securities. The holders of the Series B redeemable or convertible preferred stock are not entitled to receive dividends on their shares of preferred stock.

Conversion

     Each share of Series A convertible preferred stock is convertible into one share of Class A common stock at any time. Upon an IPO or in the event the holder defaults on its payment obligations under the subscription agreement, each share of the Series A convertible preferred stock will be converted automatically into one share of the Class A common stock.

     Each share of the Series C and Series D convertible preferred stock is convertible into one share of the Class B common stock at the option of the holder at any time. Upon an IPO, each share of the Series C and Series D convertible preferred stock will be converted automatically into one share of the Class B convertible common stock.

     The holders of the Series B redeemable or convertible preferred stock have no conversion rights.

     We may elect under certain circumstances to redeem the Series B preferred stock by issuing Series C convertible preferred stock for each share of Series B redeemable or convertible preferred stock so redeemed as long as an IPO has not occurred.


Redemption

     The holders of the Series A, Series C and Series D convertible preferred stock have no redemption rights.

     We may redeem the Series B redeemable or convertible preferred stock, in whole but not in part, at any time in exchange for the accreted liquidation preference of the Series B preferred stock. See "--Liquidation Preference."

     We must redeem the Series B preferred stock on February 11, 2010 in exchange for the accreted liquidation preference of the Series B redeemable or convertible preferred stock. We may elect to pay the redemption price by exchanging each share of the Series B redeemable or convertible preferred stock for one share of the Series C convertible preferred stock so long as an IPO has not occurred.

     Both the indenture governing the notes and the credit facility contain restrictions with respect to payments made with respect to its capital stock. These restrictions may limit our ability to redeem the Series B redeemable or convertible preferred stock.



PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of March 31, 1999, with respect to the beneficial ownership of shares of Series A and Series C convertible preferred stock, Class A and Class B common stock by:

          (1) certain persons known to us to be a beneficial owner of more than 5% of the outstanding shares of such stock,

          (2) each of our directors and executive officers, and

          (3) all executive officers and directors as a group.

                                                              NUMBER AND                                      NUMBER AND
                                         NUMBER AND         PERCENTAGE OF              NUMBER AND           FULLY DILUTED
                                       PERCENTAGE OF           SERIES C               PERCENTAGE OF         PERCENTAGE OF
                                    SERIES A CONVERTIBLE     CONVERTIBLE                 CLASS B               CLASS A
NAME AND ADDRESS                     PREFERRED STOCK(1)   PREFERRED STOCK(1)         COMMON STOCK(1)       COMMON STOCK(1)
----------------                     ------------------   ------------------         ---------------       ---------------
Nextel
 2001 Edmund Halley Drive
 Reston, VA 20191 ................                        8,740,000   100%     10,925,000     100%(2)    10,925,000(3)     33.7%
Motorola
 1303 East Algonquin Road,
 11th Floor
 Schaumburg, IL 60196 ............  1,836,649      10.5%                                                  1,836,649(4)      5.7
Eagle River
 2300 Carillon Point
 Kirkland, WA 98033 ..............  2,622,000      15.0                                                   2,748,389(4)      8.5
DLJMB Funds(5)
 277 Park Avenue
 New York, NY 10172 ..............  3,800,000      21.7                                                   3,800,000(4)     12.3
Madison Dearborn Partners
 Three First National Plaza
 Chicago, IL 60602 ...............  3,624,972      20.7                                                   3,624,972(4)     11.8
General Electric Capital
 Corporation
 120 Long Ridge Road
 Stamford, CT 06927 ..............    439,248       2.5                                                     439,248(4)      1.4
NMS Capital L.P.
 9 West 57th Street
 New York, NY 10019 ..............    419,271       2.3                                                     419,271(4)      1.3
Cascade Investments, L.L.C.
 2365 Carillon Point
 Kirkland, WA 98033 ..............    698,800       4.0                                                     698,800(4)      2.2
Ampersand Holdings, L.L.C.
 1301 Santa Barbara Street
 Santa Barbara, CA 93101 .........    419,271       2.3                                                     419,271(4)      1.3
John Chapple .....................     19,960         *                                                     511,071(4)      1.6
John D. Thompson .................                                                                          374,444(6)      1.2
David Thaler .....................                                                                          195,000           *
David Aas ........................                                                                          162,500           *
Perry Satterlee ..................                                                                          137,222           *
Mark Fanning .....................                                                                          137,222           *
Directors and officers of
 Nextel Partners as a group
 (10 persons) ....................                                                                        1,517,459         4.7


----------
*     Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and convertible securities held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's names.

(2) Includes shares of Class B common stock which Nextel has the right to acquire upon conversion of its Series C convertible preferred stock and Series D convertible preferred stock.

(3) Includes shares of Class A common stock which Nextel has the right to acquire upon conversion of its Series C convertible preferred stock and Series D convertible preferred stock into Class B convertible common stock which is convertible into Class A common stock.

(4) Includes shares of Class A common stock which it has the right to acquire upon conversion of its or its affiliates' Series A convertible preferred stock.

(5) Consists of shares held directly by DLJ Merchant Banking Partners II, L.P. and the following related investors: DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners, Inc., DLJ EAB Partners, L.P., DLJ First ESC L.P. and DLJ ESC II L.P. The address of UK Investment Plan 1997 Partners, Inc., is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067. The address of the others is 277 Park Avenue, New York, New York 10172.

(6) Includes 35,000 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of January 29, 1999.

                              THE EXCHANGE OFFER


BACKGROUND

     On January 29, 1999, Nextel Partners privately placed the old notes in a transaction exempt from the registration under the Securities Act. Accordingly, the old notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available.


     In the registration rights agreement, Nextel Partners agreed with the initial purchasers to, at its cost:


     o file an exchange offer registration statement within 120 days after January 29, 1999,

     o use our commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act at the earliest possible time, but no later than 180 days following January 29, 1999, and

     o upon effectiveness of the exchange offer registration statement, offer new notes in exchange for surrender of the old notes.


     In addition, Nextel Partners agreed to keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to holders of the old notes. The new notes are being offered under this prospectus to satisfy these obligations of Nextel Partners under the registration rights agreement.


     A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.


TERMS OF THE EXCHANGE

     Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal that accompanies this prospectus, Nextel Partners will accept any and all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Nextel Partners will issue an equal principal amount at maturity of new notes in exchange for the principal amount of old notes accepted in the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

     The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that:

     (1) the new notes will be freely transferable, other than as described in this prospectus, and will not contain any legend restricting their transfer;

     (2) holders of the new notes will not be entitled to certain rights of holders of old notes under the registration rights agreement, which rights will terminate on consummation of the exchange offer; and

     (3) the new notes will not contain any provisions regarding the payment of liquidated damages.

     The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture. See "Description of the Notes."

     The exchange offer is not conditioned on any minimum aggregate principal amount at maturity of old notes being tendered for exchange.

RESALE OF THE NEW NOTES

     Based on interpretations by the staff of the SEC in no-action letters issued to third parties, Nextel Partners believes that the new notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders of the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if:


     (1) the holder acquired the new notes in the ordinary course of its business;

     (2) the holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes;

     (3) the holder is not an "affiliate" of Nextel Partners within the meaning of Rule 405 under the Securities Act;

     (4) the holder is not a broker-dealer who acquired the old notes directly from Nextel Partners; and

     (5) the holder is not a broker-dealer who acquired the old notes as a result of market-making or other trading activities.

     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer must acknowledge that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act. The broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes. Nextel Partners will make this prospectus available to any participating broker-dealer in connection with any resale of this kind for a period of one year after the consummation of the exchange offer.


     See "Plan of Distribution."


SHELF REGISTRATION STATEMENT

     If applicable law or interpretations of the staff of the SEC are changed such that either:

     (1)  the exchange offer is no longer permitted or


     (2) the new notes received by a holder who makes all of the above representations in the letter of transmittal are not, or would not be upon receipt, transferable by such holder without restriction under the Securities Act,


     Nextel Partners will, at its cost:

     o file a shelf registration statement covering resales of the old notes, within 60 days after

          (a)  Nextel Partners determines clause (1) above or

          (b)  Nextel Partners receives notice of clause (2) above.

     o use all commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 90 days after the filing deadline, and

     o use all commercially reasonable efforts to keep effective the shelf registration statement until the earlier of January 29, 2001 or the time when all of the applicable old notes are no longer outstanding.


     Nextel Partners will, if and when it files the shelf registration statement:

     o provide to each holder of the old notes copies of the prospectus which is a part of the shelf registration statement,

     o notify each holder when the shelf registration statement has become effective, and

     o take other actions as are required to permit unrestricted resales of the old notes.

     A holder that sells old notes pursuant to the shelf registration statement generally:


     o    must be named as a selling security holder in the related prospectus,

     o    must deliver a prospectus to purchasers,

     o will be subject to civil liability provisions under the Securities Act in connection with these sales, and

     o will be bound by the provisions of the registration rights agreement which are applicable to the holder, including certain indemnification obligations.

     In addition, each holder of old notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its old notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages described below.


LIQUIDATED DAMAGES

     Liquidated damages will accrue on the principal amount at maturity of the old notes, in addition to the stated interest on the old notes, from the date on which a registration default occurs to the date such registration default is cured.

     The occurrence of any of the following is a registration default:


     (1) neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC on or before the applicable deadline described above;

     (2) neither the exchange offer registration statement nor the shelf registration statement has been declared effective by the SEC on or before the applicable deadline described above;

     (3) the exchange offer has not been consummated by the 30th business day after the exchange offer registration statement has become effective; or


     (4) after either the exchange offer registration statement or the shelf registration statement has been declared effective, that registration statement ceases to be effective or usable, subject to certain exceptions, without being succeeded within two days by an amendment to that registration statement that cures such failure and is declared effective within five days of such filing.

     Liquidated damages will accrue at a rate of $0.05 per week per $1,000 in principal amount at maturity of the notes during the 90-day period after the occurrence of the registration default and will increase by an additional $0.05 per week per $1,000 in principal amount at maturity at the end of each subsequent 90-day period until all registration defaults have been cured. In no event will the rate exceed $0.50 per week per $1,000 in principal amount at maturity of the notes.

     The sole remedy available to the holders of the old notes will be the immediate assessment of liquidated damages on the old notes as described above. Any amount of liquidated damages due as described above will be payable in cash on the same interest payment dates as the old notes.


EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date of the exchange offer is 5:00 p.m., New York City
time, on          , 1999, unless Nextel Partners, in its reasonable discretion, extends the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, Nextel Partners will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     Nextel Partners reserves the right, in its reasonable discretion:

     o to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if, in its reasonable judgment, any of the conditions described below under "--Conditions" shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

     o    to amend the terms of the exchange offer in any manner.

     Nextel Partners will promptly announce any such event by making a timely release to the Dow Jones News Service and may or may not do so by other means as well.


PROCEDURES FOR TENDERING

     To tender old notes in the exchange offer, the holder must:

     o properly complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal,

     o have the signatures thereon guaranteed if required by the letter of transmittal, and


     o except as discussed in "Guaranteed Delivery Procedures," mail or otherwise deliver the letter of transmittal, or facsimile thereof, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.


     The exchange agent must receive the old notes, a completed letter of transmittal and all other required documents at the address listed below under "--Exchange Agent" before 5:00 p.m., New York City time, on the expiration date for the tender to be effective. You may deliver your old notes by using the book-transfer procedures described below, as long as the exchange agent receives confirmation of the book-entry transfer before the expiration date.

     The Depository Trust Company has authorized its participants that hold old notes on behalf of beneficial owners of old notes through The Depository Trust Company to tender their old notes as if they were holders. To effect a tender of old notes, The Depository Trust Company participants should either:


     (1) complete and sign the letter of transmittal, have the signature thereon guaranteed if required by the instructions to the letter of transmittal and mail or deliver the letter of transmittal, or the manually signed facsimile, to the exchange agent according to the procedures described above, or

     (2) transmit their acceptance to The Depository Trust Company through its automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer as described in "Book-Entry; Delivery and Form."

     By tendering, each holder will make the representations contained in the first paragraph under the heading "--Resale of the New Notes." Each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."


     The tender by a holder and the acceptance of the tender by Nextel Partners will constitute the agreement between the holder and Nextel Partners in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.


     THE METHOD OF DELIVERY OF THE OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES OR BOOK-ENTRY CONFIRMATION SHOULD BE SENT TO NEXTEL PARTNERS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS ON THEIR BEHALF.


     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering its old notes, either make appropriate arrangement to register ownership of the old notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.


     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution that is a member of a recognized signature guarantee medallion program unless the old notes are tendered:

     o by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     o    for the account of an eligible guarantor institution.

     If signatures on a letter of transmittal or notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution.

     If a letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power and signed by the registered holder as the registered holder's name appears on the old notes.

     If a letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Nextel Partners, evidence satisfactory to Nextel Partners of their authority to so act must be submitted with the letter of transmittal.


     Promptly after the date of this prospectus, the exchange agent will establish a new account or utilize an existing account with respect to the old notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in The Depository Trust Company's system may make a book-entry tender of old notes by causing The Depository Trust Company to transfer such old notes into the exchange agent's account in accordance with book-transfer procedures. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed or an agent's message with any required signature guarantee and all other required documents, must be received by the exchange agent at its address listed below on or prior to the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below must be complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.


     The term "agent's message" means a message transmitted by The Depository Trust Company to, and received by, the exchange agent, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the old notes stating:

     o the aggregate principal amount at maturity of old notes which have been tendered by such participant,


     o that such participant has received and agrees to be bound by the terms of the letter of transmittal, and


     o that Nextel Partners may enforce such agreement against the participant.


     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes will be determined by Nextel Partners, which determination shall be final and binding. Nextel Partners reserves the right to reject any and all old notes not properly tendered or any old notes the acceptance of which would, in the opinion of counsel for Nextel Partners, be unlawful. Nextel Partners also reserves the right to waive any defects, irregularities or conditions of tender as to particular old notes. Nextel Partners' interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects of irregularities in connection with tenders of old notes must be cured within such time as Nextel Partners shall determine. Neither Nextel Partners, the exchange agent nor any other person shall incur any liability for failure to give notice of any defect or irregularity with respect to any tender of old notes. Tender of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.



GUARANTEED DELIVERY PROCEDURES

     A holder who wishes to tender old notes and:

     o    whose old notes are not immediately available,

     o who cannot deliver the old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or

     o who cannot complete the procedures for book-entry transfer before the expiration date may effect a tender if:


     (1)  the tender is made through an eligible guarantor institution,


     (2) before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount at maturity of the old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the certificate(s) representing the old notes (or a confirmation of book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and


     (3) the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company, and all other documents required by the letter of transmittal.


WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     To withdraw a tender of old notes in the exchange offer, a letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     o specify the name of the person having deposited the old notes to be withdrawn,

     o identify the old notes to be withdrawn, including the certificate number(s) and principal amount of such old notes, or in the case of old notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited, and otherwise comply with the procedures of the exchange agent,

     o be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture governing the old notes register the transfer of the old notes into the name of the person withdrawing the tender, and

     o specify the name in which any such old notes are to be registered, if different from that of the person who deposited the notes.

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

     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, before the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor.

     All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by Nextel Partners, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued, unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder of the notes without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following any of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.


CONDITIONS

     Despite any other term of the exchange offer, Nextel Partners shall not be required to accept for exchange, or exchange new notes for, any old notes, and may terminate the exchange offer as provided in this prospectus prior to the expiration date if:

     (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in the reasonable judgment of Nextel Partners, might materially impair the ability of Nextel Partners to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to Nextel Partners, or any material adverse development has occurred in any existing action or proceeding with respect to Nextel Partners or any of its subsidiaries;

     (2) any change, or any development involving a prospective change, in the business or financial affairs of Nextel Partners or any of its subsidiaries has occurred which, in the reasonable judgment of Nextel Partners, might materially impair the ability of Nextel Partners to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to Nextel Partners;

     (3) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the reasonable judgment of Nextel Partners, might materially impair the ability of Nextel Partners to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to Nextel Partners; or

     (4) any governmental approval has not been obtained, which approval Nextel Partners shall, in its reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

     The conditions listed above are for the sole benefit of Nextel Partners and may be asserted by Nextel Partners regardless of the circumstances giving rise to any of these conditions. Nextel Partners may waive these conditions in its reasonable discretion in whole or in part from time to time. The failure by Nextel Partners at any time to exercise any of the above rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     If Nextel Partners determines in its reasonable discretion that any of the conditions are not satisfied, Nextel Partners may:

     (1) refuse to accept any old notes and return all tendered old notes to the tendering holders,

     (2) extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes (see "--Withdrawal of Tenders" above), or

     (3) waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn. If this waiver constitutes a material change to the exchange offer, Nextel Partners will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders. Nextel Partners will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.


EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York addressed as follows:


                          For Information by Telephone:
                                 (212) 815-2824

                     By Hand or Overnight Delivery Service:
                              The Bank of New York
                        101 Barclay Street, Floor 7 East
                               New York, NY 10286
                           Attention: Tolutope Adeyoju

                           By Facsimile Transmission:
                                 (212) 815-4699
                            (Telephone Confirmation)
                                 (212) 815-2824

     The Bank of New York also acts as trustee under the indenture governing the notes.


FEES AND EXPENSES


     Nextel Partners will bear the expenses of soliciting tenders. Nextel Partners has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. Nextel Partners, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.


     The cash expenses to be incurred in connection with the exchange offer will be paid by Nextel Partners. Such expenses include fees and expenses of The Bank of New York as exchange agent and as trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

     Tendering holders of the old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of old notes for new notes in the exchange offer.


ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the old notes as reflected in Nextel Partners' accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by Nextel Partners. The expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes will be amortized over the term of the notes.


CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of old notes who are eligible to participate in the exchange offer but who do not tender their old notes will not have any further registration rights, and their old notes will continue to be subject to restrictions on transfer. Accordingly, such old notes may be resold only:

     o    to Nextel Partners, upon redemption of these notes or otherwise,

     o so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

     o in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to Nextel Partners,

     o outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or

     o    pursuant to an effective registration statement under the Securities
          Act,

in each case in accordance with any applicable securities laws of any state of the United States.


REGULATORY APPROVALS

     Nextel Partners does not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.


OTHER

     Participation in the exchange offer is voluntary and holders of old notes should carefully consider whether to accept the terms and conditions of this offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

                           DESCRIPTION OF THE NOTES

     The new notes, like the old notes, will be issued under the indenture, dated January 29, 1999, between Nextel Partners and The Bank of New York, as trustee. The new notes are the same as the old notes except that the new notes:

     o    will not bear legends restricting their transfer, and

     o will not contain certain terms providing for the payment of liquidated damages under the circumstances described in the registration rights agreement.


     The indenture and its associated documents contain the full legal text of the matters described in this section. A copy of the indenture has been filed with the SEC as part of our registration statement of which this prospectus forms a part. See "Where You Can Find More Information" on page 32 for information on how to obtain a copy.


     Because this section is a summary of the material provisions of the indenture, it does not describe every aspect of the indenture or the notes. This summary is subject to and qualified in its entirety by reference to the Trust Indenture Act. In this section we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms under "Certain Definitions." We also include references in parentheses to certain sections of the indenture.

     In this description of the notes, the term "Nextel Partners" refers to Nextel Partners, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.


BRIEF DESCRIPTION OF THE NOTES

     These notes:

     o    will be senior unsecured obligations of Nextel Partners;

     o will be limited to $1.0 billion in aggregate principal amount at maturity, of which $800 million in aggregate principal amount at maturity has been issued;

     o    will mature on February 1, 2009; and

     o    will bear interest at the rate of 14% per annum.

     The old notes were issued at a discount to their aggregate principal amount at maturity to generate aggregate gross proceeds of approximately $406,376,000. The notes will accrete in value representing the amortization of original issue discount at a rate of 14%, compounded semiannually, to an aggregate principal amount of $800.0 million by February 1, 2004. Cash interest will not accrue on the notes prior to February 1, 2004.

     Interest will be paid semi-annually on February 1 and August 1 of each year, commencing August 1, 2004, to the registered holder at the close of business on the preceding January 15 or July 15.

     Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. (Sections 3.01, 3.09 and 3.12) Accretion of original issue discount will be computed on a basis of a 360-day year of twelve 30-day months, compounded semiannually.


PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. Nextel Partners may change the paying agent or registrar without prior notice to the holders, and Nextel Partners or any of its subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. Nextel Partners and The Bank of New York, the exchange agent and trustee, may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Nextel Partners may require a holder to pay any taxes and fees required by law or permitted by the indenture. (Section 3.05)


METHODS OF RECEIVING PAYMENTS ON THE NOTES

     Nextel Partners will pay interest, principal and any other money due on the notes at the corporate trust office of the trustee in New York City. That office is currently located at 101 Barclay Street, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. Nextel Partners may also choose to pay interest by mailing checks. (Sections 3.01 and 10.02)

     The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. (Section 3.02) You will not be required to pay a service charge to transfer or exchange notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. (Section 3.05)


RANKING

     The notes:

     o    will be senior unsecured obligations of Nextel Partners;

     o will rank equally in right of payment to all existing and future senior unsecured obligations of Nextel Partners; and

     o will rank senior in right of payment to all existing and future subordinated obligations of Nextel Partners.

     Holders of secured obligations of Nextel Partners will, however, have claims that are prior to the claims of the holders of the notes with respect to the assets securing those other obligations.

     Nextel Partners' principal operations are conducted through its subsidiaries, and Nextel Partners is therefore dependent upon the cash flow of its subsidiaries to meet its obligations. The payment of dividends and making of payments to Nextel Partners by its subsidiaries are subject to restrictions imposed by the credit facility. Future debt of some of the subsidiaries may prohibit the payment of dividends or payments to Nextel Partners. In addition, the ability of subsidiaries of Nextel Partners to make these payments to Nextel Partners is limited by laws of the relevant states in which the subsidiaries are organized or located.

     Nextel Partners' subsidiaries will have no obligation to guarantee or otherwise pay amounts due under the notes. Therefore, the notes will be effectively subordinated to all indebtedness and other liabilities and commitments, including borrowings under the credit facility and trade payables, of Nextel Partners' subsidiaries. Any right of Nextel Partners to receive assets of any subsidiary upon any liquidation or reorganization of that subsidiary (and the resulting right of holders of the notes to participate in those assets) will be effectively subordinated to the claims of the subsidiary's creditors, except to the extent that Nextel Partners itself is recognized as a creditor of the subsidiary. See "Risk Factors--Our subsidiaries may not be in a position to pay us the cash we need to make payments on the notes."

   As of March 31, 1999:

     o the total amount of outstanding consolidated liabilities of Nextel Partners and its subsidiaries, including trade payables, was approximately $609.9 million, of which $591.2 million were secured obligations, and

     o the total amount of outstanding liabilities of Nextel Partners' subsidiaries, including trade payables, were $193.8 million, of which $175 million were secured obligations.

     For more information, see "Description of Credit Facility" and "Nextel Partners-- Summary Historical and Pro Forma Consolidated Financial Information and Operating Data."


OPTIONAL REDEMPTION

     Nextel Partners may opt to redeem the notes, in whole or in part, at any time on or after February 1, 2004. If Nextel Partners chooses this optional redemption, it is required to mail a notice of redemption not less than 30 nor more than 60 days prior to the redemption to each holder of notes at the holder's address as it appears in the note register at the redemption prices set forth below, plus an amount in cash equal to all accrued and unpaid interest and any liquidated damages, if any, to the redemption date, if redeemed during the twelve-month period beginning on February 1 of each of the years set forth below.

  YEAR                                      REDEMPTION PRICE
  ----                                      ----------------
  2004 ................................         107.000%
  2005 ................................         104.667%
  2006 ................................         102.333%
  2007 and thereafter .................         100.000%

     The prices are expressed as percentages of the principal amount at maturity of the notes. (Section Section 2.03, 11.01, 11.05 and 11.07)

     Prior to February 1, 2002, Nextel Partners may redeem up to 35% of the notes at a redemption price of 114% of the accreted value of the notes on the redemption date, plus liquidated damages, if any, to the redemption date if:

     o Nextel Partners receives net proceeds of at least $75 million from one or more sales of its capital stock (other than redeemable stock) prior to February 1, 2002,


     o at least 65% of the aggregate accreted value of the notes originally issued remain outstanding immediately after the redemption, and


     o    the redemption occurs within 60 days of such sale.

     If less than all the notes are to be redeemed, the trustee shall select the particular notes to be redeemed or any portion thereof that is an integral multiple of $1,000. The trustee will make this selection on a pro rata basis, by lot or by such other method as it will deem fair and appropriate.


MANDATORY REDEMPTION; SINKING FUND

     Except as described under "--Covenants--Limitation on Asset Sales" and "--Covenants--Change of Control" below, Nextel Partners is not required to purchase or make mandatory redemption payments or sinking fund payments with respect to the notes.


COVENANTS

     In the indenture, Nextel Partners agreed to certain restrictions that limit its and its restricted subsidiaries' ability to:

          (1) incur additional debt;


          (2) pay dividends, acquire shares of Nextel Partners, make certain investments or redeem debt of Nextel Partners which is subordinate in right of payment to the notes;


          (3) designate unrestricted subsidiaries;

          (4) enter into transactions with affiliates;

          (5) engage in any business other than telecommunications;

          (6) create liens;


          (7) pay dividends, make loans or advances to Nextel Partners or its restricted subsidiaries or transfer any of its property or assets to Nextel Partners or its restricted subsidiaries;


          (8) issue or sell shares of capital stock of its restricted subsidiaries; and

          (9) sell assets.

     In addition, if a Change of Control occurs, each holder of notes will have the right to require Nextel Partners to repurchase all or part of such holder's notes at a price equal to 101% of the accreted value plus liquidated damages, if any, to any purchase date prior to February 1, 2004 or 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, to any purchase date thereafter. The above limitations are restrictive covenants that are promises that we make to you about how we will run our business, or business actions that we promise not to take. A more detailed description of the restrictive covenants and the exceptions to them follows below.

     All of the current subsidiaries of Nextel Partners are restricted subsidiaries for purposes of the indenture.


 Limitation on Consolidated Debt

     Nextel Partners may not, and may not permit any Restricted Subsidiary to, Incur any Debt (including Acquired Debt), other than Permitted Debt, unless immediately after giving effect to the Incurrence of such Debt and the receipt and application of the net proceeds therefrom (including, without limitation, the application or use of the net proceeds therefrom to repay Debt or make any Restricted Payment):

          (1) the Consolidated Debt to Annualized Operating Cash Flow Ratio would be less than 7.0 to 1.0, or

          (2) in the case of any incurrence of Debt prior to January 1, 2005 only, Consolidated Debt would be equal to or less than 80% of Total Invested Capital. (Section 10.08)


 Limitation on Restricted Payments


     Nextel Partners may not and, with respect to clauses (2) through (4), may not permit any Restricted Subsidiary to, directly or indirectly:

          (1) declare or pay any dividend on, or make any distribution in respect of, its Capital Stock or to holders thereof, excluding any dividends or distributions payable solely in its shares of Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to purchase any such Capital Stock (other than Redeemable Stock);

          (2) purchase, redeem or otherwise acquire or retire for value (other than value consisting solely of its Capital Stock of Nextel Partners that is not Redeemable Stock or options, warrants or other rights to acquire such Capital Stock that is not Redeemable Stock), any of its Capital Stock (including options, warrants or other rights to acquire such Capital Stock);


          (3) redeem, repurchase, defease or otherwise acquire or retire for value, or permit any Restricted Subsidiary to, directly or indirectly, redeem, repurchase, defease or otherwise acquire or retire for value (other than value consisting solely of its Capital Stock that is not Redeemable Stock or options, warrants or other rights to acquire such Capital Stock that is not Redeemable Stock), prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Debt that is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the notes; or

          (4) directly or indirectly, make any Investment, except for Permitted Investments, in any Person, other than in a Restricted Subsidiary or a Person that becomes a Restricted Subsidiary as a result of such Investment

     (each of clauses (1) through (4), other than any such action that is a Permitted Investment or a Permitted Distribution, being referred to as a "Restricted Payment") unless, at the time of such Restricted Payment, and upon giving effect to such Restricted Payment:


               (a) no Default or Event of Default has occurred and be continuing;


               (b) Nextel Partners would have been permitted to Incur at least $1.00 of additional Debt pursuant to the terms of the indenture described in clause (1) under the caption "Limitation on Consolidated Debt" above; and


               (c) the aggregate amount of all Restricted Payments made from January 29, 1999 does not exceed:

                    (A) the amount of the Operating Cash Flow of Nextel Partners after December 31, 2002 through the end of the latest full fiscal quarter for which consolidated financial statements of Nextel Partners are available preceding the date of such Restricted Payment (treated as a single accounting period) less 150% of the cumulative Consolidated Interest Expense of Nextel Partners after December 31, 2002 through the end of the latest full fiscal quarter for which consolidated financial statements of Nextel Partners are available preceding the date of such Restricted Payment (treated as a single accounting period), plus

                    (B) the aggregate net proceeds (other than proceeds from a
               Committed Capital Contribution), including the fair market value of property other than cash, as determined:

                         (x) in the case of any property other than cash with a
                    value less than $25.0 million, by Nextel Partners' board of directors, whose good faith determination will be conclusive and as evidenced by a board resolution, or


                         (y) in the case of any property other than cash with a
                    value equal to or greater than $25.0 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm,

                    received by Nextel Partners from the issuance and sale (other than to a Restricted Subsidiary) after January 29, 1999 of shares of its Capital Stock (other than Redeemable Stock) or any options, warrants or other rights to purchase such Capital Stock (other than Redeemable Stock), other than shares of Capital Stock or options, warrants or other rights to purchase Capital Stock (or shares issuable upon exercise thereof), the proceeds of the issuance of which is used to make a Directed Investment, unless such designation has been revoked by Nextel Partners' board of directors and Nextel Partners is able to make such Investment pursuant to this covenant (other than as a Directed Investment), plus

                    (C) the aggregate net proceeds, including the fair market
               value of property other than cash, as determined:

                         (x) in the case of any property other than cash with a
                    value less than $25.0 million, by Nextel Partners' board of directors, whose good faith determination will be conclusive and as evidenced by a board resolution, or


                         (y) in the case of any property other than cash with a
                    value equal to or greater than $25.0 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm,

                    received by Nextel Partners from the issuance or sale (other than to a Restricted Subsidiary) after January 29, 1999 of any Capital Stock of Nextel Partners (other than Redeemable Stock) or any options, warrants or other rights to purchase such Capital Stock (other than Redeemable Stock), upon the conversion of, or exchange for, Debt of Nextel Partners or a Restricted Subsidiary.


Nothing contained in this section limits or restricts Nextel Partners from making of any Permitted Distribution, Permitted Investment or Directed Investment, and neither a Permitted Distribution or Permitted Investment will be counted as a Restricted Payment for purposes of clause (c) above.

     In addition, the foregoing limitations do not prevent Nextel Partners from:

          (1) paying any dividend on its Capital Stock within 60 days after the declaration thereof if, on the date when the dividend was declared, Nextel Partners could have paid such dividend in accordance with the provisions of the indenture,

          (2) repurchasing its Capital Stock (including options, warrants or other rights to acquire such Capital Stock) from former employees or directors of Nextel Partners or any Subsidiary thereof for consideration not to exceed:

               (a) in the case of all such employees or directors (other than Itemized Executives), $500,000 in the aggregate in any fiscal year, with amounts not used in any given fiscal year being carried over into subsequent fiscal years, and

               (b) in the case of any Itemized Executive, $2.0 million per Itemized Executive (plus the amount of any proceeds of any key man life insurance received by Nextel Partners in respect to such Itemized Executive) in any fiscal year, with the aggregate amount of such repurchases not to exceed $5.0 million in any fiscal year;

     provided that the aggregate amount of all such repurchases made pursuant to this paragraph (2) does not exceed $17.0 million in the aggregate (not including the amount of any proceeds of key man life insurance received by Nextel Partners in respect to any Itemized Executive),


          (3) repurchasing, redeeming or acquiring for value of Capital Stock of Nextel Partners to the extent necessary to prevent the loss or secure the renewal or reinstatement of any license or franchise held by Nextel Partners or any of its Subsidiaries from any governmental agency,

          (4) making a loan in the aggregate principal amount of approximately $2.2 million to certain officers of Nextel Partners as described in this prospectus (with Restricted Payments pursuant to this clause not being counted as Restricted Payments for purposes of clause (c) above),


          (5) redeeming, repurchasing, defeasing or acquiring or retiring for value of Indebtedness that is subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for:


               (a) the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock of Nextel Partners (other than Redeemable Stock) or options, warrants or other rights to acquire such Capital Stock, the proceeds of which are not designated as a Directed Investment, or

               (b) Debt that is at least as subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest, as the Debt being purchased (with Restricted Payments pursuant to this paragraph not being counted as Restricted Payments for purposes of clause (c) above),


          (6) repurchasing, redeeming or acquiring of Capital Stock of Nextel Partners, or options, warrants or other rights to acquire such Capital Stock, in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Common Stock of Nextel Partners (other than Redeemable Stock) or options, warrants or other rights to acquire such Capital Stock) the proceeds of which are not designated as a Directed Investment, or

          (7) making other Restricted Payments not to exceed $5.0 million in the aggregate at any time outstanding (with Restricted Payments pursuant to this paragraph not being counted as Restricted Payments for purposes of clause (c) above).

     Notwithstanding the foregoing, no Investment in a Person that immediately thereafter would be a Restricted Subsidiary will be a Restricted Payment. In addition, if any Person in which an Investment is made, such Investment constituting a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, all such Investments previously made in such Person will no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) above or the aggregate amount of Investments pursuant to paragraph (5)(a) above, in each case to the extent such Investments would otherwise be so counted.


     For purposes of clause (c)(3) above, the net proceeds received by Nextel Partners from the issuance or sale of its Capital Stock either upon the conversion of, or exchange for, Debt of Nextel Partners or any Restricted Subsidiary will be deemed to be an amount equal to:

               (a) the sum of the principal amount or accreted value (whichever is less) of such Debt on the date of such conversion or exchange and the additional cash consideration, if any, received by Nextel Partners upon such conversion or exchange, less any payment on account of fractional shares, minus

               (b) all expenses incurred in connection with such issuance or sale.

     In addition, for purposes of clause (c)(3) above, the net proceeds received by Nextel Partners from the issuance or sale of its Capital Stock upon the exercise of any options or warrants of Nextel Partners or any Restricted Subsidiary will be deemed to be an amount equal to the additional cash consideration, if any, received by Nextel Partners upon such exercise, minus all expenses incurred in connection with such issuance or sale.

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     For purposes of this "Limitation on Restricted Payments" covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment will be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the non-cash portion of such Restricted Payment, as determined by Nextel Partners' board of directors whose good faith determination shall be conclusive and evidenced by a board resolution.

     The amount of any Investment outstanding at any time will be deemed to be equal to the amount of such Investment on the date made less the return of capital, repayment of loans and return on capital (including interest and dividends), in each case, received in cash, up to the amount of such Investment on the date made. (Section 10.09)



 Restricted Subsidiaries

     Subject to compliance with the "Limitation on Restricted Payments" covenant, Nextel Partners' board of directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary.

     The designation by the board of directors of a Restricted Subsidiary as an Unrestricted Subsidiary will, for all purposes of the "Limitation on Restricted Payments" covenant (including clause (b) thereof), be deemed to be a Restricted Payment of an amount equal to the fair market value of Nextel Partners' ownership interest in such Subsidiary (including, without duplication, such indirect ownership interest in all Subsidiaries of such Subsidiary), as determined by Nextel Partners' board of directors in good faith and evidenced by a board resolution.

     Notwithstanding the foregoing provisions of this "Restricted Subsidiaries" covenant, the board of directors may not designate a Subsidiary of Nextel Partners to be an Unrestricted Subsidiary if, after such designation:


               (a) Nextel Partners or any Restricted Subsidiary:

                    (1) provides credit support for, or a Guarantee of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or

                    (2) is directly or indirectly liable for any Debt of such
               Subsidiary,


               (b) a default with respect to any Debt of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of Nextel Partners or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, or

               (c) such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

     Nextel Partners' board of directors, from time to time, may designate any Person that is about to become a Subsidiary of Nextel Partners as an Unrestricted Subsidiary, and may designate any newly-created Subsidiary as an Unrestricted Subsidiary, if at the time such Subsidiary is created it contains no assets (other than such de minimis amount of assets then required by law for the formation of corporations) and no Debt. Subsidiaries of Nextel Partners that are not designated by Nextel Partners' board of directors as Restricted or Unrestricted Subsidiaries shall be deemed to be Restricted Subsidiaries. Notwithstanding any

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provisions of this "Restricted Subsidiaries" covenant, all Subsidiaries of an
Unrestricted Subsidiary shall be Unrestricted Subsidiaries. (Section 10.10)


 Transactions with Affiliates

     Nextel Partners may not, and may not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) or series of related transactions with any Affiliate of Nextel Partners on terms that are less favorable to Nextel Partners or such Restricted Subsidiary, as the case may be, than those which might be obtained at the time of such transaction from a Person that is not such an Affiliate. However, this "Transactions with Affiliates" covenant will not limit, or be applicable to:

          (1) any transaction between Unrestricted Subsidiaries not involving Nextel Partners or any Restricted Subsidiary,

          (2) any transaction between Nextel Partners and any Restricted Subsidiary or between Restricted Subsidiaries, or

          (3) any Permitted Transactions.

     In addition, any transaction or series of related transactions, other than Permitted Transactions, between Nextel Partners or any Restricted Subsidiary and any Affiliate of Nextel Partners (other than a Restricted Subsidiary) involving an aggregate consideration of $5 million or more must be approved in good faith by:

          (a) a majority of Nextel Partners' Disinterested Directors (of which there must be at least one) and evidenced by a board resolution, or

          (b) if there is no Disinterested Director at such time or such transaction involves aggregate consideration of $25.0 million or more, by an opinion as to fairness to Nextel Partners or such Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.


     For purposes of this "Transactions with Affiliates" covenant, any transaction or series of related transactions between Nextel Partners or any Restricted Subsidiary and an Affiliate of Nextel Partners that is approved by a majority of the Disinterested Directors (of which there must be at least one) and evidenced by a board resolution or for which a fairness opinion has been issued will be deemed to be on terms as favorable as those that might be obtained at the time of such transaction or series of transactions from a Person that is not such an Affiliate and thus will be permitted under this "Transactions with Affiliates" covenant. (Section 10.11)



 Limitation on the Activities of Nextel Partners and its Restricted
 Subsidiaries


     Nextel Partners may not, and may not permit any Restricted Subsidiary to, engage in any business other than the telecommunications business and related activities and services, including the businesses, activities and services engaged in by Nextel Partners and the Restricted Subsidiaries on January 29, 1999. (Section 10.15)



 Limitation on Liens


     Nextel Partners may not and may not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien. (Section 10.12)


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 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries


     Nextel Partners may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:


          (1) pay dividends or make any other distributions to Nextel Partners or any of its Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits, or


          (2) pay any indebtedness owed to Nextel Partners or any of its Restricted Subsidiaries,

          (3) make loans or advances to Nextel Partners or any of its Restricted Subsidiaries, or

          (4) transfer any of its properties or assets to Nextel Partners or any of its Restricted Subsidiaries.


     However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

               (a) existing Debt as in effect on the date of the indenture,

               (b) any Credit Facility as in effect as of the date of the indenture (or in the case of the New Credit Facility, as initially executed by the parties thereto), and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Credit Facility as in effect on the date of the indenture (as conclusively determined in good faith by Nextel Partners' board of directors and set forth in a board resolution),

               (c) the indenture and the notes,

               (d) applicable law,


               (e) any instrument governing Debt and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and payment restrictions other than those contained in such Debt as in effect on the date of its incurrence by Nextel Partners or any Restricted Subsidiary (as conclusively determined in good faith by an executive officer of Nextel Partners) or Capital Stock of a Person acquired by Nextel Partners or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and provided further that, in the case of Debt, such Debt was permitted by the terms of the indenture to be incurred,


               (f) customary non-assignment provisions in leases entered into in the ordinary course of business,

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


               (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (4) above on the property so acquired,


               (h) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition,

               (i) Liens securing Debt otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "Limitation on Liens" that limit the right of Nextel Partners or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien,

               (j) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, and

               (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business. (Section 10.14)


 Limitation on Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries


     Nextel Partners may not, and may not permit any Restricted Subsidiary to:


          (1) transfer, convey, sell or otherwise dispose of any Capital Stock in any Wholly Owned Restricted Subsidiary of Nextel Partners to any Person (other than Nextel Partners or any Wholly Owned Restricted Subsidiary of Nextel Partners) unless:

               (a) such transfer is of all the Capital Stock in such Wholly Owned Restricted Subsidiary and

               (b) the cash Net Proceeds from such transfer are applied in accordance with the covenant described under the caption "--Limitation on Asset Sales," and


          (2) permit any Wholly Owned Restricted Subsidiary of Nextel Partners to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Nextel Partners or a Wholly Owned Restricted Subsidiary of Nextel Partners.


     The foregoing restrictions shall not apply to:

          (1) the creation of Permitted Joint Ventures,

          (2) any transfer required by applicable law or regulation,

          (3) the issuance of Redeemable Stock that is otherwise permitted to be issued pursuant to the terms of the indenture, and

          (4) transfers in which Nextel Partners or a Restricted Subsidiary acquires at the same time not less than its proportionate share in such issuance of Capital Stock. (Section 10.20)


 Limitation on Asset Sales

     Nextel Partners may not, and may not permit any Restricted Subsidiary to, make any Asset Sale unless:


          (1) Nextel Partners or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Sale at least equal to the fair market value for the assets or Capital Stock issued or sold or otherwise disposed of as determined by the board of directors in good faith and evidenced by a board resolution set forth in an officers' certificate delivered to the trustee, which determination shall be conclusive, and


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


          (2) at least 80% of the consideration for such disposition consists of cash; provided that the amount of any liabilities (as shown on Nextel Partners' or such Restricted Subsidiary's most recent balance sheet) of Nextel Partners or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets and any securities, notes or other obligations received by Nextel Partners or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Nextel Partners or such Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

     At its option, Nextel Partners may, within 360 days after receipt, apply the Net Proceeds from such Asset Sale to:

          (1) repay Debt under a Credit Facility or any Vendor Financing Debt,

          (2) make a capital expenditure in the same or similar line of business as Nextel Partners is engaged in on the date of the indenture or in a business reasonably related thereto, or

          (3) acquire Capital Stock of an entity that is or becomes a Restricted Subsidiary or other long-term assets that are used or useful in the same or similar line of business as Nextel Partners or such Restricted Subsidiaries were engaged in on the date of the indenture or in businesses reasonably related thereto.


     Pending the final application of any such Net Proceeds, Nextel Partners may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."


     When the aggregate amount of Excess Proceeds exceeds $5.0 million, Nextel Partners will be required to make an offer to all holders of notes and all holders of other Debt that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount at maturity of notes and such other pari passu Debt that may be purchased with the Excess Proceeds. The offer price for such offer shall be an amount in cash equal to 100% of the principal amount (or Accreted Value, if applicable) thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the indenture and the instrument or instruments governing such other pari passu Debt, respectively.


     To the extent that any Excess Proceeds remain after consummation of an offer, Nextel Partners may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered into such offer surrendered by holders thereof exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. (Section 10.22)


 Change of Control

     Within 30 days of the occurrence of a Change of Control, Nextel Partners will be required to make an offer to purchase in accordance with the indenture all outstanding notes at a cash purchase price equal to 101% of the Accreted Value of the notes plus liquidated damages, if any, to the purchase date prior to February 1, 2004 or 101% of the aggregate principal amount at maturity of the notes, plus accrued and unpaid interest and liquidated damages, if any, to the purchase date on or after February 1, 2004. (Section 10.13)


     Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require Nextel Partners to repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring.

     Restrictions in the indenture on the ability of Nextel Partners and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Nextel Partners, whether favored or opposed by the management of Nextel Partners. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that Nextel Partners or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Nextel Partners or any of its Subsidiaries by the management of Nextel Partners or other Persons. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.


     A Change of Control constitutes an event of default under the credit facility and would require repayment of all loans outstanding. Nextel Partners does not currently have adequate financial resources to effect such redemption and repurchase of the notes upon a Change of Control and there can be no assurance that Nextel Partners will have such resources in the future. The inability of Nextel Partners to repurchase the notes upon a Change of Control would constitute an Event of Default.


     There may be restrictions contained in instruments evidencing Indebtedness incurred by Nextel Partners or its Restricted Subsidiaries permitted under the indenture which restrict or prohibit the ability of Nextel Partners to effect any repurchase required under the indenture in connection with a Change of Control.

     In the event that Nextel Partners makes an offer to purchase the notes in accordance with the indenture, Nextel Partners intends to comply with any applicable securities laws and regulations, including any applicable requirements relating to tender offers set forth in Section 14(e) of, and Rule l4e-1 under, the Exchange Act.

     In addition, one of the events that constitutes a Change of Control under the indenture is a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the assets of Nextel Partners. The indenture will be governed by New York law, and there is no established definition under New York law of substantially all of the assets of a corporation. Accordingly, if Nextel Partners were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of substantially all of its assets and whether Nextel Partners was required to make an offer to purchase in accordance with the indenture.


 Provision of Financial Information

     Nextel Partners has agreed that, for so long as any notes remain outstanding, it will file with the SEC copies of the annual and quarterly reports and the information, documents,


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and other reports that Nextel Partners would have been required to file with the SEC pursuant to the Exchange Act if Nextel Partners were subject thereto on or prior to dates by which Nextel Partners would have been required to file such document. Nextel Partners also agreed that it will, within 15 days of such filing, transmit by mail to all holders without cost to such holders and file with the trustee the required filings. If under the Exchange Act Nextel Partners is not permitted to file such documents with the SEC, upon written request of any prospective holder, Nextel Partners shall supply copies of these documents. (Section 10.16)


MERGERS, SALES OF ASSETS, ETC.

     Nextel Partners may not, in any transaction or series of related transactions:


          (1) merge or consolidate with or into, or sell, assign, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to, any Person, or


          (2) permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer or other disposition of the properties and assets of Nextel Partners and its Restricted Subsidiaries, taken as a whole, substantially as an entirety to any Person, unless:

          (a) either:

               (A) if the transaction or series of transactions is a consolidation of Nextel Partners with or a merger of Nextel Partners with or into any other Person, Nextel Partners shall be the surviving Person of such merger or consolidation, or


               (B) the Person formed by any consolidation with or merger with or into Nextel Partners, or to which the properties and assets of Nextel Partners or Nextel Partners and its Restricted Subsidiaries, taken as a whole, as the case may be, substantially as an entirety are sold, assigned, conveyed or otherwise transferred shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the trustee, in a form satisfactory to the trustee, all the obligations of Nextel Partners under the notes and the indenture and, in each case, the indenture, as so supplemented, shall remain in full force and effect,



          (b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing, and

          (c) Nextel Partners or the successor entity to Nextel Partners will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period:

               (A) have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Nextel Partners immediately preceding the transaction and

               (B) be permitted to Incur at least $1.00 of additional Debt pursuant to clause (1) of the covenant described above under "--Covenants--Limitation on Consolidated Debt."

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

     The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer or other disposition of the properties and assets by any Restricted Subsidiary to any other Restricted Subsidiary, or the merger or consolidation of any Restricted Subsidiary with or into any other Restricted Subsidiary.

     The indenture also provides that Nextel Partners may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.


     In connection with any consolidation, merger, sale, assignment, conveyance, transfer or other disposition contemplated by the foregoing provisions, Nextel Partners shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, or other disposition and the supplemental indenture in respect thereof (required under clause (a)(B) above) comply with the requirements of the indenture and an opinion of counsel. Each such officers' certificate shall set forth the manner of determination of Nextel Partners' compliance with clause (c) above.

     For all purposes of the indenture and the notes (including the provisions described in this covenant and the "Limitation on Consolidated Debt" and "Restricted Subsidiaries" covenants), Subsidiaries of any successor entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the "Restricted Subsidiaries" covenant and all Debt of the successor entity and its Subsidiaries that was not Debt of Nextel Partners and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.


     The successor entity shall succeed to, and be substituted for, and may exercise every right and power of Nextel Partners under the indenture, and the predecessor company shall be released from all its obligations and covenants under the indenture and the notes. (Sections 8.01 and 8.02)


CERTAIN DEFINITIONS

     Set forth below is a summary of some of the definitions used in the indenture. Reference is made to the indenture for the definition of all such terms. (Section 1.01)

     "Accreted Value" of any note as of or to any date of determination means an amount equal to the sum of:

          (1) the issue price of such note as determined in accordance with
     Section 1273 of the Internal Revenue Code plus

          (2) the aggregate of the portions of the original issue discount (the excess of the amounts considered as part of the "stated redemption price at maturity" of such note within the meaning of Section 1273(a)(2) of the Internal Revenue Code or any successor provisions, whether denominated as principal or interest, over the issue price of such note) that shall theretofore have accrued pursuant to Section 1272 of the Internal Revenue Code (without regard to Section 1272(a)(7) of the Internal Revenue Code) from the date of issue of such note to the date of determination plus

          (3) accrued and unpaid interest to the date such Accreted Value is paid (without duplication of any amount set forth in (2) above) and minus

          (4) all amounts theretofore paid in respect of such note, which amounts are considered as part of the "stated redemption price at maturity" of such note within the meaning of Section 1273(a)(2) of the Internal Revenue Code or any successor provisions (whether such amounts paid were denominated principal or interest).

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   "Acquired Debt" means Debt of a Person:

          (1) existing at the time such Person becomes a Restricted Subsidiary or assumed by Nextel Partners or a Restricted Subsidiary in connection with the acquisition of assets from such Person, and

          (2) secured by a Lien encumbering any asset of such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of the covenant described under "--Covenants--Transactions with Affiliates" only, "affiliate" shall be deemed to include, any Person owning, directly or indirectly,

          (1) 10% or more of the outstanding Common Stock of Nextel Partners, or

          (2) securities having 10% or more of the total voting power of the Voting Stock of Nextel Partners.

     For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. No individual shall be deemed to be controlled by or under common control with any specified Person solely by virtue of his or her status as an employee or officer of such specified Person or of any other Person controlled by or under common control with such specified Person.

     "Annualized Operating Cash Flow" means, for any fiscal quarter, the Operating Cash Flow for such fiscal quarter multiplied by four.

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights, including, without limitation, by way of a sale and leaseback other than sales of inventory and obsolete equipment in the ordinary course of business, provided that the sale, conveyance or other disposition of all or substantially all of the assets of Nextel Partners and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Covenants--Change of Control" and/or the provisions described above under the caption "--Merger, Sale of Assets, Etc." and not by the provisions of the Asset Sale covenant, and

          (2) the issue or sale by Nextel Partners or its Restricted Subsidiaries of Capital Stock of any of Nextel Partners' Subsidiaries

provided in each case, the transaction or a series of related transactions has a fair market value in excess of $5.0 million or net proceeds in excess of $5.0 million.

     The following items shall not be deemed to be Asset Sales:

          (a) a transfer of assets by Nextel Partners to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to Nextel Partners or to another Wholly Owned Restricted Subsidiary;

          (b) an issuance of Capital Stock by a Wholly Owned Restricted Subsidiary to Nextel Partners or to another Wholly Owned Restricted Subsidiary;

          (c) a Restricted Payment that is permitted by the covenant described under "--Covenants--Limitation on Restricted Payments";

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          (d) Permitted Joint Ventures, and

          (e) any License Exchange.

     "Average Life" means, at any date of determination with respect to any Debt, the quotient obtained by dividing:

          (1) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of such Debt and the amount of such principal payment by

          (2) the sum of all such principal payments.

     "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor rules, including the provision of such Rules that a person shall be deemed to have beneficial ownership of all securities that such person has a right to acquire within 60 days, provided that a person shall not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder and is not also then reportable on
Schedule 13D or any successor schedule under the Exchange Act.

     "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under lease of or other Debt arrangements conveying the right to use real or personal property of such Person which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person determined in accordance with generally accepted accounting principles and the amount of such obligations shall be the capitalized amount thereof in accordance with generally accepted accounting principles and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents of stock of, or other ownership interests in, such Person.

     "Change of Control" means the occurrence of any of the following events:

          (1) any person or group of persons, as such term is used in Section 13(d)(3) of the Exchange Act and the regulations thereunder, other than a Permitted Holder is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of Nextel Partners; provided that no Change of Control shall be deemed to occur pursuant to this clause (1) if the person is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated at least BBB-- by S&P or Baa3 by Moody's for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency); or

          (2) Nextel Partners consolidates with, or merges with or into, another Person other than a Permitted Holder or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person other than a Permitted Holder, or any Person other than a Permitted Holder consolidates with, or merges with or into,

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Nextel Partners, in any such event pursuant to a transaction in which the outstanding Voting Stock of Nextel Partners is converted into or exchanged for cash, securities or other property, other than any such transaction where:

               (a) the outstanding Voting Stock of Nextel Partners is converted into or exchanged for:

                    (A) Voting Stock (other than Redeemable Stock) of the
               surviving or transferee Person or

                    (B) cash, securities and other property in an amount which could be paid by Nextel Partners as a Restricted Payment under the indenture, and

               (b) immediately after such transaction no person or group of persons (as such term is used in Section 13(d)(3) of the Exchange Act and the regulations thereunder) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of the surviving or transferee Person; provided that no Change of Control shall be deemed to occur pursuant to this clause (2), if the surviving or transferee Person or the person referred to in clause
          (2)(b) is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated at least BBB-- by S&P or Baa3 by Moody's for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency); or

          (3) during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors together with:

               (a) any directors who are members of the board of directors on January 29, 1999,

               (b) any new directors whose election by such board of directors or whose nomination for election by the stockholders of Nextel Partners was approved by a vote of 662/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, and

               (c) any new directors appointed or selected by a Permitted Holder, whether pursuant to a transaction of a type described in either of the preceding paragraphs (a) and (b), pursuant to a contractual right or pursuant to a right granted under Nextel Partners' certificate of incorporation or by-laws) cease for any reason to constitute a majority of the board of directors then in office; or

          (4) the adoption of a plan relating to the liquidation or dissolution of Nextel Partners.

     Any event that would constitute a Change of Control pursuant to clause (1) or (2) above but for the exceptions thereto shall not be deemed to be a Change of Control until such time, if any, as the conditions described in such exceptions cease to have been met.

     "Closing Price" on any trading day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities

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exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq Stock Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Stock Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Stock Market and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm of national standing that is selected from time to time by Nextel Partners for that purpose.

     "Committed Capital Contribution" means the irrevocable cash commitments pursuant to that certain subscription and contribution agreement by and among Nextel Partners, Nextel WIP Corp., Motorola and the other investors named therein, as in effect on the date of the indenture.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Debt" means the aggregate amount of Debt of Nextel Partners and its Restricted Subsidiaries on a Consolidated basis outstanding at the date of determination.

     "Consolidated Debt to Annualized Operating Cash Flow Ratio" means, as at any date of determination, the ratio of Consolidated Debt to the Annualized Operating Cash Flow of Nextel Partners for the most recently completed fiscal quarter of Nextel Partners for which financial statements are available.

     "Consolidated Interest Expense" of any Person means, for any period:

          (1) the aggregate interest expense and fees and other financing costs in respect of Debt (including amortization of original issue discount and non-cash interest payments and accruals),

          (2) the interest component in respect of Capital Lease Obligations and any deferred payment obligations of such Person and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with generally accepted accounting principles,

          (3) all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs (including amortizations of discounts) associated with interest rate swap and similar agreements and with foreign currency hedge, exchange and similar agreements and

          (4) the product of:

               (a) all dividend payments, whether or not in cash, on any series of Preferred Capital Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Capital Stock payable solely in Capital Stock of Nextel Partners (other than Redeemable Stock) or to Nextel Partners or its Restricted Subsidiary, times

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               (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a Consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Net Income" and "Consolidated Net Loss" mean, for any period, the net income or net loss, as the case may be, of Nextel Partners and its Restricted Subsidiaries for such period, all as determined on a Consolidated basis in accordance with generally accepted accounting principles, adjusted, to the extent included in calculating such net income or net loss, as the case may be, by excluding without duplication:

          (1) any after-tax gain or loss attributable to the sale, conversion or other disposition of assets other than in the ordinary course of business,

          (2) any after-tax gains resulting from the write-up of assets and any loss resulting from the write-down of assets,

          (3) any after-tax gain or loss on the repurchase or redemption of any securities including in connection with the early retirement or defeasance of any Debt,

          (4) any foreign exchange gain or loss,

          (5) all payments in respect of dividends on shares of Preferred Capital Stock of Nextel Partners,

          (6) any other extraordinary, non-recurring or unusual items incurred by Nextel Partners or any Restricted Subsidiary,

          (7) the net income or loss of any Person acquired by Nextel Partners or any Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction,

          (8) all income or losses of Unrestricted Subsidiaries and Persons (other than Subsidiaries) accounted for by Nextel Partners using the equity method of accounting, and

          (9) the net income, but not net loss, of any Restricted Subsidiary which is subject to any judgment, decree, order or governmental regulation which prevent the payment of dividends or the making of distributions to Nextel Partners but only to the extent of such restrictions.

     "Consolidated Net Income (Loss)" means, for any period, Nextel Partners' Consolidated Net Income or Consolidated Net Loss for such period, as applicable.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Stock of such Person; provided that, with respect to Nextel Partners, no effect shall be given to adjustments following January 29, 1999 to the accounting books and records of Nextel Partners in accordance with Accounting Principles Board Opinions Nos. 16 and 17 or successor opinions thereto or otherwise resulting from the acquisition of control of Nextel Partners by another Person.

     "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of Nextel Partners, if and to the extent that the accounts of each such Restricted Subsidiary would normally be consolidated with those of Nextel Partners in accordance with generally accepted accounting principles; provided, however, that

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"Consolidation" shall not include consolidation of the accounts of any
Unrestricted Subsidiary, but the interest of Nextel Partners or any Restricted Subsidiary in any Unrestricted Subsidiary shall be accounted for as an investment. The term "Consolidated" has a correlative meaning.

     "Credit Facility" means any credit facility whether a term or revolving type or both, including the New Credit Facility or letter of credit facility of the type customarily entered into with banks or any Hedging Agreement (as defined), between Nextel Partners and/or any of its Restricted Subsidiaries, on the one hand, and any banks or other lenders or affiliates thereof, on the other hand (and any renewals, refundings, extensions or replacements of any such credit facility), which credit facility is designated by Nextel Partners as a "Credit Facility" for purposes of the indenture, and shall include all such credit facilities in existence on January 29, 1999 whether or not so designated.

     "Debt" means, without duplication, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

          (1) every obligation of such Person for money borrowed, including without limitation, in each case, premium, interest, including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding, fees and expenses relating thereto,

          (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses,

          (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

          (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith,

          (5) every Capital Lease Obligation of such Person,

          (6) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination plus accrued but unpaid dividends,

          (7) every obligation of such Person under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person (collectively, "Hedging Agreements"), and

          (8) every obligation of the type referred to in clauses (1) through
     (7) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is liable, directly or indirectly, as obligor, Guarantor or otherwise.

The amount of Debt of any Person issued with original issue discount is the face amount of such Debt less the unamortized portion of the original issue discount of such Debt at the time of its issuance as determined in conformity with generally accepted accounting principles, and money borrowed at the time of the Incurrence of any Debt in order to pre-fund the payment of interest on such Debt shall be deemed not to be "Debt." The amount of Debt represented by an obligation under an agreement referred to in clause (7) shall be equal to:

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          (a) zero if such obligation has been Incurred under clause (5)(b) of the definition of Permitted Debt, and

          (b) the notional amount of such obligation if it is not so Incurred.

     "Default" means an event that is, or after notice or passage of time, or both, would be, an Event of Default.

     "Default Amount" means, in respect of any note:

          (1) as of any particular date prior to February 1, 2004, the Accreted Value of the note as of such date, or

          (2) as of any particular date on and after February 1, 2004, 100% of the principal amount payable in respect of the note at the Stated Maturity thereof.

     "Directed Investment" by Nextel Partners or any of its Restricted Subsidiaries means any Investment for which the cash or property used for such Investment is received by Nextel Partners from the issuance and sale (other than to a Restricted Subsidiary) on or after the date of the indenture of shares of its Capital Stock (other than any of the Preferred Stock), or any options, warrants or other rights to purchase such Capital Stock (other than any of the Preferred Stock) designated by Nextel Partners' board of directors as a "Directed Investment" to be used for one or more specified investments in the telecommunications business including related activities and services and is so designated and used at any time within 365 days after the receipt thereof; provided that the aggregate amount of any such Directed Investments may not at any time exceed 50% of the aggregate amount of such cash or property received by Nextel Partners on or after the date of the indenture from any such issuance and sale or capital contribution; and provided further that any proceeds from any such issuance or sale may not be used for such an Investment if such proceeds were, prior to being designated for use as a Directed Investment, used to make a Restricted Payment.

     "Disinterested Director" means, with respect to any proposed transaction between Nextel Partners and an Affiliate thereof, a member of Nextel Partners' board of directors who is not an officer or employee of Nextel Partners, would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Stock of Nextel Partners.

     "Fair Market Value" means, for purposes of clause (1) of the "Limitation on Consolidated Debt" covenant, the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by Nextel Partners' board of directors, whose determination shall be conclusive if evidenced by a board resolution, provided that:

               (a) the Fair Market Value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock, and

               (b) in the event the aggregate Fair Market Value of any other property received by Nextel Partners exceeds $10 million, the Fair Market Value of such property shall be determined in good faith by Nextel Partners' board of directors, including a majority of the Disinterested Directors who are then members of such board of directors, which determination shall be conclusive if evidenced by a board resolution.


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     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person in any manner, whether directly or indirectly, and including any obligation of such Person:

          (1) to purchase or pay or advance or supply funds for the purchase or payment of such Debt or to purchase or to advance or supply funds for the purchase of any security for the payment of such Debt,

          (2) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or

          (3) to maintain working capital, equity capital or other financial statement condition or liquidity of such Person so as to enable such Person to pay such Debt;

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur by conversion, exchange or otherwise, assume pursuant to a merger, consolidation, acquisition or other transaction, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that the accretion of original issue discount on Debt shall not be deemed to be an Incurrence of Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of Nextel Partners shall be deemed to have been Incurred at the time it becomes such a Subsidiary.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person or the designation of a Subsidiary as an Unrestricted Subsidiary; provided that a transaction will not be an Investment to the extent it involves:

          (1) the issuance or sale by Nextel Partners of its Capital Stock (other than Redeemable Stock), including options, warrants or other rights to acquire such Capital Stock (other than Redeemable Stock),

          (2) a transfer, assignment or contribution by Nextel Partners of shares of Capital Stock or any options, warrants or rights to acquire Capital Stock, or all or substantially all of the assets of, any Unrestricted Subsidiary of Nextel Partners to another Unrestricted Subsidiary of Nextel Partners, or

          (3) extensions of trade credit by Nextel Partners and its Restricted Subsidiaries on commercially reasonable terms in the ordinary course of business and consistent with their normal practice.

     "Itemized Executive" means any of the following individuals:

          (1) John Chapple;

          (2) John Thompson;

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          (3) David Thaler;

          (4) David Aas;

          (5) Perry Satterlee; and

          (6) Mark Fanning.

     "License Exchange" means:

          (1) any exchange of Licenses between Nextel Partners and Nextel or any Affiliates of Nextel which Nextel Partners' board of directors determines in good faith, on the date of such exchange, are, in the aggregate, of at least equivalent value; provided, however, that the aggregate value of all such Licenses exchanged pursuant to this clause (1) shall not exceed $25.0 million, or

          (2) any transaction pursuant to which Nextel Partners transfers certain of its specialized mobile radio licenses to Nextel or any Affiliates of Nextel in exchange for licenses from a third party, the purchase price for which was funded by Nextel or any Affiliates of Nextel; provided, however, that the aggregate value of all such licenses exchanged pursuant to this clause (2) shall not exceed $25.0 million.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets, including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

     "Marketable Securities" means:

          (1) securities either issued directly or fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof having maturities of not more than one year;

          (2) time deposits and certificates of deposit, having maturities of not more than six months from the date of deposit, of any domestic commercial bank having capital and surplus in excess of $500 million and having outstanding long-term debt rated A or better or the equivalent thereof by S&P or Aaa or better or the equivalent thereof by Moody's;

          (3) commercial paper rated A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's, and in each case maturing within one year;

          (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above; and

          (5) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4).

     "Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody's Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then "Moody's" shall mean any other national recognized rating agency other than S&P that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by Nextel Partners by a written notice given to the trustee.

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     "Net Proceeds" means the aggregate cash proceeds received by Nextel
Partners or any of its Restricted Subsidiaries in respect of any Asset Sale including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of:

          (1) the direct costs relating to such Asset Sale including, without limitation, legal, accounting, appraisal, investment banking fees, and sales and brokerage commissions,

          (2) any relocation expenses incurred as a result thereof,

          (3) taxes paid or payable as a result thereof,

          (4) amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale,

          (5) amounts required to be paid in order to obtain a necessary consent to such Asset Sale,

          (6) distributions made to minority interest holders, based on their pro rata ownership, in Subsidiaries or Permitted Joint Ventures of such Person as a result of an Asset Sale by such Subsidiaries or Permitted Joint Ventures, and

          (7) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets that are the subject thereof, as the case may be, after such Asset Sale, including liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Sale, in each case, as conclusively determined by the board of directors of such Person.

     "New Credit Facility" means that certain credit agreement, dated as of January 29, 1999, by and among Nextel Partners and or its Subsidiaries and a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, as syndication agent and the Bank of Montreal, as administrative agent, governing a $175.0 million term loan facility and $100.0 million revolving credit facility, and Hedging Agreements with Persons that were lenders under the New Credit Facility or were affiliates of such lenders at the time such Hedging Agreements were entered into, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement, Hedging Agreements and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent or lenders and irrespective of any changes in the terms and conditions thereof.

     "Operating Cash Flow" means, for any fiscal quarter:

          (1) Nextel Partners' Consolidated Net Income (Loss) plus depreciation, amortization and other non-cash charges in respect thereof for such fiscal quarter, plus

          (2) all amounts deducted in calculating Consolidated Net Income (Loss) for such fiscal quarter in respect of Consolidated Interest Expense, and all income taxes, whether or not deferred, applicable to such income period, all as determined on a Consolidated basis in accordance with generally accepted accounting principles.

     For purposes of calculating Operating Cash Flow for the fiscal quarter most recently completed for which financial statements are available prior to any date on which an action is taken that requires a calculation of the Operating Cash Flow to Consolidated Interest Expense Ratio or Consolidated Debt to Annualized Cash Flow Ratio:

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               (A) any Person that is a Restricted Subsidiary on such date, or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio, will be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter,

               (B) any Person that is not a Restricted Subsidiary on such date, or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio, will be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter, and

               (C) if Nextel Partners or any Restricted Subsidiary shall have in any manner acquired, including through commencement of activities constituting such operating business, or disposed, including through termination or discontinuance of activities constituting such operating business, of any operating business during or subsequent to the most recently completed fiscal quarter, such calculation will be made on a pro forma basis on the assumption that such acquisition or disposition had been completed on the first day of such completed fiscal quarter and may give effect to projected quantifiable improvements in operating results on an annualized basis due to cost reductions calculated in accordance with Regulation S-X of the Securities Act and evidenced by:

                    (x) in the case of cost reductions of less than $10.0
               million, an officers' certificate delivered to the trustee, and

                    (y) in the case of cost reductions of $10.0 million or more, a resolution of Nextel Partners' board of directors set forth in an officers' certificate delivered to the trustee.

     "Permitted Debt" means:

          (1) any Debt, including Guarantees thereof, outstanding on January 29, 1999 (including the old notes and the new notes) and any accretion of original issue discount and accrual of interest with respect to such Debt;

          (2) any additional Debt outstanding under a Credit Facility in aggregate principal amount at any one time outstanding under this clause
     (2) not to exceed $325.0 million in the aggregate for all such credit facilities, less permanent repayments of Debt under such Credit Facilities made by Nextel Partners or any of its Restricted Subsidiaries pursuant to the covenant described above under the caption "Asset Sales";

          (3) any Vendor Financing Debt in an aggregate principal amount outstanding at any time not to exceed $100.0 million;

          (4) Debt to Nextel Partners or to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Debt (other than to Nextel Partners or another Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Debt not permitted by this clause (4);

          (5) Debt:

               (a) in respect of performance, surety or appeal bonds or bankers' acceptances provided in the ordinary course of business,

               (b) under foreign currency hedge, foreign currency exchange, interest rate swap or similar agreements; provided that such agreements:

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                    (A) are designed solely to protect Nextel Partners or its
               Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and

                    (B) do not increase the Debt of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

               (c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Nextel Partners or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, in a principal amount not to exceed the gross proceeds actually received by Nextel Partners or any Restricted Subsidiary in connection with such disposition;

          (6) renewals, refundings or extensions of any Debt referred to in clause (1) or (3) above or Incurred pursuant to clause (2) under the caption "Limitation on Consolidated Debt" and any renewals, refundings or extensions thereof, plus:

               (a) the amount of any premium reasonably determined by Nextel Partners as necessary to accomplish such renewal, refunding or extension, and

               (b) such other fees and expenses of Nextel Partners reasonably incurred in connection with the renewal, refunding or extension,

          provided that such renewal, refunding or extension shall constitute Permitted Debt only:

                    (A) to the extent that it does not result in an increase in the aggregate principal amount (or, if such Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, in an amount not greater than such lesser amount) of such Debt (except as permitted by paragraphs (a) or (b) above), and

                    (B) to the extent such renewed, refunded or extended Debt
               does not have a mandatory redemption date prior to the mandatory redemption date of the Debt being renewed, refunded or extended or have an Average Life shorter than the remaining Average Life of the Debt being renewed, refunded or extended;

          (7) Debt payable solely in, or mandatorily convertible into, Capital Stock (other than Redeemable Stock) of Nextel Partners;

          (8) all new notes issued pursuant to the terms of the registration rights agreement for the notes;

          (9) Debt (in addition to Debt permitted under clauses (1) through (8) above) in an aggregate principal amount outstanding at any time not to exceed $50.0 million.

     In the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness specified in the above clauses (1) through
(9), Nextel Partners shall have the right, at any time in its sole discretion, to classify such item as one of the types and shall only be required to include such item under the clause permitting such Indebtedness as so classified.

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     "Permitted Distribution" of a Person means:

          (1) the exchange by such Person of Capital Stock (other than Redeemable Stock) for outstanding Capital Stock, and

          (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Debt of Nextel Partners that is subordinate in right of payment to the notes,

in exchange for, including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip, or out of the proceeds of a substantially concurrent issue and sale other than to a Restricted Subsidiary of, either:

               (a) Capital Stock of Nextel Partners (other than Redeemable Stock) or

               (b) Debt of Nextel Partners that is subordinate in right of payment to the notes on subordination terms no less favorable to the holders of the notes in their capacities as such than the subordination terms or other arrangement applicable to the Debt that is redeemed, repurchased, defeased or otherwise acquired or retired for value, provided that such new Debt does not mature prior to the Stated Maturity or have a mandatory redemption date prior to the mandatory redemption date of the Debt being redeemed, repurchased, defeased or otherwise acquired or retired for value or have an Average Life shorter than the remaining Average Life of the Debt being redeemed, repurchased, defeased or otherwise acquired or retired for value.

   "Permitted Holder" means each of:

          (1) Nextel Communications, Inc., and any entity or entities controlled by, directly or indirectly, Nextel Communications, Inc.

          (2) Craig O. McCaw and any entity or entities:

                    (A) controlled, directly or indirectly, by Craig O. McCaw or the estate of Craig O. McCaw and

                    (B) a majority of the equity interests of which are owned, directly or indirectly, by Craig O. McCaw and his family, his brothers and estates of, or trusts for the primary benefit of, the foregoing persons,

          (3) Motorola, Inc.,


          (4) DLJ Merchant Banking Partners II L.P. and its Affiliates, and any of their respective Affiliates and the respective successors by merger, consolidation, transfer or otherwise to all or substantially all of the respective businesses and assets of any of the foregoing, and


          (5) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) controlled by one or more persons identified in clauses (1) through (4) of this definition.

     "Permitted Investment" means any Investment in Marketable Securities or a Permitted Joint Venture.

     "Permitted Joint Venture" means any joint venture entered into by Nextel Partners or any of its Restricted Subsidiaries with a third party:

          (1) for the purpose of financing the acquisition or lease of telecommunications towers for use in the Nextel Partners' markets; provided that the aggregate value of all

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     assets contributed by Nextel Partners or any of its Restricted
     Subsidiaries to any joint venture pursuant to this clause (1) shall not exceed $15.0 million as determined in good faith by Nextel Partners' board of directors or

          (2) in which Nextel Partners or any of its Restricted Subsidiaries:

               (a) is responsible for the managerial control of such joint venture and

               (b) owns at least 40% of the outstanding Capital Stock of such joint venture; provided that such joint venture, together with all other Permitted Joint Ventures described in this clause (2), does not cover or service more than 10.0% of the population computed by including only a percentage of the total population equal to Nextel Partners' percentage ownership in that joint venture covered by Nextel Partners at the date of determination (as determined in good faith by the board of directors).

     "Permitted Liens" means:

          (1) Liens securing Debt or other monetary obligations under a Credit Facility to the extent the principal amount of such obligations was permitted by the terms of the indenture to be Incurred;

          (2) Liens in favor of Nextel Partners or a Wholly Owned Restricted Subsidiary;

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Nextel Partners or any Subsidiary of Nextel Partners; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Nextel Partners;

          (4) Liens on property existing at the time of acquisition thereof by Nextel Partners or any Subsidiary of Nextel Partners, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens to secure Indebtedness including Capital Lease Obligations permitted by clause (3) of the definition of "Permitted Debt";

          (7) Liens existing on the date of the indenture;

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as will be required to be in conformity with generally accepted accounting principles shall have been made therefor;

          (9) Liens, including zoning restrictions, servitudes, easements and rights-of-way, incurred in the ordinary course of business of Nextel Partners or its Subsidiary that:

               (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit other than trade credit in the ordinary course of business, and

               (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Nextel Partners or such Subsidiary;

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          (10) Liens of a lessor under a lease, other than a capitalized lease;

          (11) Liens not otherwise permitted by the foregoing clauses (1) through (7) securing Debt in an aggregate amount not to exceed 5% of Nextel Partners' consolidated tangible assets; and

          (12) Liens to secure Debt incurred to refinance, in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (1), (3),
     (4), (5) or this clause (12) so long as such Lien does not extend to any other property other than improvements and accessions to the original property and the principal amount of Debt so secured is not increased except as otherwise permitted by the indenture.

     "Permitted Transaction" means:

          (1) any transaction pursuant to written agreements existing on January 29, 1999 and described in or incorporated by reference into this prospectus,

          (2) any transaction or transactions with any vendor or vendors, other than Motorola, of property or materials used in the telecommunications business including related activities and services of Nextel Partners or any Restricted Subsidiary, provided such transactions are in the ordinary course of business and such vendor does not beneficially own more than 10% of the voting power of the Voting Stock of Nextel Partners,

          (3) any amendment, modification or other change to the purchase agreement between Nextel Partners and Motorola, dated as of January 29, 1999, or any other similar agreement with Motorola that has been approved by a majority of the Disinterested Directors of Nextel Partners,

          (4) agreements and transactions contemplated by the joint venture agreement entered into by and among Nextel Partners and Nextel and their respective Subsidiaries as of January 29, 1999,

          (5) any License Exchange, and

          (6) any issuance of equity by Nextel Partners (other than Redeemable Stock).

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Capital Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Preferred Stock" means each of Nextel Partners' Series A convertible preferred stock, the Series B redeemable preferred stock, the Series C convertible preferred stock, and the Series D convertible preferred stock.

     "Redeemable Stock" of any Person means any Capital Stock of such Person that by its terms or otherwise is:

          (1) required to be redeemed prior to the Stated Maturity of the notes,

          (2) redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the notes, or

          (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Debt having a scheduled maturity prior to the Stated Maturity of the notes;

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

     provided that any Capital Stock that would not constitute Redeemable
     Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Redeemable Stock if the "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Change of Control" covenant described herein and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Nextel Partners' repurchase of such notes as are required to be repurchased pursuant to the covenant described under the caption "Change of Control".

     "Required Consent" means except as otherwise expressly provided in the indenture with respect to matters requiring the consent of each holder of notes affected thereby, the consent of holders of not less than a majority in aggregate principal amount at Stated Maturity of the notes.

     "Restricted Subsidiary" means any Subsidiary of Nextel Partners, whether existing on January 29, 1999 or created subsequent thereto, designated from time to time by the board of directors as, or otherwise deemed to be, a "Restricted Subsidiary" in accordance with the covenant described under the caption "Restricted Subsidiaries".

     "S&P" means Standard & Poor's Ratings Services or, if Standard & Poor's Ratings Services shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Standard & Poor's Ratings Services ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto will not have been transferred to any successor Person, then "S&P" will mean any other nationally recognized rating agency, other than Moody's, that rates debt securities having a maturity at original issuance of at least one year and that will have been designated by Nextel Partners by a written notice given to the trustee.

     "Stated Maturity", when used with respect to any Debt security or any installment of interest thereon, means the date specified in such Debt security as the fixed date on which the principal of such Debt security or such installment of interest is due and payable.

     "Subsidiary" of any Person means:

          (1) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or

          (2) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Total Common Equity" of any Person means, as of any day of determination and as modified for purposes of the definition of "Change of Control", the product of:

          (1) the aggregate number of outstanding primary shares of Common Stock of such Person on such day which will not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person and

          (2) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day.

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

     If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by Nextel Partners' board of directors in good faith and evidenced by a board resolution.

     "Total Invested Capital" means at any time of determination, the sum of, without duplication:

          (1) the total amount of equity contributed to Nextel Partners as of January 29, 1999, plus

          (2) the aggregate net cash proceeds received by Nextel Partners from capital contributions or the issuance or sale of Capital Stock, other than Redeemable Stock but including Capital Stock issued upon the conversion of convertible Debt or from the exercise of options, warrants or rights to purchase Capital Stock, other than Redeemable Stock, including cash payments under the Committed Capital Contribution, subsequent to January 29, 1999, other than to a Restricted Subsidiary, plus

          (3) the aggregate net cash proceeds received by Nextel Partners or any Restricted Subsidiary from the sale, disposition or repayment of any Investment made after the Closing Date and constituting a Restricted Payment in an amount equal to the lesser of:

               (a) the return of capital with respect to such Investment and

               (b) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment, plus

          (4) an amount equal to the Consolidated net Investment as of the date of determination Nextel Partners and/or any of its Restricted Subsidiaries has made in any Subsidiary that has been designated as an Unrestricted Subsidiary after January 29, 1999 upon its redesignation as a Restricted Subsidiary in accordance with the covenant described above under the caption "Restricted Subsidiaries", plus

          (5) Consolidated Debt,

     minus

          (6) the aggregate amount of all Restricted Payments declared or made on or after the Closing Date.

     "Trading Day" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

     "U.S. Government Obligation" means:

          (1) any security which is:

               (a) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or

               (b) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof, and

          (2) any depository receipt issued by a bank as custodian with respect to any U.S. Government Obligation and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that, except as

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

     required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.

     "Unrestricted Subsidiary" means any Subsidiary that is not a Restricted Subsidiary and includes any Restricted Subsidiary that becomes an Unrestricted Subsidiary in accordance with the covenant described above under the caption "Restricted Subsidiaries."

     "Vendor Financing Debt" means any Debt owed to:

          (1) a vendor or supplier of any property or materials used by Nextel Partners or its Restricted Subsidiaries in their telecommunications business,

          (2) any Affiliate of such a vendor or supplier,

          (3) any assignee of such a vendor, supplier or Affiliate of such a vendor or supplier, or

          (4) a bank or other financial institution that has financed or refinanced the purchase of such property or materials from such a vendor, supplier, Affiliate of such a vendor or supplier or assignee of such a vendor or supplier; provided that the aggregate amount of such Debt does not exceed the sum of:

               (a) the purchase price of such property or materials, including transportation, installation, warranty and testing charges, as well as applicable taxes paid, in respect of such property or materials,

               (b) the cost of design, development, site acquisition and construction,

               (c) any interest or other financing costs accruing or otherwise payable in respect of the foregoing, and

               (d) the cost of any services provided by such vendor, supplier or Affiliate of such vendor or supplier.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Restricted Subsidiary" of Nextel Partners means a Restricted Subsidiary all of the outstanding Capital Stock of which, other than directors' qualifying shares, is at the time owned by Nextel Partners or by one or more Wholly Owned Restricted Subsidiaries or by Nextel Partners and one or more Wholly Owned Restricted Subsidiaries.


EVENTS OF DEFAULT

     The following are events of default under the indenture:

          (1) failure to pay principal of (or premium, if any, on) any note when due;


          (2) failure to pay any interest on any note when due, such failure continuing for 30 days;


          (3) default in the payment of principal and interest on notes required to be purchased pursuant to an offer to purchase the notes in accordance with the indenture as described under "Covenants--Change of Control" when due and payable;

          (4) failure to perform or comply with the provisions described under "Mergers, Sales of Assets, Etc.";

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          (5) failure to perform any other covenant or agreement of Nextel
     Partners under the indenture or the notes continued for 60 days after written notice to Nextel Partners by the trustee or holders of at least 25% in aggregate principal amount at maturity of the outstanding notes;

          (6) failure to pay when due the principal of, or acceleration of, any Debt of Nextel Partners or any Restricted Subsidiary having an outstanding principal amount of at least $25 million, individually or in the aggregate;

          (7) the rendering of a final judgment or judgments for the payment of money against Nextel Partners or any Restricted Subsidiary in an aggregate amount in excess of $25 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal all such judgments has expired; and

          (8) certain events of bankruptcy, insolvency or reorganization affecting Nextel Partners or any Restricted Subsidiary. (Section 5.01)


     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. (Section
6.03) Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount at maturity of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee may refuse, however, to follow any direction that the trustee, in its sole discretion, determines may be unduly prejudicial to the rights of another holder or that may subject the trustee to any liability or expense if the trustee determines, in its sole discretion, that it lacks indemnification against such loss or expense. (
Section  5.12)

     If an event of default, other than as described in clause (8) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes at maturity may accelerate the maturity of all notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount at maturity of outstanding notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture. If an event of default specified in clause (8) above occurs, the outstanding notes will ipso facto become immediately due and payable without any declaration or other act on the part of the trustee or any holder. (Section 5.02) For information as to waiver of defaults, see "Modification and Waiver."

     No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder has previously given to the trustee written notice of a continuing event of default and the holders of at least 25% in aggregate principal amount at maturity of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee will not have received from the holders of a majority in aggregate principal amount at maturity of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 5.07) However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note. (Section 5.08)


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     The indenture provides that if a default occurs and is continuing, generally the trustee must, within 90 days after the occurrence of such default, give to the holders notice of such default. The trustee may withhold from holders of the notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal of, premium, if any or interest) if it determines that withholding notice is in their interest; provided, however, that in the case of any default of a character specified in clause (5) above, no such notice to holders shall be given until at least 30 days after the occurrence thereof. (Section 6.02)


     Nextel Partners will be required to furnish to the trustee annually a statement as to the performance by Nextel Partners of certain of its obligations under the indenture and Nextel Partners is required upon becoming aware of any default or event of default to deliver to the trustee a statement specifying such default or event of default. (Section 10.17)


SATISFACTION AND DISCHARGE OF THE INDENTURE

     The indenture will cease to be of further effect as to all outstanding notes except as to:

          (1) rights of registration of transfer and exchange and Nextel Partners' right of optional redemption,

          (2) substitution of apparently mutilated, defaced, destroyed, lost or stolen notes,

          (3) rights of holders to receive payment of principal of and premium, if any, and interest on the notes,

          (4) rights, obligations and immunities of the trustee under the indenture, and


          (5) rights of the holders of the notes as beneficiaries of the indenture with respect to any property deposited with the trustee payable to all or any of them, if:


               (a) Nextel Partners will have paid or caused to be paid the principal of and premium, if any, and interest on the notes as and when the same will have become due and payable or

               (b) all outstanding notes (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the trustee for cancellation. (Section 4.01)


DEFEASANCE

     The indenture will provide that, at the option of Nextel Partners:

          (1) if applicable, Nextel Partners will be discharged from any and all obligations in respect of the outstanding notes or


          (2) if applicable, Nextel Partners may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an event of default under the indenture and the notes, upon irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of each installment of interest, if any, on the outstanding notes at maturity. With respect to clause (2), the obligations under the indenture other than with respect to such covenants and the events of default other than those relating to such covenants shall remain in full force and effect. Such trust may only be established if, among other things:


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               (a) with respect to clause (1), Nextel Partners has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur; or, with respect to clause (2), Nextel Partners has delivered to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur;

               (b) no default or event of default will have occurred or be continuing;

               (c) the deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and

               (d) certain other customary conditions precedent are satisfied. (
          Section 12.04)


MODIFICATION AND WAIVER

     Modifications and amendments of the indenture may be made by Nextel Partners and the trustee with the consent of the holders of a majority in aggregate principal amount at maturity of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

          (1) change the due date of the principal of, or any installment of interest on, any note;


          (2) reduce the principal amount at maturity of, or the premium or interest on, any note;


          (3) change the place or currency of payment of principal of, or premium or interest on, any note;

          (4) impair the right to institute suit for the enforcement of any payment on or with respect to any note;

          (5) waive a default in the payment of, or the premium or interest on, any note;

          (6) reduce the above stated percentage of outstanding notes necessary to modify or amend the indenture;


          (7) reduce the percentage of the aggregate principal amount at maturity of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;


          (8) modify any provisions of the indenture relating to the calculation of the accreted value of the notes; or


          (9) following the mailing of any offer to purchase the notes in accordance with the indenture and until the expiration date of that offer to purchase, modify any offer to purchase for the notes required under the "Limitation on Asset Dispositions" and the "Change of Control" covenants contained in the indenture in a manner materially adverse to the holders of the notes. (Section 9.02)


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


     Notwithstanding the foregoing, without the consent of any holder of notes, Nextel Partners and the trustee may amend or supplement the indenture or the notes to:

     o    cure any ambiguity, defect or inconsistency,

     o provide for uncertificated notes in addition to or in place of certificated notes,

     o provide for the assumption of Nextel Partners' obligations to holders of notes in the case of a merger or consolidation,

     o make any change that would provide any additional rights or benefits to holders of notes or that does not adversely affect the legal rights under the indenture of any such holder, or

     o comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.01)


     The holders of a majority in aggregate principal amount at maturity of the outstanding notes, on behalf of all holders of notes, may waive compliance by Nextel Partners with certain restrictive provisions of the indenture. (
Section 10.18) Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount at maturity of the outstanding notes, on behalf of all holders of notes, may waive any past default under the indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any note tendered pursuant to an offer to purchase the notes in accordance with the indenture. (Section 5.13)


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Nextel Partners, as such, will have any liability for any obligations of Nextel Partners under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.


GOVERNING LAW

     The indenture and the notes will be governed by the laws of the State of New York.


THE TRUSTEE

     The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section 6.01)


     The indenture and provisions of the Trust Indenture Act, incorporated by reference in the indenture, contain limitations on the rights of the trustee should it become a creditor of Nextel Partners, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with Nextel Partners or any affiliate, provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign. (Sections 6.08 and 6.13)

                         BOOK-ENTRY; DELIVERY AND FORM

     The new notes initially will be represented by one or more permanent global certificates in definitive, fully registered form. This global note will be deposited upon issuance with The Depository Trust Company, New York, New York and registered in the name of a nominee of The Depository Trust Company.

     THE GLOBAL NOTE. We expect that pursuant to procedures established by The Depository Trust Company:

     (1) upon the issuance of the global note, The Depository Trust Company or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by the global note to the respective accounts of persons who have accounts with such depositary, and

     (2) ownership of beneficial interests in the global note will be shown on, and the transfer of ownership will be effected only through, records maintained by The Depository Trust Company or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

Ownership of beneficial interests in the global notes will be limited to persons who have accounts with The Depository Trust Company or persons who hold interests through participants.

     So long as The Depository Trust Company or its nominee is the registered owner or holder of the new notes, The Depository Trust Company or its nominee will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture. No beneficial owner of an interest in the global note will be able to transfer that interest except in accordance with The Depository Trust Company's procedures.

     Payments of interest, principal and other amounts due on the global note will be made to The Depository Trust Company or its nominee as the registered owner. None of Nextel Partners, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to this beneficial ownership interest.

     We expect that The Depository Trust Company or its nominee, upon receipt of any payment of interest, principal or other amounts due on the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown on the records of The Depository Trust Company. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers registered in the names of nominees for those customers. These payments will be the responsibility of the participants.

     Transfers between participants in The Depository Trust Company will be effected in the ordinary way through The Depository Trust Company's settlement system in accordance with The Depository Trust Company rules and will be settled in same day funds.

     The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of new notes, including the presentation of new notes for exchange as described below, only at the direction of a participant to whose account The Depository

Trust Company interests in the global note are credited. Further, The Depository Trust Company will take action only as to such portion of the notes as to which the participant has given such direction. However, if there is an event of default under the indenture, the Depository Trust Company will exchange the global note for certificated notes, which it will distribute to its participants.

     The Depository Trust Company has advised us as follows: The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered under the provisions of Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of The Depository Trust Company, it is under no obligation to perform those procedures, and those procedures may be discontinued at any time. Neither Nextel Partners nor the trustee will have any responsibility of the performance by The Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     CERTIFICATED SECURITIES. If The Depository Trust Company is at any time unwilling or unable to continue as a depositary for the global note and a successor depositary is not appointed by Nextel Partners within 90 days, certificated notes will be issued in exchange for the global note.

                        DESCRIPTION OF CREDIT FACILITY

     Nextel Partners Operating Corp., a wholly owned subsidiary of Nextel Partners, entered into a credit facility dated as of January 29, 1999 with a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, as syndication agent and Bank of Montreal, as administrative agent. The credit facility includes a $175.0 million term loan facility and a $100.0 million reducing revolving credit facility. Subject to the borrower's right in the future to seek an increase of up to $50.0 million, the credit facility will not exceed $275.0 million. The term loan facility has a maturity of nine years. The revolving credit facility will terminate eight years after the date of initial funding of the credit facility.

     On January 29, 1999, Nextel Partners Operating Corp. borrowed the full amount of the term loan facility and established an account which maintains a balance equal to the lesser of:

     (x)  $275.0 million or

     (y) the aggregate outstanding principal amount borrowed under the credit facility,

     until the earlier of FCC approval of the transfer applications for licenses being transferred from Nextel or 395 days after the initial borrowings under the credit facility. The failure of the FCC to approve the transfer within 365 days after the initial borrowings under the credit facility constitutes an event of default under the credit facility.


     Interest. At the borrower's option, the term loan facility bears interest at reserve-adjusted LIBOR plus 4.75% or at the administrative agent's alternate base rate plus 3.75%. The revolving credit facility bears interest at LIBOR plus 4.25% or the base rate plus 3.25% until consolidated EBITDA as adjusted is positive at which time the applicable margin will be initially 4.0% over LIBOR and 3.0% over the base rate and thereafter will be determined on the basis of the ratio of total debt to annualized EBITDA as adjusted and will range between 2.25% and 3.75% over LIBOR and between 1.25% and 2.75% over the base rate.


     Fees. The borrower pays a commitment fee calculated at a rate equal to the lower of:

     (x)  2.00% per annum and

     (y)  one-half of the applicable margin for LIBOR loans,

     in each case, calculated on the daily average unused commitment under the revolving credit facility (whether or not then available). Such fee is payable quarterly in arrears. The commitment fee is subject to reduction based on utilization of the revolving credit facility.


     Reduction of Commitments. Beginning on the fifth anniversary of the closing of the credit facility, commitments under the revolving credit facility automatically reduce in quarterly installments. The term loan facility amortizes in quarterly installments aggregating in the percentage outlined in the following schedule:

          % OF TERM LOAN
 YEAR        FACILITY
 ----        --------
   1            --
   2            --
   3            --
   4            --
   5             1%
   6             1%
   7             1%
   8             1%
   9            96%

     Prepayments. The term loan facility is subject to mandatory prepayment:

     (1) with 100% of the net cash proceeds from the issuance of debt, subject to exceptions,

     (2) with 100% of the net cash proceeds of asset sales, subject to exceptions,

     (3) after December 31, 2002, with 50% of the borrower's excess earnings over interest expense, taxes, capital expenditures, payments made in connection with the credit facility, and other adjustments, and

     (4) after the fifth anniversary of the closing of the credit facility, with 50% of the net cash proceeds from the issuance of equity, subject to exceptions.

     Security; Guarantees. The borrower's obligations under the credit facility is secured by:

     (1) a first-priority lien on all property and assets, tangible and intangible, of the borrower and its subsidiaries, including accounts receivable, inventory, equipment, intellectual property, general intangibles, cash and proceeds of the foregoing, and

     (2) a first-priority pledge of the capital stock of the borrower and its current and future subsidiaries, including the subsidiary holding the FCC licenses after the FCC approves the transfer of control.


     Nextel Partners and the borrower's subsidiaries have guaranteed, and will cause future subsidiaries to guarantee, the obligations of the borrower under the credit facility. In its guarantee, Nextel Partners agreed to certain restrictions, including among others, restrictions that limit its ability to:


     o incur additional debt, other than unsecured debt in the ordinary course of business;

     o engage in any business activity other than in connection with its ownership of the capital stock of, and the holding of permitted investments in, the borrower; or

     o    merge or consolidate with any person.

     Covenants. The credit facility contains customary covenants and restrictions on the borrower's ability to engage in certain activities, including but not limited to:


     o    limitations on the incurrence of liens and indebtedness;

     o restrictions on sale lease-back transactions, consolidations, mergers, sale of assets, capital expenditures, transactions with affiliates and investments; and


     o restrictions on dividends and distributions on, and redemptions and repurchases of, capital stock, and other similar distributions.

     In addition, the borrower is required to comply with specified financial ratios and tests, including minimum interest coverage ratios, maximum leverage ratios, minimum service revenues, minimum subscriber units and covered populations, minimum EBITDA as adjusted requirements and minimum fixed charge coverage ratios.


     Events of Default


     The credit facility contains customary events of default, including defaults relating to payments, breach of representations, warranties and covenants, cross-defaults and cross-acceleration to other indebtedness, bankruptcy and insolvency, judgments, and actual or asserted invalidity of security, as well as, among others, events of default relating to:


     o    the change of control of Nextel Partners or the borrower;

     o the failure to obtain approval by the FCC of the transfer of control of licenses from Nextel to Nextel Partners;


     o the early termination of Nextel Partner's right to use the Nextel brand name or right to acquire equipment incorporating iDEN technology;

     o the termination of, revocation of, or failure to renew by the FCC licenses material to the borrower's business;

     o the early termination of or failure to renew operating agreements with Nextel, certain material breaches of obligations under these operating agreements or default by Nextel WIP Corp. of certain obligations to provide agreed upon services; or


     o the failure of shareholders to make funding or contribution obligations in accordance with the subscription and contribution agreement.


             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     Willkie Farr & Gallagher has acted as our counsel in rendering an opinion as to all material federal income tax consequences of the exchange and the holding of the new notes. This section constitutes the opinion of our counsel.


     Prospective holders of notes should consult their own tax advisors with regard to the application of the tax considerations discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

     This section discusses the rules applicable to U.S. holders only. A U.S. holder is any of the following:

          o citizens and residents of the United States for U.S. federal income tax purposes;

          o corporations, partnerships, and other entities created or organized in or under the laws of the United States or any political subdivision thereof;

          o estates, if the income of the estate is subject to U.S. federal income taxation regardless of its source, and trusts, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; and

          o other persons whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis.


     Non-U.S. holders are subject to substantially different rules. Because the new notes are not being offered to non-U.S. holders, the rules applicable to non-U.S. holders are not described here. Non-U.S. holders should consult their own tax advisors.

 The Exchange Offer

     It is counsel's opinion that the exchange of old notes for new notes under the exchange offer will be treated as a continuation of the corresponding old notes because the terms of the new notes are substantially the same as the terms of the old notes. Accordingly, it is counsel's opinion that the exchange will not constitute a taxable event to holders and, therefore:

     o no gain or loss will be realized by holders upon receipt of a new note;

     o the holding period of the new note will include the holding period of the old note; and

     o the adjusted tax basis of the new note will be the same as the adjusted tax basis of the old note immediately before the exchange.

     Original Issue Discount on the Notes

     It is counsel's opinion that the notes will be issued with original issue discount. Holding notes will result in taxable ordinary interest income in an amount equal to the original issue discount that accrues during each accrual period. Original issue discount is defined as the excess of:


     (x)  the stated redemption price at maturity of a note


over


     (y)  its issue price.


     The "stated redemption price at maturity" of a note is the sum of all payments, including cash interest, provided by the note. The "issue price" of a note is the first price at which a substantial amount of the notes are sold to the public for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers.

     A holder is required to include original issue discount in income as ordinary interest as it accrues under the constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the holder's regular method of accounting. Because the calculation of the amount of original issue discount takes the cash interest payments into account as part of the stated redemption price at maturity, the cash interest payments need not be reported separately as taxable income when received.

     In general, the amount of original issue discount included in income by the holder of a note is the sum of the daily portions of original issue discount for each day during the taxable year or portion of the taxable year on which such holder held such note. The "daily portion" is determined by allocating the original issue discount for the actual period ratably to each day in that accrual period. The "accrual period" for a note may be of any length and may vary in length over the term of a note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or final day of an accrual period.

     The amount of original issue discount for an accrual period is generally equal to the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity. The "adjusted issue price" of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the note, such as the cash interest payments. Under the constant yield method of determining original issue discount, a holder will have to include increasingly greater amounts of original issue discount in income in successive accrual periods.

     Sale, Exchange and Retirement of Notes

     A holder will recognize gain or loss upon the sale, retirement or other taxable disposition of a note. Such gain or loss will equal the difference between:


          (x) the amount of cash and the fair market value of property received for the note, other than amounts representing accrued but unpaid stated interest, and

          (y) the holder's adjusted tax basis in the note.


     A holder's adjusted tax basis in notes will equal the holder's purchase price, increased by any accrued original issue discount, and reduced by any cash payments on the notes. Gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder has held such notes for more than one year. Long-term capital gain of a non-corporate holder is subject to a maximum tax rate of 20%. There are limits on the deductibility of capital losses. Any amounts paid with respect to accrued but unpaid stated interest will be taxable as ordinary interest income. Gain or loss realized on the sale, retirement or other taxable disposition of a note derived by a holder will be treated as U.S. source income or loss for foreign tax credit purposes.


     Backup Withholding and Information Reporting


     Information reporting requirements will apply to certain payments of principal, premium, if any, and interest. They will also apply to the proceeds of sale of a note made to holders other than exempt recipients, such as corporations. Backup withholding and information reporting will not apply to payments of principal, premium, if any, and interest on notes made outside the United States, other than payments made to an address in the United States or by transfer to an account maintained by the holder with a bank in the United States, by us or any paying agent, acting in its capacity as such, to a holder. A 31% backup withholding tax may apply to such payments if a U.S. holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or is notified by the Internal Revenue Service that it has failed to report its full dividend and interest income.


     This opinion is based on the tax law as it exists today, but the law could change at any time, and any change could be applied retroactively in a manner that could adversely affect a holder of the notes. This opinion does not address the special rules applicable to holders such as insurance companies and other financial institutions, dealers in securities, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge" or "conversion transaction," and deals only with notes held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code.

                             PLAN OF DISTRIBUTION

     Each holder desiring to participate in the exchange offer will be required to represent, among other things, that:

     (1)  it is not an "affiliate" (as defined in Rule 405 of the Securities
          Act) of Nextel Partners,

     (2) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes, and

     (3)  it is acquiring the new notes in the ordinary course of its business.

     A holder unable to make the above representations is referred to as a restricted holder. A restricted holder will not be able to participate in the exchange offer, and may only sell its old notes pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.


     Each participating broker-dealer is required to acknowledge in the letter of transmittal that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of such new notes. Based upon interpretations by the staff of the SEC, Nextel Partners believes that new notes issued through the exchange offer to participating broker-dealers may be offered for resale, resold, and otherwise transferred by a participating broker-dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. Nextel Partners has agreed that for a period of 365 days following consummation of the exchange offer, it will make this prospectus available to participating broker-dealers for use in connection with any such resale. During such period of time, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market-making or other trading activities.


     Based upon interpretations by the staff of the SEC, Nextel Partners believes that new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by their holder, other than a participating broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act.

     Nextel Partners will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such new notes. Any participating broker-dealer that resells new notes that were received by it for its own account through the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Nextel Partners has agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.


                                 LEGAL MATTERS

     The validity of the new notes will be passed upon for Nextel Partners by Willkie Farr & Gallagher, New York, New York.


                                    EXPERTS

     The consolidated financial statements of Nextel Partners, Inc. and Subsidiaries as of and for the year ended December 31, 1998 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                 PAGE
                                                                                 ----
Report of Independent Public Accountants .....................................   F-2
Consolidated Balance Sheets as of March 31, 1999 (unaudited) and as of
 December 31, 1998 ...........................................................   F-3
Consolidated Statements of Operations for the three month period ended March
 31, 1999 and 1998 (unaudited) and for the year ended December 31, 1998 ......   F-5
Consolidated Statements of Changes in Shareholders' Equity for the three month period ended March 31, 1999 (unaudited) and for the year ended December 31,
 1998 ........................................................................   F-6
Consolidated Statements of Cash Flows for the three month period ended March
 31, 1999 and 1998 (unaudited) and for the year ended December 31, 1998 ......   F-7
Notes to Consolidated Financial Statements ...................................   F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Nextel Partners, Inc.:

     We have audited the accompanying consolidated balance sheet of Nextel Partners, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nextel Partners, Inc. and Subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP

Seattle, Washington,
May 13, 1999

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)


                                    ASSETS

                                                                       MARCH 31,      DECEMBER 31,
                                                                          1999            1998
                                                                     -------------   -------------
                                                                      (UNAUDITED)
CURRENT ASSETS:
 Cash and cash equivalents .......................................      $300,812        $     16
 Accounts receivable, net of $346 and $254, respectively .........         2,369           1,546
 Subscriber equipment inventory ..................................         1,047           1,353
 Other current assets ............................................         2,979             325
 Restricted cash .................................................       175,000              --
                                                                        --------        --------
  Total current assets ...........................................       482,207           3,240
                                                                        --------        --------
PROPERTY, PLANT AND EQUIPMENT, at cost ...........................       119,749         112,334
 Less-accumulated depreciation ...................................         6,799           4,386
                                                                        --------        --------
  Property, plant and equipment, net .............................       112,950         107,948
                                                                        --------        --------
OTHER NON-CURRENT ASSETS:
 FCC operating licenses, net of accumulated amortization of
  $332 and $200, respectively ....................................       133,048         133,180
 Debt issuance costs and other assets ............................        20,143           3,298
 Receivable from officer .........................................         2,200              --
                                                                        --------        --------
  Total non-current assets .......................................       155,391         136,478
                                                                        --------        --------
TOTAL ASSETS .....................................................      $750,548        $247,666
                                                                        ========        ========

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                        MARCH 31,      DECEMBER 31,
                                                                           1999            1998
                                                                      -------------   -------------
                                                                       (UNAUDITED)
CURRENT LIABILITIES:
 Accounts payable .................................................    $      219       $   1,043
 Accrued expenses .................................................         5,592           4,554
 Due to Nextel and Eagle River ....................................        12,950           3,398
                                                                       ----------       ---------
Total current liabilities .........................................        18,761           8,995
                                                                       ----------       ---------
LONG-TERM DEBT
 Credit facility ..................................................       175,000              --
 14% Senior discount notes, due 2009 ..............................       416,178              --
                                                                       ----------       ---------
  Total long-term debt ............................................       591,178              --
                                                                       ----------       ---------
Total liabilities .................................................       609,939              --
                                                                       ----------       ---------
COMMITMENTS AND CONTINGENCIES (See Notes)
STOCKHOLDERS' EQUITY:
Preferred stock, Series A convertible, par value $.001 per share,
 17,479,971 shares issued and outstanding at January 29, 1999 .....            17              --
Preferred stock, Series B redeemable or convertible to
 Series C preferred stock 2010, par value $.001 per share, 12%
 cumulative annual dividend; 2,185,000 shares issued and
 outstanding at January 29, 1999 ..................................             2              --
Preferred stock, Series C convertible, par value $.001 per share,
 8,740,000 shares issued and outstanding at January 29, 1999 ......             9              --
Preferred stock, Series D convertible, par value $.001 per share,
 2,185,000 shares issued and outstanding at January 29, 1999 ......             2              --
Common stock, Class A, par value $.001 per share, 1,588,888
 shares issued and outstanding, and paid-in capital ...............         6,733           1,604
Warrants outstanding ..............................................         3,847              --
Common stock, Class B, par value $.001 per share, convertible......            --              --
Other paid-in capital .............................................       298,259         260,761
Accumulated deficit ...............................................       (39,976)        (22,553)
Subscriptions receivable from stockholders ........................      (122,655)             --
Deferred compensation .............................................        (5,629)         (1,141)
                                                                       ----------       ---------
  Total stockholders' equity ......................................       140,609         238,671
                                                                       ----------       ---------
                                                                       $  750,548       $ 247,666
                                                                       ==========       =========

              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                     NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


                                                   THREE MONTH PERIOD ENDED        YEAR ENDED
                                                           MARCH 31,              DECEMBER 31,
                                                 -----------------------------   -------------
                                                      1999            1998            1998
                                                 -------------   -------------   -------------
                                                  (UNAUDITED)     (UNAUDITED)
REVENUES:
 Service revenues ............................     $   3,493       $    153        $   3,745
 Equipment revenues ..........................           811             --            1,564
                                                   ---------       --------        ---------
  Total revenues .............................         4,304            153            5,309
                                                   ---------       --------        ---------
OPERATING EXPENSES:
 Cost of service revenues ....................         3,106            301            6,108
 Cost of equipment revenues ..................         1,718             --            2,935
 Selling, general and administrative .........         5,231            713           13,531
 Deferred compensation .......................           641             --              447
 Depreciation and amortization ...............         2,515            229            4,586
                                                   ---------       --------        ---------
   Total operating expenses ..................        13,211          1,243           27,607
                                                   ---------       --------        ---------
LOSS FROM OPERATIONS .........................        (8,907)        (1,090)         (22,298)
                                                   ---------       --------        ---------
 Interest expense, net .......................       (12,529)            --               --
                                                   ---------       --------        ---------
 Interest income .............................         4,013             --               --
                                                   ---------       --------        ---------
LOSS BEFORE INCOME TAX PROVISION .............       (17,423)        (1,090)         (22,298)
 Income tax provision ........................            --             --               --
                                                   ---------       --------        ---------
  Net loss ...................................     $ (17,423)      $ (1,090)       $ (22,298)
                                                   =========       ========        =========


  The accompanying notes are an integral part of these consolidated statements.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                            (DOLLARS IN THOUSANDS)

                                                   CLASS A
                                              COMMON STOCK AND
                                               PAID-IN CAPITAL       PREFERRED STOCK
                                            --------------------- ----------------------     OTHER
                                                                                            PAID-IN
                                               SHARES     AMOUNT      SHARES     AMOUNT     CAPITAL
                                            ------------ -------- ------------- -------- -------------
BALANCE,
 January 1, 1998 ..........................        --    $   --           --     $  --   $  8,255
 Equity contributions .....................        --        --           --        --    252,506
 Issuance of common stock under
  restricted stock purchase plan .......... 1,588,888     1,604           --        --         --
 Vesting of deferred compensation .........        --        --           --        --         --
 Net loss .................................        --        --           --        --         --
                                            ---------    ------   ----------     -----   --------
BALANCE,
 December 31, 1998 ........................ 1,588,888     1,604           --        --    260,761
 Issuance of Series A preferred stock .....        --        --   17,479,971        17    170,935
 Issuance of warrants .....................        --        --           --        --         --
 Subscriptions receivable from
  stockholders ............................        --        --           --        --         --
 Reclass of other paid-in capital to
  Preferred Series B, C and D .............        --        --           --        --   (133,180)
 Issuance of Series B preferred stock .....        --        --    2,185,000         2     21,848
 Issuance of Series C preferred stock .....        --        --    8,740,000         9     89,055
 Issuance of Series D preferred stock .....        --        --    2,185,000         2     22,264
 Return of capital to Nextel ..............        --        --           --        --   (130,900)
 Deferred compensation ....................        --     5,129           --        --         --
 Vesting of deferred compensation .........        --        --           --        --         --
 Net loss .................................        --        --           --        --         --
 Equity issuance costs ....................        --        --           --        --     (2,524)
                                            ---------    ------   ----------     -----   --------
BALANCE,
 March 31, 1999 (unaudited) ............... 1,588,888    $6,733   30,589,971     $  30   $298,259
                                            =========    ======   ==========     =====   ========
                                               WARRANTS    SUBSCRIPTIONS   ACCUMULATED     DEFERRED
                                             OUTSTANDING     RECEIVABLE      DEFICIT     COMPENSATION     TOTALS
                                            ------------- --------------- ------------- ------------- -------------
BALANCE,
 January 1, 1998 ..........................     $   --      $       --      $    (255)    $     --    $  8,000
 Equity contributions .....................         --              --             --           --     252,506
 Issuance of common stock under
  restricted stock purchase plan ..........         --              --             --       (1,588)         16
 Vesting of deferred compensation .........         --              --             --          447         447
 Net loss .................................         --              --        (22,298)          --     (22,298)
                                                ------      ----------      ---------     --------    --------
BALANCE,
 December 31, 1998 ........................         --              --        (22,553)      (1,141)    238,671
 Issuance of Series A preferred stock .....         --              --             --           --     170,952
 Issuance of warrants .....................      3,847              --             --           --       3,847
 Subscriptions receivable from
  stockholders ............................         --        (122,655)            --           --    (122,655)
 Reclass of other paid-in capital to
  Preferred Series B, C and D .............         --              --             --           --    (133,180)
 Issuance of Series B preferred stock .....         --              --             --           --      21,850
 Issuance of Series C preferred stock .....         --              --             --           --      89,064
 Issuance of Series D preferred stock .....         --              --             --           --      22,266
 Return of capital to Nextel ..............         --              --             --           --    (130,900)
 Deferred compensation ....................         --              --             --       (5,129)         --
 Vesting of deferred compensation .........         --              --             --          641         641
 Net loss .................................         --              --        (17,423)          --     (17,423)
 Equity issuance costs ....................         --              --             --           --      (2,524)
                                                ------      ----------      ---------     --------    --------
BALANCE,
 March 31, 1999 (unaudited) ...............     $3,847      $ (122,655)     $ (39,976)    $ (5,629)   $140,609
                                                ======      ==========      =========     ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                     NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)


                                                             THREE MONTH PERIOD ENDED
                                                                    MARCH 31,            YEAR ENDED
                                                            --------------------------  DECEMBER 31,
                                                                 1999         1998          1998
                                                            ------------- ------------ -------------
                                                             (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss .................................................  $  (17,423)   $  (1,090)  $(22,298)
  Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities
  Depreciation and amortization ...........................       2,515          229      4,586
  Amortization debt issuance costs ........................         356           --         --
  Interest accretion for senior discount notes ............       9,802           --         --
  Deferred compensation ...................................         641           --        447
  Allowance for doubtful accounts .........................          92           --        254
  Change in current assets and liabilities:
   Accounts receivable ....................................        (915)          --     (1,800)
   Subscriber equipment inventory .........................         306           --     (1,353)
   Other current assets ...................................      (2,654)        (327)      (325)
   Accounts payable and accrued expenses ..................       3,512        1,661      2,300
   Operating advances from Nextel and Eagle River .........       9,495           --      3,398
                                                             ----------    ---------   --------
  Net cash provided by (used in) operating activities .....       5,727          473    (14,791)
                                                             ----------    ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Loan to officer ..........................................      (2,200)          --         --
 Capital expenditures .....................................      (7,385)     (45,476)  (104,334)
                                                             ----------    ---------   --------
  Net cash used in investing activities ...................      (9,585)     (45,476)  (104,334)
                                                             ----------    ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of common stock .................................          --           --         16
 Equity contributions from Nextel .........................          --       45,003    119,125
 Proceeds from borrowings .................................     581,376           --         --
 Restricted cash transfer .................................    (175,000)          --         --
 Proceeds from equity contributions .......................      52,144           --         --
 Return of capital to Nextel ..............................    (130,900)          --         --
 Equity costs .............................................      (2,524)          --         --
 Debt issuance costs ......................................     (20,442)          --         --
                                                             ----------    ---------   --------
  Net cash provided by financing activities ...............     304,654       45,003    119,141
                                                             ----------    ---------   --------
NET INCREASE IN CASH AND CASH EQUIVALENTS                       300,796           --         16
CASH AND CASH EQUIVALENTS, beginning of period ............          16           --   --
                                                             ----------    ---------   --------
CASH AND CASH EQUIVALENTS, end of period ..................  $  300,812    $      --   $     16
                                                             ==========    =========   ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH
 TRANSACTIONS
Contribution of FCC licenses from Nextel Communications,
 Inc. .....................................................  $       --    $      --   $133,380
                                                             ==========    =========   ========
Accrued debt and equity issuance costs ....................  $       --    $      --   $  3,298
                                                             ==========    =========   ========
Cash paid for interest ....................................  $       --    $      --   $     --
                                                             ==========    =========   ========


  The accompanying notes are an integral part of these consolidated statements.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                   (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)


1. FORMATION, CAPITALIZATION AND BASIS OF PRESENTATION

 Formation


Nextel Partners, Inc., which together with its subsidiaries is referred to as Partners or the Company, was formed as a shell corporation on July 8, 1998, solely to facilitate the Capitalization Transactions discussed below. From July 8, 1998 to January 29, 1999, the activities of Partners were solely focused on this objective. These activities were funded by Nextel Communications, Inc. through its subsidiary ("Nextel") and Eagle River Investments LLC ("Eagle River") through intercompany advances amounting to $3.4 million at December 31, 1998, a majority of which were repaid by using proceeds from the Capitalization Transactions. The only common stock issuances of the Partners shell entity in 1998 consisted of issuances of restricted stock to key employees of the Partners shell entity as part of its compensation plan (see Note 8) and to Eagle River.


Prior to January 29, 1999, Nextel formed and began to operate the digital wireless communications service business described in Note 2, which is referred to as the Nextel Carve-Out. The unincorporated operations of the Nextel Carve-Out constitute the Company's business and were contributed to the Company in the Capitalization Transactions.


 Capitalization Transactions


On January 29, 1999, Nextel contributed the Nextel Carve-Out to the Company in exchange for 2,185,000 shares of Series B Preferred Stock, 8,740,000 shares of Series C Preferred Stock, 2,185,000 shares of Series D Preferred Stock and cash of $130.9 million. Simultaneously, the Company sold equity securities in the amount of $174.8 million and debt securities in the gross amount of $800 million. The equity securities sold consisted of 17,479,971 shares of Series A Preferred Stock (valued at $170.9 million) and warrants to purchase 405,710 shares of Class A Common Stock for an exercise price of $.001 per share (valued at $3.8 million). The equity securities were sold in exchange for cash of $52.1 million, an irrevocable cash equity commitment of $104.3 million to be received over the subsequent two-year period, and a vendor credit from Motorola, Inc. ("Motorola") of $18.4 million towards the purchase of infrastructure equipment, which the Company expects to utilize during 1999. See Note 7, Capital Stock and Stock Rights, for a description of the equity securities issued in the Capitalization Transactions and Note 4, Long-Term Debt, for a description of the debt securities sold.

Some of the principal assets used in the Nextel Carve-Out are Federal Communications Commission ("FCC") licenses. To effect the contribution of the business of the Nextel Carve-Out to the Company, Nextel transferred all the rights to the use of and benefits of these licenses to the Company. These rights were transferred pursuant to a frequency management agreement (the "Frequency Management Agreement") between the Company and a wholly owned subsidiary of Nextel described further in Note 9. Nextel has applied to the FCC for approval of the transfer of the FCC licenses to the Company. The Company expects to receive that approval and transfer legal ownership of the FCC licenses during 1999.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)

The following summarizes the dollar amount and number of shares issued as part of the Capitalization Transactions described above.

                                                                                         EQUITY
                                                                  SHARES ISSUED      CONTRIBUTIONS
                                                                 ---------------   -----------------
Series A Preferred Shares ....................................     17,479,971       $  170,952,810
Series B Preferred Shares ....................................      2,185,000           21,850,000
Series C Preferred Shares ....................................      8,740,000           89,064,000
Series D Preferred Shares ....................................      2,185,000           22,266,000
Subscription Receivable ......................................                        (122,655,000)
Warrants to purchase Class A Common Shares issued for purchase
 price of $.001 per share.....................................        405,710            3,846,900

Approximately $2.5 million of issuance costs were charged to equity as part of the Capitalization Transactions.

The following chart reflects ownership by major shareholders after the Capitalization Transactions. Prior to the Capitalization Transactions, the Company had only Class A Common Stock outstanding. This stock was owned by management employees, subject to restrictions, and Eagle River. The Company had no preferred stock outstanding.


           MAJOR SHAREHOLDER                      CLASS OF STOCK           VOTING %   EQUITY %
           -----------------                      --------------           --------   --------
Nextel                                  Preferred--Series B Redeemable     0.00%      6.31%
                                        or Convertible
Nextel                                  Preferred--Series C Convertible   30.98%     25.23%
Nextel                                  Preferred--Series D Convertible    0.00%      6.31%
                                                                          -----      -----
 Subtotal--Nextel                                                         30.98%     37.85%
                                                                          =====      =====
DLJ Merchant Banking Partners II, L.P.
 and affiliates                         Preferred--Series A Convertible   14.20%     11.56%
                                                                          =====      =====
Madison Dearborn Capital
 Partners II, L.P.                      Preferred--Series A Convertible   13.55%     11.04%
                                                                          =====      =====
Eagle River                             Common--Class A                    0.45%      0.36%
Eagle River                             Preferred--Series A Convertible    9.29%      7.57%
                                                                          -----      -----
Subtotal--Eagle River                                                      9.74%      7.93%
                                                                          =====      =====
Motorola                                Preferred--Series A Convertible    6.51%      5.30%
                                                                          =====      =====
Management                              Common--Class A                    5.18%      4.22%
                                                                          =====      =====


 Basis of Presentation

In substance, the Capitalization Transactions constituted (1) the incorporation of the Nextel Carve-Out, (2) the formal assumption by the Nextel Carve-Out of Partners' liabilities, (3) a

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)


$130.9 million distribution to Nextel, and (4) sales of Nextel Carve-Out securities to outsiders. Accordingly, the accompanying financial statements reflect the accounts of the Nextel Carve-Out at Nextel's historical cost basis for all periods presented. These accounts include Nextel's cost basis in the FCC licenses discussed above, as all of the rights to the use of and the benefits of ownership of the FCC licenses were held by the Nextel Carve-Out prior to the Capitalization Transactions. In the Capitalization Transactions, the rights to the use of and the benefits of the FCC licenses were transferred to the Company through the Frequency Management Agreement in exchange for the issuance of preferred stock to Nextel for $133.2 million. Since the Frequency Management Agreement is analogous to a capital lease, the cost basis of the FCC licenses continue to be reflected in the Company's accounts in a manner similar to the accounting for a capital lease under Statement of Financial Accounting Standards ("SFAS") No. 13 "Accounting for Leases." The accompanying financial statements also include the accounts of Partners prior to the Capitalization Transactions, as Nextel funded the operations of Partners and they were incurred for the benefit of the Nextel Carve-Out, and Partners had no substance apart from the Nextel Carve-Out. The distribution and sale of securities transactions have been reflected in the accompanying financial statements on January 29, 1999.

The operations of the Nextel Carve-Out generally began in 1998. Prior to January 1, 1998, the most significant activity associated with the Nextel Carve-Out operations was fixed asset purchases of approximately $8 million. Revenues, operating expenses and net loss related to the operations of the Nextel Carve-Out for the period from inception through December 31, 1997, are estimated to be $195,000, $450,000 and $255,000, respectively. Because these operating results are not material, financial statements for periods prior to January 1, 1998 have not been presented.

2. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

 Description of Business

The Company provides a wide array of digital wireless communications services throughout the United States, primarily to business users, utilizing frequencies licensed by the FCC. Partners' operations are primarily conducted by Nextel Partners Operating Corp. ("OPCO"), a wholly owned subsidiary of Partners.

Partners' digital network ("Digital Mobile Network") has been developed with advanced mobile communication systems employing digital technology with a multi-site configuration permitting frequency reuse utilizing digital technology developed by Motorola (such technology is referred to as the "integrated Digital Enhanced Network" or "iDEN" (Trade Mark) ). Partners' principal business objective is to offer high-capacity, high-quality, advanced communication services in its territory throughout the United States targeted towards mid-sized and smaller markets. Various operating agreements entered into by subsidiaries of the Company and Nextel (See Note 9) provide for support services to be provided by Nextel. Additionally, the Company plans to use Nextel's back-office systems initially to support customer activation, billing and customer care as well as other services during a transition period.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)

 Interim Financial Statement Presentation

The financial statements as of and for the three month periods ended March 31, 1999 and March 31, 1998 have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto.

The financial information included herein reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary to a fair presentation of the results of the interim periods. The results of operations for the three month period ended March 31, 1999 are not necessarily indicative of the results to be expected for the full year.

 Concentration of Risk

The Company believes that the geographic and industry diversity of its customer base minimizes the risk of incurring material losses due to concentration of credit risk.

The Company is party to certain equipment purchase agreements with Motorola (see Notes 2 and 9). For the foreseeable future the Company expects that it will need to rely on Motorola for the manufacture of a substantial portion of the infrastructure equipment necessary to construct and make operational its Digital Mobile Network as well as for the provision of digital subscriber handsets and accessories.

As previously discussed, the Company is reliant on Nextel for the provision of certain services. For the foreseeable future, the Company will need to rely on Nextel for the provision of these services as the Company will not have the infrastructure to support those services.

 Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Principles of Consolidation

The consolidated financial statements include the accounts of Partners and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

 Cash and Cash Equivalents

Cash equivalents include time deposits and highly liquid investments with remaining maturities of three months or less at the time of purchase.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)

 Subscriber Equipment Inventory

Subscriber equipment is valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

 Property, Plant and Equipment

Property, plant and equipment, including improvements that extend useful lives, are recorded at cost, while maintenance and repairs are charged to operations as incurred. Depreciation and amortization are computed using the straight-line method based on estimated useful lives of three to ten years for equipment and three to seven years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the respective lives of the leases or the useful lives of the improvements.

Construction in progress includes labor, material, transmission and related equipment, engineering, site design, interest and other costs relating to the construction of the Digital Mobile Network.

The Company periodically reviews the carrying value of its long-lived assets (including property, plant and equipment and operating licenses) whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the estimated future cash inflows attributable to the asset, less estimated future cash outflows is less than the carrying amount, an impairment loss will be recognized.

 Capitalized Interest


The Company's wireless communications systems and FCC operating licenses represent qualifying assets pursuant to SFAS No. 34, "Capitalization of Interest Cost." The Company capitalized interest of approximately $6.3 million for the year ended December 31, 1998.



 FCC Operating Licenses


FCC operating licenses are recorded at historical cost and are amortized using the straight-line method based on estimated useful lives of 40 years. The Company's FCC licenses and the requirements to maintain the licenses are similar to other licenses granted by the FCC, including Personal Communications Services ("PCS") and cellular licenses in that they are subject to renewal after the initial 10-year term. Historically, the renewal process associated with these FCC licenses has been perfunctory. The accounting for these licenses has historically not been constrained by the renewal and operational requirements. Amortization begins with the commencement of service to customers in a particular market. During the second half of 1998, the Upstate New York and Hawaii markets became operational. Amortization expense of $178,000 and $22,000, respectively was recorded in relation to these markets for the year ended December 31, 1998.


 Interest Rate Risk Management

The Company intends to use derivative financial instruments consisting of interest rate swap and interest rate protection agreements in the management of its interest rate exposures.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)

These interest rate swap agreements will have the effect of converting certain of the Company's variable rate obligations to fixed or other variable rate obligations. Amounts to be paid or received under interest rate swap agreements will be accrued as interest rates change and will be recognized over the life of the swap agreements as an adjustment to interest expense. The fair value of the swap agreements will not be recognized in the consolidated financial statements, since the swap agreements will meet the criteria for matched swap accounting.

The Company will not use financial instruments for trading or other speculative purposes, nor will it be a party to any leveraged derivative instrument. The use of derivative financial instruments will be monitored through regular communication with senior management. The Company will be exposed to credit loss in the event of nonperformance by the counterparties. This credit risk is minimized by dealing with a group of major financial institutions with which the Company has other financial relationships. The Company does not anticipate nonperformance by these counterparties. As of December 31, 1998 and March 31, 1999, the Company did not hold any derivative financial instruments.

 Revenue Recognition

Revenue net of customer discounts and rebates is recognized for airtime and other services over the period earned and for sales of equipment when delivered.

Certain of the Company's digital equipment sales are made through independent distributors under agreements allowing rights of return on merchandise unsold by the distributors. The Company defers recognition of such sales until the merchandise is sold by the distributors.

 Advertising Costs

Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising costs totaled approximately $1.5 million for the year ended December 31, 1998.

 Debt Issuance Costs


In relation to the issuance of long-term debt discussed in Note 4, the Company has incurred a total of $20.4 million ($1.3 million had been incurred as of December 31, 1998) in deferred financing costs related to the issuances of the Notes and the bank credit facility. These debt issuance costs will be amortized over the terms of the underlying obligation using the effective interest method. For the three month period ended March 31, 1999, $356,000 of amortization on debt issuance costs was included in interest expense.


 Stock Based Compensation


As allowed by SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), the Company has chosen to account for compensation cost associated with its stock compensation plans in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. For the year ended December 31, 1998, compensation expense under SFAS 123 and APB Opinion No. 25 were identical. In the

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)


future, the Company will disclose pro forma net loss as if compensation expense costs had been determined consistent with SFAS 123. The Company had no stock options outstanding as of December 31, 1998.


 Income Taxes

Deferred tax assets and liabilities are determined based on the temporary difference between the financial reporting and tax bases of assets and liabilities applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is considered to be more likely than not. Net operating losses incurred by the Nextel Carve-Out prior to the closing of the Capitalization Transactions will be retained by Nextel.

 Segment Reporting


The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131") during 1998. SFAS 131 requires companies to disclose certain information about operating segments. Based on the criteria within SFAS 131, the Company has determined that it has one reportable segment, wireless services.


 Recently Issued Accounting Pronouncements

Software Costs -- In March 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement became effective for the Company on January 1, 1999 and established accounting standards for costs incurred in the acquisition or development and implementation of computer software. These new standards require the capitalization of certain software implementation costs relating to software acquired or developed and implemented for the Company's use. The adoption of this statement will not have a significant effect on the Company's financial position or results of operations.

Accounting for Start-Up Activities -- In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This statement became effective on January 1, 1999 and required that costs of start-up activities and organization costs be expensed as incurred. This statement will not have a significant effect on the Company's financial position or results of operations.

Accounting for Derivative Instrument and Hedging Activities -- In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company has not evaluated the effects of this change on its financial position or results of operations.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)

3. PROPERTY AND EQUIPMENT (IN THOUSANDS):

                                                                 DECEMBER 31,
                                                                     1998
                                                                -------------
     Building and improvements ..............................     $    998
     Equipment ..............................................       87,523
     Furniture and fixtures .................................        2,248
     Less-accumulated depreciation and amortization .........       (4,386)
                                                                  --------
                                                                    86,383
                                                                  --------
     Construction in progress ...............................       21,565
                                                                  --------
                                                                  $107,948
                                                                  ========

4. LONG-TERM DEBT:

                                                                       AS OF            AS OF
                                                                     MARCH 31,       DECEMBER 31,
                                                                       1999              1998
                                                                 ----------------   -------------
                                                                  (IN THOUSANDS)
14% Senior Redeemable Discount Notes 2009, net of
 unamortized discount of $383.8 million ......................       $416,178           $   --
Bank Credit Facility, interest at Company's option, calculated on Administrative Agent's alternate base rate or
 reserve-adjusted London Interbank Offered Rate
 ("LIBOR") ...................................................        175,000               --
                                                                     --------           ------
                                                                     $591,178           $   --
                                                                     ========           ======


 Senior Redeemable Discount Notes


On January 29, 1999, the Company completed the issuance of Senior Redeemable Discount Notes due 2009 (the "Notes"). The aggregate accreted value of the Notes will increase from $406.4 million at issuance at a rate of 14%, compounded semi-annually to a final accreted value equal to a principal amount at maturity of $800 million. Thereafter, the Notes bear interest at a rate of 14% per annum payable semi-annually in arrears.


The Notes represent senior unsecured obligations of the Company, and rank equally in right of payment to all existing and future senior unsecured indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Notes are effectively subordinated to (i) all secured obligations of the Company, including borrowings under the bank credit facility, to the extent of assets securing such obligations and (ii) all indebtedness including borrowings under the bank credit facility and trade payables of OPCO.

The indenture contains certain covenants that limit, among other things, the ability of the Company to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments, (ii) incur additional indebtedness or issue preferred equity interests, (iii) merge, consolidate or sell all or substantially of its assets, (iv) create liens on assets, and (v) enter into certain transactions with affiliates or related persons. As of March 31, 1999, the Company was in compliance with applicable covenants.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)

The Notes are redeemable at the option of the Company, in whole or in part, any time on or after February 1, 2004 in cash at the redemption price on that date, plus accrued and unpaid interest and liquidated damages if any, at the date of liquidation. In addition, prior to February 1, 2002, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of Notes originally issued at a redemption price equal to 114% of the accreted value at that date, plus accrued and unpaid interest and liquidated damages if any, with the net cash proceeds of one or more public equity offerings; provided that at least 65% of the aggregate principal amount at maturity of Notes originally issued remain outstanding immediately after the occurrence of such redemption.

 Bank Credit Facility

On January 29, 1999, the Company, through OPCO, entered into a credit facility (the "Facility") with a syndicate of banks and other financial institutions led by Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ"). Effective January 29, 1999, DLJ also holds an equity investment in the Company. The Facility includes a $175 million term loan facility and initially, a $100 million revolving credit facility. The term loan facility has a maturity of nine years. The revolving credit facility terminates eight years from the initial funding of the Facility.


The Facility bears interest, at the option of the Company, at the Administrative Agent's alternate base rate or reserve-adjusted LIBOR plus, in each case, applicable margins. The applicable margin for the term loan facility is 4.75% over LIBOR and 3.75% over the base rate. For the revolving credit facility, the initial applicable margin is 4.25% over LIBOR and 3.25% over the base rate until consolidated EBITDA as adjusted is positive at which time the applicable margin will be initially 4.0% over LIBOR and 3.0% over the base rate and thereafter will be determined on the basis of the ratio of total debt to annualized EBITDA as adjusted and will range between 2.25% and 3.75% over LIBOR and between 1.25% and 2.75% over the base rate.

The Company pays a commitment fee calculated at a rate equal to 2.00% per annum, calculated on the daily average unused commitment under the revolving credit facility (whether or not then available). Such fee will be payable quarterly in arrears. The commitment fee is subject to reduction based on utilization of the revolving credit facility.

Prior to the date on which the Company's portion of the Digital Mobile Network is substantially complete and operations and services are offered to customers over a minimum coverage area, loans under the revolving credit facility will be made subject to satisfaction of certain financial covenants and certain build-out covenants.


The term loan facility is subject to mandatory prepayment: (i) with 100% of the net cash proceeds from the issuance of debt, subject to certain exceptions,
(ii) with 100% of net cash proceeds of asset sales, subject to certain exceptions, (iii) with 50% of the Company's excess cash flow (as defined), and
(iv) with 50% of the net cash proceeds from the issuance of equity.

The Company's obligations under the Facility are secured by a first-priority perfected lien on (i) all property and assets, tangible and intangible, of the Company's subsidiaries including a

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)

pledge of the capital stock of all the Company's subsidiaries. The Company and its subsidiaries guarantee the obligations of OPCO under the Facility. Such guarantee will only be recourse to the Company's pledge of all of the outstanding capital stock of the Company's subsidiaries to secure the obligations of the Company under the Facility.

The Facility contains covenants and restrictions on the ability of the Company to engage in certain activities, including but not limited to: (i) limitations on the incurrence of liens and indebtedness, (ii) restrictions on sale lease-back transactions, consolidations, mergers, sale of assets, capital expenditures, transactions with affiliates and investments, and (iii) severe restrictions on dividends, and other similar distributions.


Additionally, the Facility also contains financial covenants requiring the Company to maintain certain defined ratios of senior debt and total debt to EBITDA as adjusted as defined by the Facility; a minimum interest coverage ratio; a minimum fixed charge coverage ratio; a maximum leverage ratio; and minimum service revenues, subscriber units and covered population equivalents. As of March 31, 1999, the Company was in compliance with all of its required covenants.


 Future Maturities of Long-Term Debt

Based on the debt issued on January 29, 1999, as discussed above, for the years subsequent to December 31, 1998, scheduled annual maturities of long-term debt outstanding as of December 31, 1998, under existing long-term debt agreements are as follows (in thousands):

                                                AS OF
                                             DECEMBER 31,
                                                 1998
                                            -------------
     1999 ...............................    $       --
     2000 ...............................            --
     2001 ...............................            --
     2002 ...............................            --
     2003 ...............................         1,312
     Thereafter .........................       973,688
                                             ----------
                                                975,000
     Less--Unamortized discount .........      (393,624)
                                             ----------
                                             $  581,376
                                             ==========

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)

5. INCOME TAXES:


Deferred tax assets and liabilities consist of the following and are presented as if Nextel Partners holding company, which was incorporated in 1998 to serve as the parent company of the Nextel Carve-Out, had conducted operations in 1998 (in thousands):


                                                     AS OF
                                               DECEMBER 31, 1998
                                              ------------------
   Deferred tax assets:
    Operating loss carryforwards ..........        $ 14,731
    Valuation allowance ...................          (8,182)
                                                   --------
                                                      6,549
                                                   --------
   Deferred tax liabilities:
    Property, plant and equipment .........          (6,097)
    Other .................................            (452)
                                                   --------
                                                     (6,549)
                                                   --------
   Net deferred tax liability .............        $     --
                                                   ========


At December 31, 1998, the Company would have had approximately $39.8 million of consolidated net operating loss ("NOL") carryforwards for federal income tax purposes expiring through 2018. The Company would have recorded a valuation allowance of approximately $8.2 million for 1998 because available objective evidence would have created sufficient uncertainty regarding the realization of the net deferred tax assets. Such factors primarily would have included anticipated recurring operating losses resulting from the development of the Company's business. On a stand-alone Company basis, ignoring the tax effects of the Nextel Carve-Out whose tax impacts will be included in the consolidated tax return of Nextel for the year ended December 31, 1998 and for the period through January 29, 1999, and given that the Company had no actual operations in 1998, the Company would have reported a deferred tax asset of $1.5 million, a deferred tax liability of $400,000 off set by a valuation allowance on the net deferred tax asset of $1.1 million. The Company prior to January 29, 1999, had no operations on a stand-alone basis. As a result, the Company capitalized and amortized over future periods for tax purposes costs incurred by the Company prior to January 29, 1999, which were expensed for financial reporting purposes resulting in the deferred tax asset. The Company, on a stand-alone basis, did not generate any NOL for the year ended December 31, 1998.


The difference between the statutory tax rate of approximately 37% (35% federal and 2% state, net of federal benefits) and the tax benefit of zero disclosed above by the Company is primarily due to the Company's full valuation allowance against the net deferred tax assets. The Company's ability to utilize the NOL in any given year may be limited by certain events, including a significant change in ownership interest.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)

6. COMMITMENTS AND CONTINGENCIES:


 Operating Lease Commitments

The Company leases various equipment and office facilities under operating leases. Leases for antenna sites are typically five years with renewal options. Office facilities and equipment other than antenna sites are leased under agreements with terms ranging from one month to 20 years. The leases normally provide for the payment of minimum annual rentals and certain leases include provisions for renewal options of up to five years.

For years subsequent to December 31, 1998, future minimum payments for all operating lease obligations that have initial noncancellable lease terms exceeding one year are as follows (in thousands):

  1999 ....................   $ 5,798
  2000 ....................     5,850
  2001 ....................     5,618
  2002 ....................     4,976
  2003 ....................     2,551
  Thereafter ..............     5,271
                              -------
                              $30,064
                              =======


Total rental expense was approximately $3 million for the year ended December 31, 1998.


 Regulatory Matters

The FCC issues Specialized Mobile Radio ("SMR") licenses on both a site-specific and wide-area basis. Each license enables SMR carriers to provide service either on a site-specific basis, in specific 800 MHz Economic Areas ("EA") or 900 MHz Metropolitan Trading Areas ("MTA") in the U.S. Currently, SMR licenses are issued for a period of 10 years, and are subject to certain construction and operational requirements.


Pursuant to the Facility, until FCC approval of the ownership transfer, the Company has established a cash collateral account in which it maintains a balance equal to amounts outstanding under the Facility. Failure of the Company to obtain such FCC approval prior to January 29, 2000, would constitute an event of default under the Facility and any indebtedness outstanding thereunder may be accelerated. The FCC has routinely granted license renewals providing the licensees have complied with applicable rules, policies and the Communications Act of 1934, as amended. The Company believes that it has met and will continue to meet all requirements necessary to secure the retention and renewal of its SMR licenses subsequent to the FCC approved transfer of the licenses from Nextel.


7. CAPITAL STOCK AND STOCK RIGHTS:

Pursuant to the Restated Certificate of Incorporation, the Company has the authority to issue 170 million shares of capital stock, divided into five classes as follows: (i) 100 million

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)


shares of Common Stock, par value, $.001 per share; (ii) 25 million shares of Series A Convertible Preferred Stock, par value $.001 per share ("Series A Preferred Stock"); (iii) 25 million shares of Series B Redeemable or Convertible Preferred Stock, par value $.001 per share ("Series B Preferred Stock"); (iv) 15 million shares of Series C Convertible Preferred Stock, stated value $.001 per share ("Series C Preferred Stock"); and (v) 5 million shares of Series D Convertible Preferred Stock, par value, $.001 per share ("Series D Preferred Stock").


The following is a summary description of the Company's capital stock.

 Common Stock

The holders of Common Stock are entitled to one vote per share on all matters submitted for action by the shareholders. There is no provision for cumulative voting with respect to the election of directors. Holders of Common Stock are entitled to share equally, share for share, if dividends are declared on Common Stock, whether payable in cash, property or securities.

Class A Common Stock -- Under certain circumstances, shares of Class A Common Stock and securities convertible into Class B Common Stock (other than Class B Common Stock) are callable at the option of Nextel or may be put to Nextel at the option of the holders.


Under the Joint Venture Agreement (as defined in Note 9), the Company has the right to extend its build-out of the Digital Mobile Network to include option markets within a specified time period. If the Company does not elect to construct option markets covering a specified number of people prior to the expiration of such period, or upon its earlier merger or consolidation with another entity or sale of all or substantially all of our assets, the Company is obligated to purchase from Eagle River and each of the management shareholders, and Eagle River and each of the management shareholders is obligated to sell, at $0.01 per share up to 200,200 shares of Class A Common Stock, representing 12.6% of the shares that Eagle River and such management shareholders purchased from the Company on November 20, 1998.


Class B Common Stock -- Shares of Class B Common Stock are convertible at any time at the option of the holder into an equal number of shares of Class A Common Stock.

 Preferred Stock

Ranking -- With respect to rights on liquidation, dissolution or winding up the order of preference is as follows:

   1.  the Series B Preferred Stock;

   2.  the Series A Preferred Stock;

   3.  the Series C and Series D Preferred Stock

   4.  the Class A and Class B Common Stock

The holders of the Series A and Series C Preferred Stock are entitled to vote on an as converted basis on all matters submitted for action by the shareholders. Series D and

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)

Series B Preferred Stock do not have any voting rights other than to approve mergers or consolidations adverse to the rights of holders of such securities. The holders of Series A, Series C and Series D Preferred Stock are entitled to share equally, share for share on an as converted basis, if dividends are declared on Common Stock, whether payable in cash, property or securities.

Series A Preferred Stock -- Each share of Series A Preferred Stock is convertible into one share of Class A Common Stock at any time.


Series B Preferred Stock -- The Series B Preferred Stock is subject to mandatory redemption by the Company 375 days after the stated maturity of the Notes. The price for redemption will be the liquidation value, which accretes at an annual rate of 12% from the date of issuance. The Company may elect under certain circumstances to pay the redemption price by issuing Series C Preferred Stock for each share of Series B Preferred Stock so redeemed as long as an IPO has not occurred. The Series B Preferred Stock is subject to voluntary redemption. The Series B Preferred Stock is subject to voluntary redemption for cash at the Company's option at any time at its then current liquidation value.



Series C Preferred Stock and Series D Preferred Stock -- Each share of Series C and Series D Preferred Stock is convertible into one share of Class B Common Stock at any time.

 Common Stock Reserved for Issuance

As of the closing of the Capitalization Transactions, the Company had reserved Common Stock for future issuance as detailed below.

       Preferred Stock conversion rights ..........  30,589,971
       Warrants outstanding .......................     405,710
       Employee options outstanding ...............     262,000
       Employee options available for grant .......   1,795,222
                                                     ----------
       Total ......................................  33,052,903
                                                     ==========

8. STOCK AND EMPLOYEE BENEFIT PLANS:

 Restricted Stock Purchase Plan


Pursuant to the Company's Restricted Stock Purchase Plan (the "Plan"), in 1998, the Company issued 1,462,499 shares of Class A Common Stock, to senior managers of the Company and 126,389 shares of Class A Common Stock to Eagle River at $.01 per share. Pursuant to the Plan, the shares issued to senior managers vest over a four-year period based on the passing of time and based on certain Company performance goals related to revenue, EBITDA as adjusted and the successful build-out of the Company's Network. As of December 31, 1998, 446,547 shares were considered fully vested, including the 126,389 shares issued to Eagle River which vested immediately upon issuance. Compensation expense recognized by the Company, which accounts for the Plan using variable accounting, for the three month period ended March 31, 1999 and for the year ended December 31, 1998 was approximately $641,000 and $447,000, respectively.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)

 Stock Option Grant


On January 29, 1999, pursuant to an employment agreement entered into by the Company and an officer of the Company, the Company issued 35,000 options for the Company's unrestricted Class A Common Stock with an exercise price of $10.00 per share which was more than the estimated fair value at that time ($7.50 per share). These options vested immediately. The agreement provides that the Company will be required to purchase the unexercised options on the fourth anniversary for an aggregate purchase price of $500,000 if directed to do so by the officer. Beginning with the period after January 29, 1999, the date of issuance of these shares, the Company will recognize compensation expense on a straight-line basis over the four year life of the put contract (up to a maximum of $500,000) adjusted for actual exercises, if any, by the executive.


 Officer Note Receivable

On January 29, 1999, the Company advanced $2.2 million to an officer of the Company. The note does not bear interest and is collateralized by proceeds of the loan and the restricted stock of the officer and is due on January 29, 2003. The advance was made to the same officer to whom the stock option grant discussed in the previous paragraph was made. The advance was a separate arrangement not related to the stock option grant discussed above.

 Employee Benefit Plan

The Company has a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code covering all eligible officers and employees. The Company provides a matching contribution of $0.50 for every $1.00 contributed by the employee up to 4% of each employee's salary. Such contributions were approximately $50,000 for the year ended December 31, 1998. At December 31, 1998, the Company had no other pension or postemployment benefit plans.

9. RELATED PARTY TRANSACTIONS:


Prior to January 29, 1999, Nextel and Eagle River funded the operations of the Company and accordingly all transactions were considered to be related party transactions. On January 29, 1999, the Company reimbursed Nextel and Eagle River $1.5 million and $1.2 million for operating advances previously made to the Company. Additionally, the Company made a return of capital payment to Nextel of $130.9 million representing the reimbursement of net operating expenses of $15.1 million and capital expenditures of $115.8 million incurred by the Nextel Carve-Out operations prior to January 29, 1999. As of December 31, 1998, total amounts owed to Nextel as a return of capital and for reimbursement of net operating expenses and operating advances was $130.9 million. As of December 31, 1998, total amounts owed to Eagle River for operating advances made to the Company was $1.0 million.


 Motorola Purchase Agreements

Pursuant to the equipment purchase agreements between Partners and Motorola, and prior to the Capitalization Transactions, purchase agreements between Nextel and Motorola dated

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)

January 29, 1999, Motorola provided the iDEN infrastructure and subscriber handset equipment to Partners throughout its markets (such equipment purchase agreements, are referred to herein as the "Equipment Purchase Agreements"). The Company expects to rely on Motorola for the manufacture of a substantial portion of the equipment necessary to construct its Digital Mobile Network and handset equipment for the foreseeable future. The Equipment Purchase Agreements govern Partners' rights and obligations regarding purchases of system infrastructure equipment manufactured by Motorola and others.

For the three month period ended March 31, 1999 and the year ended December 31, 1998, the Company purchased approximately $1.7 million (unaudited) and $47.5 million, respectively, of infrastructure and other equipment, handsets, warranties and services from Motorola. As of December 31, 1998 and March
31, 1999, the Company did not owe any amounts to Motorola for the purchase of equipment.


 The Joint Venture Agreement

The Company, OPCO and a wholly owned subsidiary of Nextel ("Nextel Sub") entered into a joint venture agreement (the "Joint Venture Agreement") dated January 29, 1999. Summarized below are several of the important terms of the Joint Venture Agreement.

Build-Out -- The Company is bound to certain operational obligations, including meeting the construction requirements set forth in an agreed-upon minimum build-out plan, ensuring compatibility of the Company's systems with the Nextel Digital Mobile Network, offering certain core service features with respect to its systems (including upgrading its system to comply with future Nextel standards) and causing the Company's systems to comply with Nextel's iDEN quality standards.

Acquisition of Licenses -- Nextel has transferred SMR licenses to Nextel WIP License Corp. (a Delaware corporation and currently a wholly owned subsidiary of Nextel). Upon approval of the FCC, Nextel will transfer the stock of Nextel WIP License Corp. to Partners. These licenses will allow the Company to provide wireless communication service to customers in 39 mid-sized and smaller markets throughout the United States.

Nextel Vendor Relationships -- If requested by the Company, Nextel Sub has agreed to use reasonable efforts to assist the Company in obtaining access to many of the goods and services available through Nextel's vendors with whom the Company is negotiating for the purpose of obtaining equipment as well as advertising, media buying, telemarketing and related services.

Nextel Approval Rights -- Subject to Nextel maintaining a certain percentage ownership in Partners, and without the approval of Nextel Sub, the Company may not (i) make a material change in the technology used in its business, (ii) dispose of all or substantially all of its assets or (iii) prior to the occurrence of certain specified events, broaden the scope of its business beyond the limits provided for in the Joint Venture Agreement.

Exclusivity -- Nextel Sub has agreed, on behalf of Nextel and its affiliates, that during the term of the Joint Venture Agreement, Nextel and its affiliates will not provide digital

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)

wireless communication services within the Company's territory (the "Territory") using 800 MHz frequencies. Nextel and its affiliates may continue to provide analog 800 MHz service in the Territory provided that such analog service is not offered under any of the trademarks licensed to the Company under the parties Trademark License Agreement and do not involve the use of iDEN or other digital transmission technology. In addition, Nextel and its affiliates may offer digital services in the Territory using non-800 MHz frequencies provided that these services are not offered under the licensed trademarks and do not offer interconnection with landline telecommunication providers. Nextel may engage in national advertising (including print, television, radio and Internet), promotions and sponsorships to promote Nextel service, but will coordinate with the Company to ensure that customers in the Company service areas adjacent to Nextel service areas do not switch between Nextel and Company territories. Nextel may continue to service national accounts, accounts with virtual private networks and national indirect distributors within the Territory.

Standard of Care -- Nextel Sub (on behalf of Nextel and its affiliates) has agreed to provide services to the Company at the same level that such services are provided to subsidiaries of Nextel and not to discriminate between the Company and subsidiaries of Nextel with respect to providing such services. In the event that Nextel Sub (on behalf of Nextel and its affiliates) has agreed to provide services to the Company that are not provided to subsidiaries of Nextel, Nextel Sub will only be liable in cases of gross negligence or willful misconduct in the provision of such services.

Marketing, Advertising, Pricing, etc. -- The Company is generally required to adhere to Nextel standards for pricing structure, advertising, promotions, customer care, telemarketing and related activities.


Back Office/MIS Services -- Nextel provides the Company access to certain back office and information systems platforms on an ongoing basis, as more fully described in the Joint Venture Agreement. The Company pays to Nextel a fee, based on Nextel's cost, for these services. For the three month period ended March 31, 1999, the Company was charged approximately $45,000 for these services.


Trademark License Agreement -- Pursuant to a trademark license agreement (the "Trademark License Agreement"), Nextel Sub has granted OPCO a non-exclusive license to use certain trademarks and other intellectual property (the "Licensed Marks") that are now or in the future may be used by or licensed to Nextel.


The Trademark License Agreement allows OPCO to sublicense the Licensed Marks solely to its wholly owned subsidiaries and to authorized dealers of OPCO in connection with the marketing, promotion and sale of OPCO services, and the marketing, promotion and sale of certain equipment to be used by OPCOs customers. OPCO is obligated to pay royalties to Nextel Sub for its use of the Licensed Marks, beginning on a date (the "Royalty Commencement Date") that is the latter of January 1, 2002 or the first day of the month after the Company has achieved two consecutive fiscal quarters of positive EBITDA as adjusted. After the Royalty Commencement Date and through December 31, 2004, the royalty will be equal to 0.5% of gross monthly service revenues, and will equal 1% of the gross monthly service revenues from January 1, 2005 and thereafter.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)

Either OPCO or Nextel Sub is allowed to, at any time upon or following the termination of the Joint Venture Agreement, terminate the Trademark License Agreement, and Nextel Sub is entitled to seek to terminate the Trademark License Agreement upon the occurrence of certain material defaults under the Joint Venture Agreement, even if the Joint Venture Agreement and other Operating Agreements remain in effect. Termination of the Trademark License Agreement requires, among other things, that OPCO discontinue use of the Licensed Marks as part of its corporate, assumed or trade name.

Roaming Agreement -- Pursuant to a roaming agreement (the "Roaming Agreement") entered into between Nextel Sub and OPCO, Nextel Sub and OPCO provide ESMR service to subscribers of the other (in either case, the "Home Service Provider") while such subscribers are out of the Home Service Provider's territory and roaming in the territory of the other (in either case, the "Remote Service Provider"). Under the Roaming Agreement, each Home Service Provider is responsible for billing its own subscribers and designated users for roaming usage in accordance with its own subscriber plans and service agreements. The Roaming Agreement provides that each party pays the others monthly roaming fees in an amount based on the actual system minutes generated by the respective subscribers of each Home Service Provider operating as authorized roamers in the Remote Service Provider's territory. For the three month period ended March 31, 1999, the Company earned approximately $7,500 from Nextel customers roaming on the Company's system and was charged approximately $3,300 for the Company's customers roaming on Nextel's system.


Frequency Management Agreement -- Pending FCC approval of the Company's acquisition of SMR licenses from Nextel, its right to utilize those frequencies are governed by the Frequency Management Agreement. The Frequency Management Agreement entitles the Company to utilize those licenses without the payment of a management fee or other charge throughout the term of the Frequency Management Agreement. The Frequency Management Agreement obligates the Company to, among other things, comply with all applicable FCC rules and regulations governing the licenses underlying the managed frequencies and with various standards and criteria established by Nextel relating to the construction, implementation and operation of the Digital Mobile Network. Pending FCC approval of the license transfer, Nextel Sub will represent the Company before the FCC with respect to any matters relating to the managed frequencies. The Frequency Management Agreement will terminates upon FCC approval of the license transfer.

Master Site Lease Agreement -- OPCO will lease from Nextel Sub, under a master site lease agreement entered into between them (the "Master Site Lease"), telecommunications towers and sites and space on telecommunications towers, which are owned or leased by affiliates of Nextel Sub in the Territory. Pursuant to the Master Site Lease, as the network build-out progresses, additional sites will become subject to the Master Site Lease. OPCO will pay Nextel Sub monthly rental payments based on the number of telecommunication towers leased by OPCO. For the three month period ended March 31, 1999, the Company was charged approximately $94,000 by Nextel under these arrangements.

The Master Site Lease, and each site lease thereunder, has an initial term of five years, renewable at OPCO's option for up to nine additional terms of five years. Either OPCO or

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)


Nextel Sub is allowed to, at any time upon or following the termination of the Joint Venture Agreement, terminate the Master Site Lease. Neither party is permitted to assign or transfer the Master Site Lease or any of its rights or obligations thereunder without the consent of the other, except that Nextel Sub will be entitled to assign or transfer the Master Site Lease to any affiliate or any tower aggregator.


Transition Services Agreement -- Nextel Sub, through its affiliates, provides certain services to OPCO for a limited period under a transition services agreement entered into between OPCO and Nextel (the "Transition Services Agreement"). Under the Transition Services Agreement, certain accounting, payroll, customer care, purchasing, human resources and billing functions are made available to OPCO. In return for the services received through Nextel, OPCO pays monthly fees to Nextel based on Nextel's cost. For the three month period ended March 31, 1999, the Company was charged approximately $327,000 for these services.

The services provided under the Transition Services Agreement have different variable terms agreed to by OPCO and Nextel Sub. OPCO has the sole discretion to terminate its use of any services covered by the Transition Services Agreement before the end of any term of service. The parties contemplate that in the event OPCO desires to purchase any services from Nextel Sub following the expiration of the Transition Services Agreement, Nextel Sub may, at its election, agree to provide certain services to OPCO on an arm's length basis, at prices to be agreed upon.

Switch Sharing Agreement -- Nextel, through its affiliates, provides certain telecommunications switching services to OPCO pursuant to a switch sharing agreement entered into between Nextel Sub and OPCO (the "Switch Sharing Agreement"). The Switch Sharing Agreement permits OPCO to link cell sites to and electronically access certain switching equipment used and maintained by affiliates of Nextel in the operation of Nextel's Digital Mobile Network, which facilitates OPCO provision of ESMR service to the Company's subscribers. Under the Switch Sharing Agreement, OPCO pays Nextel Sub monthly switching fees based on a pricing formula agreed to by the parties based on Nextel's cost of providing such services in the year 2001. For the three month period ended March 31, 1999, the Company was charged approximately $224,000 for these services.


Agreement Limiting Liability and Recourse to Nextel -- Pursuant to the terms of an agreement (the "Limitation on Liability and Recourse Agreement") entered into by Nextel and the Company, the maximum cumulative, aggregate cash liability of Nextel and its controlled affiliates (other than Nextel Sub) for any and all actual or alleged claims or causes of action arising in connection with any aspect of the agreements governing or otherwise relating to the operating agreements will be capped at $200 million. The cap amount will be reduced, dollar for dollar, by the cumulative, aggregate amount that Nextel and its controlled affiliates have advanced, expended or otherwise provided to or for the benefit of Nextel Sub to enable Nextel Sub to perform its obligations relating to the Operating Agreements. Among other things, the Limitation on Liability and Recourse Agreement also provides that Nextel will have no obligation to pay any sum to the Company if the Company has not

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999
                    (AMOUNTS AS OF AND FOR THE PERIODS ENDED
                    MARCH 31, 1999 AND 1998 ARE UNAUDITED)

pursued and exhausted all remedies available to the Company in connection with any relevant claim or cause of action. The Limitation on Liability and Recourse Agreement will survive the expiration or termination of any and all of the agreements governing or otherwise relating to the operating agreements.


DLJMB Affiliation with Initial Purchaser/Bank Syndicate -- DLJ Capital, an affiliate of DLJ Merchant Banking, has received customary fees and reimbursement of expenses in connection with the arrangement and syndication of the Facility and as a lender thereunder. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), which is also an affiliate of DLJ Merchant Banking, has acted as a financial advisor to the Company, as an arranger under the Facility and as an initial purchaser in the Notes offering. The aggregate amount of all fees paid to the DLJ entities in connection with the Capitalization Transactions was approximately $14.7 million. The Company and its affiliates may from time to time enter into other investment banking relationships with DLJSC or one of its affiliates pursuant to which DLJSC or its affiliate will receive customary fees and will be entitled to reimbursement of reasonable disbursements and out-of-pocket expenses incurred in connection therewith. The Company expects that any such arrangement will include provisions for the indemnification of DLJSC against certain liability, including liabilities under the federal securities laws.


 Payable to Nextel and Eagle River


Prior to the Capitalization Transactions discussed in Note 2, the Company had limited financial resources. As a result, to fund the operations of the Company prior to the Capitalization Transactions, Nextel and Eagle River advanced the Company $3.4 million (as of December 31, 1998) to cover its costs during the period. These advances did not bear interest and were repaid in majority on January 29, 1999. As of March 31, 1999 the Company owed Nextel and Eagle River $12.9 million under the same terms discussed above.


10: VALUATION AND QUALIFYING ACCOUNTS (IN THOUSANDS):

                                                                                            BALANCE
                                              BEGINNING     COSTS AND                         AT
                                              OF PERIOD      EXPENSES     WRITE-OFFS     END OF PERIOD
                                             -----------   -----------   ------------   --------------
Year ended December 31, 1998
 Allowance for doubtful accounts .........       $ --          $254           $--            $254
                                                 ====          ====           ===            ====

                   INDEX TO PRO FORMA UNAUDITED CONSOLIDATED
                              FINANCIAL STATEMENTS


                                                                       PAGE
                                                                      -----
Pro Forma Unaudited Consolidated Statement of Operations for
 the three month period ended March 31, 1999 and for the year
 ended December 31, 1998 ..........................................   P-3

Notes to Pro Forma Unaudited Consolidated Statement of
 Operations for the three month period ended March 31, 1999 and for
 the year ended December 31, 1998 .................................   P-4

                       PRO FORMA UNAUDITED CONSOLIDATED
                              FINANCIAL STATEMENTS


     The Pro Forma Unaudited Consolidated Statement of Operations for the three month period ended March 31, 1999 and for the year ended December 31, 1998 gives effect to the issuance of the senior redeemable discount notes and the application of $130.9 million of the net proceeds therefrom representing the return of capital dividend payment made to Nextel on January 29, 1999 as if they had occurred on the first day of such period. The Company raised approximately $633.5 million in gross cash proceeds on January 29, 1999 through cash equity investments of $52.1 million, borrowings on the bank credit facility of $175.0 million and the issuance of senior discount notes of approximately $406.4 million. Since cash is not fungible, the Company was not able to determine which source of cash actually paid the dividend for purposes of the preparation of these Pro Forma Unaudited Consolidated Financial Statements. The Company has assumed that the proceeds of the senior discount notes were utilized, as this source of funds carries the highest interest rate currently.


     The Pro Forma Unaudited Consolidated Financial Statements have not been audited by the independent auditors of the Company and are intended for informational purposes only and are not necessarily indicative of the future financial position or future results of operations of the Company or of the financial position or the results of operations of the Company that would have been realized had the issuance of the preferred stock, the bank credit facility, issuance of the senior redeemable discount notes, and the application of the net proceeds therefrom occurred as of the dates presented.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES
            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


                                   THREE MONTH PERIOD ENDED MARCH 31, 1999                YEAR ENDED DECEMBER 31, 1998
                               ------------------------------------------------ ------------------------------------------------
                                    NEXTEL          PRO FORMA                        NEXTEL           PRO FORMA
                                PARTNERS, INC.     ADJUSTMENTS        TOTALS     PARTNERS, INC.      ADJUSTMENTS       TOTALS
                               ---------------- ----------------- ------------- ---------------- ------------------ ------------
Operating revenues:
  Service revenues ...........    $   3,493        $      --        $   3,493      $   3,745        $       --       $   3,745
  Equipment revenues .........          811               --              811          1,564                --           1,564
                                  ---------        ---------        ---------      ---------        ----------       ---------
Total revenues ...............        4,304               --            4,304          5,309                --           5,309
                                  ---------        ---------        ---------      ---------        ----------       ---------
Operating expenses:
  Cost of service
   revenues ..................        3,106               --            3,106          6,108                --           6,108
  Cost of equipment
   revenues ..................        1,718               --            1,718          2,935                --           2,935
  Selling, general and
   administrative ............        5,231               --            5,231         13,531                --          13,531
  Deferred
   compensation ..............          641               --              641            447                --             447
  Depreciation and
   amortization ..............        2,515               --            2,515          4,586                --           4,586
                                  ---------        ---------        ---------      ---------        ----------       ---------
Total operating
expenses .....................       13,211               --           13,211         27,607                --          27,607
                                  ---------        ---------        ---------      ---------        ----------       ---------
Loss from operations .........       (8,907)              --           (8,907)       (22,298)               --         (22,298)
Interest expense .............      (12,529)          (1,585)(3)      (14,114)            --           (20,020)(1)     (20,020)
Interest income ..............        4,013               --            4,013             --                --              --
                                  ---------        ---------        ---------      ---------        ----------       ---------
Loss before income tax
provision ....................      (17,423)          (1,585)         (19,008)       (22,298)          (20,020)        (42,318)
Income tax provision .........           --               -- (2)           --             --                -- (2)          --
                                  ---------        ---------        ---------      ---------        ----------       ---------
Net loss .....................    $ (17,423)       $  (1,585)       $ (19,008)     $ (22,298)       $  (20,020)      $ (42,318)
                                  =========        =========        =========      =========        ==========       =========


See accompanying notes to pro forma unaudited consolidated financial statement.

                         NOTES TO PRO FORMA UNAUDITED
                     CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1999 AND THE YEAR ENDED DECEMBER 31, 1998

1) To reflect (i) accretion of $19.6 million in non-cash interest expense associated with the 14% Senior Discount Notes whose proceeds were assumed to have been used to pay a return of capital dividend to Nextel of $130.9 million, and (ii) an estimated $0.5 million of amortization of deferred financing costs associated with the Company's 14% Senior Discount Notes.

2) No benefit for income tax has been recorded as the Company has determined that a full valuation allowance is required.

3) To reflect (i) $1.5 million in non-cash interest on the accretion associated with the 14% Senior Discount Notes and (ii) $0.1 million of amortization of deferred financing costs.

================================================================================
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION TO YOU THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT UNDER ANY CIRCUMSTANCES ASSUME THAT THE INFORMATION
IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS.

                      -----------------------------------



================================================================================

================================================================================

                                  $800,000,000


                               Offer to Exchange
                           14% Senior Discount Notes
                                   due 2009
                           that have been registered
                                   under the
                            Securities Act of 1933
                                for outstanding
                           14% Senior Discount Notes
                                   due 2009


                 --------------------------------------------
                              P R O S P E C T U S
                               DATED     , 1999
                 --------------------------------------------

                       [NEXTEL PARTNERS INC LOGO OMITTED]




================================================================================

                                    PART II



ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Delaware corporation. In its restated certificate of incorporation, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director will personally receive a benefit in money, property or services to which the director is not legally entitled.

     The Company has also adopted indemnification provisions pursuant to
Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorney's fees) that such officer or director actually and reasonably incurred.

     The Company intends to enter into indemnification agreements with each of the Company's officers and directors.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS:

3.1*      Restated Certificate of Incorporation of the Company.
3.2*      Bylaws of the Company.
4.1*      Indenture, dated January 29, 1999, by and between the Company and The Bank of New
          York, as trustee, relating to the 14% Senior Discount Notes due 2009.
4.2*      Registration Rights, dated as of January 29, 1999, by and among the Company, Donaldson,
          Lufkin & Jenrette Securities Corporation, Barclays Capital Inc., First Union Capital Markets,
          BNY Capital Markets, Inc. and Nesbitt Burns Securities Inc.
4.3*      Credit Agreement, dated as of January 29, 1999, among Nextel Partners Operating Corp.,
          DLJ Capital Fund, Inc., The Bank of New York, Bank of Montreal and other financial institutions.
4.4*      Borrower Security and Pledge Agreement, dated as of January 29, 1999, by and between
          Nextel Partners Operating Corp. and Bank of Montreal.

    4.5*    Subsidiary Security and Pledge Agreement, dated as of January 29, 1999, by and among the subsidiaries of the Company and Bank of Montreal.
    4.6*    Parent Guaranty and Pledge Agreement, dated as of January 29, 1999, by and between the
            Company and Bank of Montreal.
    4.7*    Subsidiary Guaranty, dated as of January 29, 1999, by and among the subsidiaries of the
            Company and Bank of Montreal.
    5.1     Opinion of Willkie Farr & Gallagher.
    8.1     Opinion of Willkie Farr & Gallagher with respect to certain tax matters.
   10.1*    Purchase Agreement, dated January 22, 1999, by and among the Company, Donaldson,
            Lufkin & Jenrette Securities Corporation, Barclays Capital Inc., First Union Capital Markets,
            BNY Capital Markets, Inc. and Nesbitt Burns Securities Inc.
   10.2*    Shareholders' Agreement, dated as of January 29, 1999, among the Company and the shareholders named therein.
   10.3*    Joint Venture Agreement, dated as of January 29, 1999, by and among the Company, Nextel
            Partners Operating Corp., and Nextel WIP Corp.
   10.4*    Interim Management Agreement, dated as of January 29, 1999, by and between Nextel
            Partners Operating Corp. and Nextel WIP Corp.
   10.5*    Analog Management Agreement, dated as of January 29, 1999, by and between Nextel
            Partners Operating Corp. and Nextel WIP Corp.
   10.6*    Trademark License Agreement, dated as of January 29, 1999, by and between Nextel
            Partners Operating Corp. and Nextel WIP Corp.
   10.7*    Roaming Agreement, dated as of January 29, 1999, by and between Nextel Partners
            Operating Corp. and Nextel WIP Corp.
   10.8*    Switch Sharing Agreement, dated as of January 29, 1999, by and between Nextel Partners
            Operating Corp. and Nextel WIP Corp.
   10.9*+   Transition Services Agreement, dated as of January 29, 1999, by and between Nextel Partners
            Operating Corp. and Nextel WIP Corp.
   10.10+   iDEN (Registered Trademark)  Infrastructure Equipment Purchase Agreement, dated as of
            January 29, 1999, by and between Motorola, Inc. and Nextel Partners Operating Corp.
   10.11+   Subscriber Purchase and Distribution Agreement, dated as of January 29, 1999, by and between Motorola, Inc. and Nextel Partners Operating Corp.
   10.12*   Agreement Specifying Obligations of, and Limiting Liability and Recourse to, Nextel, dated as of January 29, 1999, among the Company, Nextel Partners Operating Corp. and Nextel
            Communications, Inc.
   10.13*   Asset and Stock Transfer and Reimbursement Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
   10.14*   Employment Agreement, dated as of January 29, 1999, between the Company and John
            Chapple.
   10.15*   Employment Agreement, dated as of January 29, 1999, between the Company and John
            Thompson.
   10.16*   Stock Option Agreement, dated as of January 29, 1999, between the Company and John
            Thompson.

10.17*      Non-negotiable Promissory Note, dated January 29, 1999, by John Thompson to the
            Company.
10.18*      1999 Nonqualified Stock Option Plan of the Company
10.19*      Form of Restricted Stock Purchase Agreement, dated as of November 20, 1998, between the
            Company and John Chapple, John Thompson, Daivd Thaler, David Aas, Perry Satterlee and
            Mark Fanning.
10.20*      Form of Amendment No. 1 to Restricted Stock Purchase Agreement, dated as of January 29,
            1999, between the Company and John Chapple, John Thompson, David Thaler, David Aas,
            Perry Satterlee and Mark Fanning.
10.21*      Employment Agreement, dated as of January 29, 1999, between the Company and David
            Aas.
10.22*      Employment Agreement, dated as of January 29, 1999, between the Company and Perry
            Satterlee.
10.23*      Employment Agreement, dated as of January 29, 1999, between the Company and David
            Thaler.
10.24*      Subscription and Contribution Agreement, dated as of January 29, 1999, among the Company and the Buyers named therein.
  12*       Ratio of Earnings to Fixed Charges.
  21*       Subsidiaries of the Company.
23.1        Consent of Arthur Andersen LLP.
23.2*       Consent of Willkie Farr & Gallagher (included in their opinions filed as Exhibits 5.1 and 8.1).
24.1*       Powers of Attorney (included on signature page to Registration Statement on Form S-4).
25.1*       Statement on Form T-1 of Eligibility of Trustee.
  27*       Financial Data Schedule.
99.1*       Form of Letter of Transmittal.
99.2*       Form of Notice of Guaranteed Delivery.
99.3*       Form of Letter to Clients.
99.4*       Form of Letter to Nominees.

----------
*     Previously filed.

+ Confidential portions omitted and filed separately with the Commission pursuant to an application for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.


     (B) FINANCIAL STATEMENT SCHEDULES:

     None.


ITEM 22. UNDERTAKINGS.

     Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the option of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-4 and has duly caused this Amendment No. 4 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on the 26 day of July, 1999.


                                        NEXTEL PARTNERS, INC.

                                        By: /s/ John Chapple
                                           ------------------------------------
                                           John Chapple
                                           Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




           SIGNATURE                          TITLE                   DATE
-------------------------------   ----------------------------   -------------
          /s/ John Chapple        President, Chief Executive     July 26, 1999
-----------------------------     Officer and Director
          John Chapple

                *                 Chief Financial Officer        July 26, 1999
-----------------------------     and Treasurer
          John D. Thompson

                *                 Director                       July 26, 1999
-----------------------------
         Timothy M. Donahue

                *                 Director                       July 26, 1999
-----------------------------
         Andrew H. Rush

                *                 Director                       July 26, 1999
-----------------------------
          Andrew E. Sinwell

                *                 Director                       July 26, 1999
-----------------------------
         Dennis M. Weibling


*By: /s/ John Chapple
     -------------------------
     John Chapple
     Attorney-in-Fact